AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 15, 2005


                           REGISTRATION NO. 333-116512
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                        POST-EFFECTIVE AMENDMENT NO. 7 TO


                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              ---------------------
                            NETSOL TECHNOLOGIES, INC.
                 (Name of small business issuer in its charter)

           Nevada                         2834                         95-4627685
(State or Other Jurisdiction      (Primary Standard                    (IRS Employer
of Incorporation                  Industrial Classification "SIC"      Identification Number)
or Organization)                    Code Number)

                              ---------------------
                        23901 Calabasas Road, Suite 2072
                               Calabasas, CA 91302
                              Phone: (818) 222-9195
                               Fax: (818) 222-9197
   (Address including the zip code & telephone number including area code, of registrant's principal executive office)

                                  NAEEM GHAURI
                             CHIEF EXECUTIVE OFFICER
                            NETSOL TECHNOLOGIES, INC.
                        23901 Calabasas Road, Suite 2072
                               Calabasas, CA 91302
                              Phone: (818) 222-9195
                               Fax: (818) 222-9197

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              ---------------------
                                   COPIES TO:

                              PATTI L. W. MCGLASSON
                                  MALEA FARSAI
                                 GENERAL COUNSEL
                            NETSOL TECHNOLOGIES, INC.
                        23901 Calabasas Road, Suite 2072
                               Calabasas, CA 91302
                              Phone: (818) 222-9195
                               Fax: (818) 222-9197
                               ------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                               ------------------

                         CALCULATION OF REGISTRATION FEE
------------------------------------------- ------------------- ------------------ --------------------- ----------------
TITLE OF EACH CLASS OF SECURITIES TO        NUMBER OF           PROPOSED           PROPOSED              AMOUNT OF
BE REGISTERED                               SHARES TO BE        MAXIMUM            MAXIMUM               REGISTRATION
                                            REGISTERED(1)       OFFERING           AGGREGATE             FEE
                                            (2)                 PRICE PER          OFFERING PRICE
                                                                SHARE(1)(2)
------------------------------------------- ------------------- ------------------ --------------------- ----------------
Shares of Common Stock, $.001 par              481,557             $2.20           $1,059,425.40           $124.69
value
------------------------------------------- ------------------- ------------------ --------------------- ----------------
Shares of Common  Stock,  $.001 par          1,235,469             $2.20           $2.718,031.80           $319.91
value, underlying warrants and
convertible debentures(3)
------------------------------------------- ------------------- ------------------ --------------------- ----------------
                       TOTAL                 1,717,026                             $3,777,457.20           $444.60
------------------------------------------- ------------------- ------------------ --------------------- ----------------


(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c).
(2) Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered such additional shares of common stock as may become issuable pursuant to anti-dilution provisions of the warrants.
(3) 590,308 of the shares are issuable upon exercise of the warrants and 645,161 of the shares upon conversion of the convertible debentures

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ] ------------------

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ] ------------------

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ] ------------------

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                 SUBJECT TO COMPLETION, DATED NOVEMBER 15, 2005


                                   PROSPECTUS


                        1,717,026 SHARES OF COMMON STOCK
                                       OF
                            NETSOL TECHNOLOGIES, INC.


This prospectus relates to the offering for resale of NetSol Technologies, Inc. common stock by certain selling stockholders, who will use this prospectus to resell their shares of common stock. The shares of common stock being offered include: shares of common stock acquired by the selling stockholders in a private placement of such shares by NetSol; shares of common stock underlying convertible debentures and warrants acquired by the selling stockholders in a NetSol private placement. Such warrants and convertible debentures have not been exercised or converted. In addition, certain shares of common stock were acquired by selling stockholders in settlement of litigation against NetSol and in exchange for settlement of a tax liability due by our subsidiary located in Pakistan. A number of shares underlying warrants were acquired pursuant to a placement agent agreement with the warrant holder. In this prospectus, we sometimes refer to the common stock as the securities. In this prospectus, the terms "NetSol," "we," or "us" will each refer to NetSol Technologies, Inc.


We will not receive any proceeds from sales of the shares of common stock by the selling stockholders.


Our common stock is traded on the NASDAQ SmallCap Market under the symbol "NTWK". The closing price of our common stock on November 10, 2005 was $1.91.


We will bear all expenses, other than selling commissions and fees, in connection with the registration and sale of the shares being offered by this prospectus.


      INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
                          FACTORS" BEGINNING ON PAGE 3

                              ---------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ---------------------


                                November 15, 2005

                                TABLE OF CONTENTS

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS                         1

PROSPECTUS SUMMARY                                                        1

RISK FACTORS                                                              4

USE OF PROCEEDS                                                           8

SELLING STOCKHOLDERS                                                      9

PLAN OF DISTRIBUTION                                                     12

LEGAL PROCEEDINGS                                                        15

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS             16

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT           18

DESCRIPTION OF SECURITIES                                                19

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES                                               19

DESCRIPTION OF BUSINESS                                                  20

MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS              22

DESCRIPTION OF PROPERTY                                                  51

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                           51

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS                 52

EXECUTIVE COMPENSATION                                                   53

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE                                      57

WHERE YOU CAN FIND MORE INFORMATION                                      57

FINANCIAL STATEMENTS                                                     F-1
EXHIBITS                                                                 48
UNDERTAKING                                                              50

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Plan of Operation," and "Description of Business" in this prospectus are forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "proposed," "intended," or "continue" or the negative of these terms or other comparable terminology. You should read statements that contain these words carefully, because they discuss our expectations about our future operating results or our future financial condition or state other "forward-looking" information. There may be events in the future that we are not able to accurately predict or control. Before you invest in our securities, you should be aware that the occurrence of any of the events described in these risk factors and elsewhere in this prospectus could substantially harm our business, results of operations and financial condition, and that upon the occurrence of any of these events, the trading price of our securities could decline and you could lose all or part of your investment. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, growth rates, levels of activity, performance, or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                               PROSPECTUS SUMMARY

      The following summary contains basic information about NetSol and this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. For a more complete understanding of the risks associated with investing in us, you should read the entire prospectus carefully, including the "Risk Factors" starting on page 4.

      We are an end-to-end information technology ("IT") and business consulting services provider for the lease and finance, banking and financial services industries. We operate on a global basis with locations in the U.S., Europe, East Asia and Asia Pacific. We help our clients identify, evaluate, and implement technology solutions to meet their most critical business challenges and maximize their bottom line. Our products include sophisticated software applications for the asset-based lease and finance industry. By utilizing our worldwide resources, we believe we are able to deliver high quality, cost-effective IT services, ranging from consulting and application development to systems integration and outsourcing. We have achieved the ISO 9001 and SEI (Software Engineering Institute) Capable Maturity Model ("CMM") Level 3 certifications. Additionally, through our IP Backbone, located in Karachi, Pakistan, we offer a package of wireless broadband services, which include high-speed Internet access, support and maintenance.

      Our subsidiary, Network Technologies Pvt. Ltd., a Pakistan Limited Company, ("NetSol PK"), develops the majority of our software. NetSol PK was the first company in Pakistan to achieve the ISO 9001 and SEI CMM Level 4 software development assessment. As maintained by the SEI, maturity levels measure the maturity of a software company's methodology that in turn ensures enhanced product quality resulting in faster project turn-a-round and a shortened time to market.

      During recent years, we have focused on developing software applications for the leasing and financial service industries. In late 2002, we launched a new suite of software products under the name LeaseSoft. The LeaseSoft suite is comprised of four major integrated asset based leasing/financing software applications. The suite, consisting of a Credit Application Creation System (LeaseSoft.CAC), a Credit Application Processing System (LeaseSoft.CAP), a Contract Activation & Management System (LeaseSoft.CAM) and a Wholesale Finance System (LeaseSoft.WFS), whether used alone or together, provides the user with an opportunity to address specific sub-domains of the leasing/financing cycle from the credit approval process through the tracking of the finance contract and asset.

      In February 2005, We acquired 100% of CQ Systems Ltd., an IT products and service company based in the UK. As a result of this acquisition, we have access to a broad European customer base using IT solutions complementary to NetSol's LeaseSoft product. We plan to leverage CQ Systems' knowledge base and strong presence in the Asset Finance market to launch LeaseSoft in the UK and continental Europe. CQ's strong sales and marketing capability would further help us gain immediate recognition and positioning for the LeaseSoft suite of products. CQ provides sophisticated accounting and administrative software, along with associated services, to leasing and finance companies located in Europe, Asia and Africa. The products include software modules for asset finance, consumer finance, motor finance, general finance and insurance premium finance. The modules provide an end-to-end contractual solution - from underwriting, contract administration and accounting, through asset disposal and remarketing. Customers include notable European companies such as Scania Finance GB, DaimlerChrysler Services, Broadcastle PLC, Bank of Scotland Equipment Finance and Deutsche Leasing Ltd. The acquisition closed on February 22, 2005 based on March 31, 2004 financial statements of CQ Systems Ltd. with the payment of approximately $1.7 million in cash and 675,292 shares of Company common stock based on a $2.46 per share cost basis. The final payment of consideration will be made after the completion of CQ's March 31, 2006 fiscal year end.

      With the acquisition of Pearl Treasury System, whose product offering is now referred to as InBanking(TM), we expand our menu of software into the banking and other financial areas. PTS was originally developed on two tier client server technologies and was designed to provide full process automation and decision support in the front, middle and back offices of treasury and capital markets operations. On an internal review of PTS post acquisition, it was decided to re-write the system within .NET technologies, bringing the system into the leading edge n-tier/browser-based environment. The project name for this program is InBanking(TM), and the Phase One deliverables are nearing completion. InBanking(TM) has more than 70 person years of development effort and $4 million already invested.

      We market our software products worldwide to companies primarily in the automobile finance, leasing and banking industries. In February 2003, we successfully implemented our LeaseSoft.CAM for Daimler Chrysler Singapore and received a fee in excess of $2 million. Some of our other customers include:
Mercedes Benz Finance - Japan; Yamaha Motors Finance - Australia; Tung-Yang Leasing Company Taiwan; Debis Portfolio Systems - UK; DaimlerChrysler Services - Australia; DaimlerChrysler Leasing - Thailand; DaimlerChrysler Services - Korea; UMF Leasing Singapore; and, DaimlerChrysler Services New Zealand. In addition, NetSol provides offshore development and customized I/T solutions to blue chip customers such as Citibank Pakistan, DCD Holding UK and Habib Allied Bank UK. With the acquisition of Altvia Technologies, Inc. (now NetSol USA) in June 2003, we believe we acquired, as clients, some of the most well known higher education and telecommunications associations based on the east coast of the United States. We are also a strategic business partner for DaimlerChrysler Services AG, which consists of a group of many companies, including some of the ones referred to above. We have recently added a few new customers such as TIG of the United Kingdom, AMF of Australia, Capital Stream from the United States and a few other in the US and Asia. Additionally, new strategic relationships were formed with Intel Pakistan and Hyundai IT of Korea.

      We were incorporated under the laws of the State of Nevada on March 18, 1997. Our principal executive offices are located at 23901 Calabasas Road, Suite 2072, Calabasas, California 91302. Our telephone phone number is (818) 222-9195 and our website address is http://www.netsoltek.com.

      This prospectus relates to the offering for resale of NetSol Technologies, Inc. common stock by the selling stockholders named in this prospectus, who will use this prospectus to resell their shares of common stock. The shares of common stock consist of shares of common stock, shares of common stock underlying convertible debentures and shares of common stock underlying warrants which were acquired by the selling stockholders in private placements and, those shares of common stock underlying warrants issued to the placement agent as compensation for services provided to NetSol in the aforementioned private placements, shares of common stock issued to a shareholder as settlement of litigation against NetSol, and shares issued to a selling stockholder who was issued shares in exchange for the settlement of a tax liability owed by our subsidiary located in Pakistan.. We will not receive any proceeds from sales of our common stock by the selling stockholders. For further information about the selling stockholders, see "Selling Stockholders."

                                  THE OFFERING



Common            This prospectus relates to the offering of 1,717,026 shares of
Stock Offered     our common stock, which may be sold from time to time by the selling stockholders named in this prospectus. Of the total amount offered, 645,161 shares of common stock are issuable upon the conversion of convertible debentures sold by NetSol in a private placement in March 2004 and 322,581 shares of common stock are issuable to such selling stockholders upon the exercise of warrants issued in connection with that placement; 386,362 shares of common stock were issued in a private placement which closed in May 2004, and 193,182 shares of common stock are issuable to the selling stockholders upon the exercise of warrants issued in connection with the private placement. Maxim Group LLC served as NetSol's placement agent in connection with such private placements and, its nominee, Maxim Partners, was issued warrants to purchase up to 74,545 shares of common stock in connection with their services.
                  50,000 shares of common stock were acquired by an individual non-U.S. resident investor in exchange for the payment of a tax liability owed by our Pakistani subsidiary. 45,195 shares of common stock were acquired by a selling stockholder in a settlement agreement between NetSol and the selling stockholder entered into in October 2003. The shares of our common stock are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The selling stockholders will determine the timing and amount of any sale.

Common            We had 14,178,711 shares of common stock issued and
Stock             outstanding as of November 10, 2005.
outstanding


Use of            We will not receive any of the proceeds from sale of shares of
Proceeds          common stock offered by the selling stockholders.

Trading           Our common stock is currently listed on the NASDAQ SmallCap
Market            Market under the trading symbol "NTWK."

Risk Factors      Investment in our common stock involves a high degree of risk.
                  You should carefully consider the information set forth in the "Risk Factors" section of this prospectus as well as other information set forth in this prospectus, including our financial statements and related notes.

                                  RISK FACTORS

An investment in our securities is extremely risky. You should carefully consider the following risks, in addition to the other information presented in this prospectus, before deciding to buy our securities. If any of the following risks actually materialize, our business and prospects could be seriously harmed and, as a result, the price and value of our securities could decline and you could lose all or part of your investment. The risks and uncertainties described below are intended to be the material risks that are specific to us and to our industry.

                          RISKS RELATED TO OUR BUSINESS

WE MAY HAVE DIFFICULTY RAISING NEEDED CAPITAL IN THE FUTURE, WHICH COULD SIGNIFICANTLY HARM OUR BUSINESS.

We will require additional financing in order to support further expansion, develop new or enhanced services or products, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. Our ability to arrange such financing in the future will depend in part upon the prevailing capital market conditions, as well as our business performance. There can be no assurance that we will be successful in our efforts to arrange additional financing on satisfactory terms. If additional financing is raised by the issuance of our securities, control of NetSol may change and stockholders may suffer additional dilution. If adequate funds are not available, or are not available on acceptable terms, we may not be able to take advantage of opportunities, or otherwise respond to competitive pressures and remain in business.

WE WILL REQUIRE ADDITIONAL FINANCING; WE MAY NOT ACHIEVE PROFITABILITY; WE ANTICIPATE CONTINUED LOSSES; CURRENT LIABILITIES EXCEED CURRENT ASSETS.

As of the fiscal year ended June 30, 2004 and 2005, we had a positive working capital of $410,991 and $3,458,300. We have current short-term bank notes of $389,089 due within six months. We had a net loss of $2,137,506 in fiscal 2003, a net loss of $2,577,058 in fiscal 2004, and a net income of $663,325 for the year ended June 30, 2005. In addition, we continue to operate at a deficit on a monthly basis, which is not expected to change in the foreseeable future, even with the implementation of our current business plan. See "Management's Discussion and Analysis and Plan of Operations" on page 30 of this prospectus for further information about our current business plan. Notwithstanding that we raised $2,050,000 in March through May 2004, we may need to raise additional funds in the amount of at least $2.0 million to continue operations and to expand and invest in the growth of our business for the next year. Additionally, we required a minimum of $2,000,000 to close the acquisition of CQ Systems Ltd. We cannot assure you that we can sustain or increase profitability. If revenues grow slower than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, our business, results of operations and financial condition will be materially and adversely affected. Although we have improved our financials steadily in last few quarters, no assurance can be given that we will continue to improve our financial condition.

WE MAY NOT BE ABLE TO REALIZE THE BENEFITS OF OUR STRATEGIC PLAN.

As discussed in "Description of Business" starting on page 39, after the restructuring undertaken in fiscal year 2002 and fiscal year 2003, we have undertaken a business plan designed to optimize this restructuring. Although our management is confident about our ability to realize some benefits from the restructuring, the level of benefits to be realized could be affected by a number of factors including, without limitation: (a) our ability to raise sufficient funds; (b) our ability to continue to operate as planned without further stockholder hostile takeover attempts; (c) our ability to prosper given the current uncertainty in the US technology industry; and, (d) our ability to react effectively to the global political and business effects of the political events around the world and particularly in Pakistan.

WE DEPEND HEAVILY ON A LIMITED NUMBER OF CLIENT PROJECTS AND THE LOSS OF ANY SUCH PROJECTS WOULD ADVERSELY AFFECT OUR OPERATING RESULTS.


As of the fiscal year ended June 30, 2005, we derived approximately 35%, of our net revenues from DaimlerChrysler (which consists of a group of companies and clients). DaimlerChrysler consists of a number of companies, each of which are uniquely different customers and none of which represents greater than 10% of our net revenues. We continue to enhance our relationship with DaimlerChrysler to provide software and support services to them on a global basis. This may increase our reliance on DaimlerChrysler as a revenue source. We also have other significant clients whose business is critical to our success. The loss of any of our principal clients for any reason, including as a result of the acquisition of that client by another entity, could have an adverse effect on our business, financial condition and results of operations.

IF ANY OF OUR CLIENTS TERMINATE THEIR CONTRACTS WITH US, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

Many of our clients have the ability to cancel certain of their contracts with us with limited advance notice and without significant penalty. Any such termination could result in a loss of expected revenues related to that client's project. A cancellation or a significant reduction in the scope of a large project could have a material adverse effect on our business, financial condition and results of operations.

IF WE ARE UNABLE TO PROTECT OUR PROPRIETARY SOFTWARE, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

Our success as a company depends, in part, upon our work product being deemed proprietary software, along with other intellectual property rights. While both the LeaseSoft and NetSol trade names and marks are copyrighted and trademarked in Pakistan, and we have filed an application for the registration of the inBanking trademark with the U.S. Patent and Trademark office, we have not registered any trademarks or filed any copyrights in any other jurisdictions. We rely on a combination of nondisclosure and other contractual arrangements, and common law intellectual property, trade secret, copyright and trademark laws to protect our proprietary rights. As a matter of course, we generally enter into confidentiality agreements with our employees, and require that our consultants and clients enter into similar agreements. We also limit access to our proprietary information. There can be no assurance that these steps will be adequate to deter misappropriation of proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights. In addition, although we believe that our services and products do not infringe on the intellectual property rights of others, there can be no assurance that infringement claims will not be asserted against us in the future, or that if asserted, any such infringement claim will be successfully defended. The cost of defending any such suit will have a negative impact, even if ultimately successful. A successful claim against us could materially adversely affect our business, financial condition and results of operations. If NetSol cannot protect its proprietary information, others could copy our software and compete with us in providing both software and services.

WE MAY NOT HAVE THE RIGHT TO RESELL OR REUSE SOFTWARE DEVELOPED FOR SPECIFIC CLIENTS.

A portion of our business involves the development of software for specific client engagements. Ownership of these solutions is the subject of negotiation and is frequently assigned to the client, although we may retain a license for certain uses. Some clients have prohibited us from marketing the software developed for them for specified periods of time or to specified third parties. There can be no assurance that our clients will not demand similar or other restrictions in the future. Issues relating to the ownership of and rights to use our software solutions can be complicated and there can be no assurance that potential disputes will not affect our ability to resell or reuse these software solutions. While we have not incurred such expense in the past, limitations on our ability to resell or reuse software solutions could require us to incur additional expenses to develop new solutions for future projects.

INTERNATIONAL EXPANSION OF OUR BUSINESS COULD RESULT IN FINANCIAL LOSSES DUE TO CHANGES IN FOREIGN POLITICAL AND ECONOMIC CONDITIONS OR FLUCTUATIONS IN CURRENCY AND EXCHANGE RATES.

We expect to continue to expand our international operations. As well as the two offices in the United States, we currently have offices in Pakistan, the UK and Australia. Additionally, we have entered into an agreement to acquire CQ Systems Ltd., a company organized and located in England. In fact, approximately 90% of our revenue is generated by non-U.S. sources. Our international operations are subject to other inherent risks, including:

      o political uncertainty in Pakistan and the Southeast Asian Region, particularly in light of the United States' war on terrorism and the Iraq war;

      o     recessions in foreign countries;

      o fluctuations in currency exchange rates, particularly the weakness of the U.S. dollar and the effect this may have on U.S. off-shore technology spending;

      o     difficulties and costs of staffing and managing foreign operations;

      o     reduced protection for intellectual property in some countries;

      o political instability or changes in regulatory requirements or the potential overthrowing of the current government in certain foreign countries;

      o     U.S. imposed restrictions on the import and export of technologies;
            and,

      o U.S. imposed restrictions on the issuances of business and travel visas to foreign workers primarily those from Middle Eastern or East Asian countries.

WE ARE CONTROLLED BY AND ARE DEPENDENT ON OUR KEY PERSONNEL.

Our management is currently controlled and operated by various members of the Ghauri family. Our success will depend in large part upon the continued services of those individuals including Messrs. Salim Ghauri, Najeeb Ghauri and Naeem Ghauri. The death or loss of the services of any one of them or of any one or more of our other key personnel could have a material adverse effect on our business, financial condition and results of operations. We do not have key man life insurance on these individuals. In addition, if one or more of our key employees resigns to join a competitor or to form a competing company, the loss of such personnel and any resulting loss of existing or potential clients to any such competitor could have a material adverse effect on our business, financial condition and results of operations. In the event of the loss of any key personnel, there can be no assurance that we will be able to prevent the unauthorized disclosure or use of our technical knowledge, practices or procedures by such personnel. We entered into employment agreements with Messrs. Salim, Najeeb and Naeem Ghauri effective January 1, 2004, for a period of three
(3) years. Messrs. Salim, Najeeb and Naeem Ghauri have non-competition and anti-raid clauses in their employment agreements with us.

CERTAIN OF OUR MANAGEMENT TEAM HAVE RELATIONSHIPS WHICH MAY POTENTIALLY RESULT IN CONFLICTS OF INTERESTS.


In fiscal year 2002, certain of our management team loaned approximately $141,893 to our Pakistani subsidiary company for operating costs. This loan accrued interest at the rate of 18% per annum and was to be repaid at such time as the Company could afford to repay the loan or through other methods that did not require a cash outlay by the Company, such as the exercise of options by the management team. Also, since 2002 our management team has, in the interest of improving the cash flow of the Company, elected to take only a portion of their salaries, deferring the remainder. In November 2003, the management team exercised options totaling $200,973 the consideration of which was offset against funds due to the Company as repayment of the loan and as due but deferred compensation. In March 2004, the management team exercised options totaling $75,000 of which all but $24,512 was paid for with due but deferred compensation. The remaining $24,511 was paid through the officers' normal salary deferral by the end of August 2004. In December 2004, the officers exercised options to acquire shares for which the officers mistakenly believed sufficient deferred compensation existed to pay for these exercises. When it was discovered that there was not sufficient deferred compensation, the shares were cancelled by the agreement of the Company and the officers. While these transactions were approved by the Board of Directors, which believes such transactions to be fair in their terms, and such transactions have not resulted in the management team choosing personal gain over Company gain, such transactions may have constituted a potential conflict of interest between our management members' personal interest and the interest of the Company in that management could be motivated to repay debts owed to the management team rather than using that money for the Company's growth. This, however, did not occur. Nevertheless, the errors related to the March 2004 and December 2004 transactions may constitute violations of
Section 13(k)(1) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") by the Company and/or the named officers. A possible violation of Section 13(k)(1) of the Exchange Act may result in an investigation by the SEC which may have a materially adverse effect on the Company. Violations of
Section 13(k) (1) of the Exchange Act may expose the Company and the named officers to possible civil and criminal penalties.See "Certain Relationships and Related Transactions" on page 39 for information about relationships between our officers and/or directors which could result in a Conflict of Interest.

WE FACE SIGNIFICANT COMPETITION IN MARKETS THAT ARE NEW AND RAPIDLY CHANGING.

The markets for the services we provide are highly competitive. We principally compete with strategy consulting firms, Internet professional services firms, systems integration firms, software developers, technology vendors and internal information systems groups. Many of the companies that provide services in the markets we have targeted have significantly greater financial, technical and marketing resources than we do, have greater name recognition and generate greater revenues. Potential customers may also have in house employees that can compete with or replace us. In addition, there are relatively low barriers to entry into these markets and we expect to continue to face competition from new entrants into these same markets. We believe that the principal competitive factors in these markets include:

      o our ability to integrate strategy, experience modeling, creative design and technology services;

      o     quality of service, speed of delivery and price;

      o     industry knowledge;

      o     sophisticated project and program management capability; and,

      o     Internet technology expertise and talent.

We believe that our ability to compete also depends on a number of competitive factors outside our control, including:

      o ability of our competitors to hire, retain and motivate professional staff;

      o development by others of Internet services or software that is competitive with our solutions; and

      o     extent of our competitors' responsiveness to client needs.

There can be no assurance that we will be able to compete successfully in these markets.


                   RISKS RELATED TO INVESTING IN THIS OFFERING

OUR STOCK PRICE HAS HISTORICALLY BEEN VOLATILE; OUR STOCK PRICE AFTER THIS OFFERING WILL BE SUBJECT TO MARKET FACTORS.

The trading price of our common stock has historically been volatile. The future trading price of our common stock could be subject to wide fluctuations in response to:

      o quarterly variations in operating results and achievement of key business metrics;

      o     changes in earnings estimates by securities analysts, if any;

      o any differences between reported results and securities analysts' published or unpublished expectations;

      o announcements of new contracts or service offerings by NetSol or competitors;

      o market reaction to any acquisitions, joint ventures or strategic investments announced by NetSol or competitors;

      o     demand for our services and products;

      o changes of shares being sold pursuant to Rule 144 or upon exercise of the warrants; and,

      o general economic or stock market conditions unrelated to NetSol's operating performance.

POTENTIAL FUTURE SALES PURSUANT TO RULE 144 MAY HAVE A DEPRESSIVE EFFECT ON THE TRADING PRICE OF OUR SECURITIES.

Certain shares of common stock presently held by officers, directors and certain other stockholders are "restricted securities" as that term is defined in Rule 144, promulgated under the Act. Under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one year holding period, may, under certain circumstances sell within any three month period a number of shares which does not exceed the greater of 1% of the then outstanding shares of common stock, or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, including a two-year holding period, the sale of shares by a person without any quantity limitation. Such holding periods have already been satisfied in many instances. Therefore, actual sales or the prospect of sales of such shares under Rule 144 in the future may depress the prices of our common stock.

PROVISIONS OF OUR BYLAWS HINDER CHANGE IN CONTROL.

Our bylaws contain provisions that prevent actions being taken by shareholders by written consent. Shareholders actions may only be taken at special meetings called in accordance with our bylaws. Our bylaws limit the manner and timing of calling such meetings by shareholders. These provisions may effectively prevent shareholders from changing board composition and or management in a swift manner.


                                 USE OF PROCEEDS

We will not receive any of the proceeds from the offering of common stock for sale by the selling stockholders. Proceeds received by us as a result of the exercise of the warrants by the selling stockholders will be used for working capital purposes.

                              SELLING STOCKHOLDERS

The following table and notes set forth the name of each selling stockholder, the nature of any position, office, or other material relationship, if any, which the selling stockholder has had, within the past three years, with NetSol or with any of our predecessors or affiliates, the amount of shares of NetSol common stock that are beneficially owned by such stockholder, the amount to be offered for the stockholder's account and the amount to be owned by such selling stockholder upon completion of the offering.


NAME OF SELLING           NUMBER OF SHARES OF  NUMBER OF SHARES OF  NUMBER OF SHARES OF
STOCKHOLDER(1)               NETSOL COMMON        NETSOL COMMON        NETSOL COMMON
                                 STOCK         STOCK BEING OFFERED      STOCK TO BE
                          BENEFICIALLY OWNED        HEREBY(1)       BENEFICIALLY OWNED
                                 PRIOR                              UPON COMPLETION OF
                          TO THE OFFERING(1)                          OFFERING(1)(2)
-----------------------   -------------------  -------------------  -------------------
Maxim Partners, LLC (3)   155,545              74,545               0
Natalie L. Khur           78,410(4)            78,410               0
Revocable Trust(4)
Richard E. Kent & Lara    285,190(5)           285,190              0
T. Kent
Alfonse M. D'Amato        148,826(6)           148,826              0
Defined Benefit Plan(6)
Jay Youngerman & Toni     40,908(7)            40,908               0
Youngerman
Girish C Shah IRA (8)     34,090(9)            34,090               0
Douglas Friedenberg IRA   34,090(9)            34,090               0
Standard/SEP DTD
04/16/01(10)
Fred Arena                34,090(9)            34,090               0
Grossman Family Trust     51,136(11)           51,136               0
Hugh Brook                34,090(9)            34,090               0
Michael K. Harley         40,323(12)           40,323               0
W. R. Savey               40,323(12)           40,323               0
Robert Stranczek          40,323(12)           40,323               0
The Viney Settlement      120,967(13)          120,967              0
Number 1 (13)

NAME OF SELLING              NUMBER OF SHARES OF  NUMBER OF SHARES OF  NUMBER OF SHARES OF
STOCKHOLDER(1)                  NETSOL COMMON        NETSOL COMMON        NETSOL COMMON
                                    STOCK         STOCK BEING OFFERED      STOCK TO BE
                             BENEFICIALLY OWNED        HEREBY(1)       BENEFICIALLY OWNED
                                    PRIOR                              UPON COMPLETION OF
                             TO THE OFFERING(1)                          OFFERING(1)(2)
-----------------------      -------------------  -------------------  -------------------
Ronald K. Marks              40,323(12)           40,323                 0
Leonard Carinci              40,323(12)           40,323                 0
Peter J. Jegou(14)           40,323(12)           40,323                 0
Joseph Marotta & Nancy       40,323(12)           40,323                 0
J. Marotta
D.G. Fountain                40,323(12)           40,323                 0
Lee A. Pearlmutter           40,323(12)           40,323                 0
Revocable Trust U/A
dated 10/9/92 as amended
2/28/96 (15)
Wayne Saker                  40,323(12)           40,323                 0
Donald Asher Family          40,323(12)           40,323                 0
Trust dated 7/11/01 (16)
Jeffrey Grodko               40,323(12)           40,323                 0
Emeric R. Holderith          20,161(17)           20,161                 0
John O'Neal Johnston         20,161(17)           20,161                 0
trust u/a DTD 5/17/93
(18)
Judith Barclay               40,323(12)           40,106                 0
Allen W. Coburn &            20,161(17)           20,161                 0
Maureen B. Coburn
John C. Moss                 20,161(17)           20,161                 0
Landing Wholesale Group      40,323(12)           40,323                 0
Defined Benefit Plan(19)
Jerold Weigner & Lilli       40,323(12)           40,323                 0
Weigner
Mohammed Iqbal               50,000(20)           50,000                 0
ACB Ltd.(21)                 45,195(21)           45,195                 0
TOTAL                        1,798,026            1,717,026              0


(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to such securities.
(2) None of the Selling Stockholders has held an employment, officer or director position with NetSol within the past three years. Assuming that all shares being registered hereby will be sold, all debentures will be converted and all warrants will be exercised, no selling stockholder will hold a percentage interest in the shares of NetSol in excess of 1 percent at the completion of the offering.
(3) Maxim Partners LLC owns 98% of Maxim Group LLC, a registered broker dealer. MJR Holdings LLC owns 72% of Maxim Partners LLC. Mike Rabinowitz is the principal manager of MJR Holdings and has principal voting and dispositive power with respect to the securities owned by Maxim Partners LLC. The number of shares beneficially owned include 74,545 warrants to acquire common stock which are being registered hereby and warrants to acquire 81,000 shares of common stock previously registered which were issued as compensation to Maxim Partners, as nominee of Maxim Group, for services provided to NetSol in its July 2003 private placement.


(4) Adam Kuhr, as trustee, is the beneficial owner of the Natalie L. Kuhr Revocable Trust. The shares of common stock consist of 52,273 shares of common stock and 26,137 shares of common stock underlying warrants acquired in the May 2004 placement.

(5) Consisting of 190,127 shares of common stock of which 136,364 shares were acquired in the May 2004 placement and 53,763 shares issuable upon conversion of the principal dollar amount of its convertible debenture; and, 95,063 shares of common stock underlying warrants of which 68,182 are shares of common stock underlying warrants issued in the May 2004 placement and 26,881 are shares of common stock underlying warrants issued in connection with the March 2004 private placement of convertible debentures.
(6) Alfonse M. D'Amato is the beneficial owner of the Alfonse M. D'Amato Defined Benefit plan. The shares of common stock consist of 99,217 shares of common stock of which 45,454 shares were acquired in the May 2004 placement and 53,763 shares are issuable upon conversion of the principal dollar amount of its convertible debenture; and, 49,609 shares of common stock underlying warrants of which 22,727 shares of common stock underly warrants issued in the May 2004 placement and 26,882 are shares of common stock underlying warrants issued in connection with the March 2004 private placement of convertible debentures.
(7) Consisting of 27,272 shares of common stock and 13,636 shares of common stock underlying warrants acquired in the May 2004 private placement.
(8)   Girish C. Shah is the beneficial owner of the Girish C. Shah IRA.
(9) Consisting of 22,727 shares of common stock and 11,363 shares of common stock underlying warrants acquired in the May 2004 private placement.
(10) Douglas Friedenberg is the beneficial owner of the Douglas Friedenberg IRA Standard/SEP DTE 04/16/01. (11) Raphael Z. Grossman, as trustee, is the beneficial owner of the Grossman Family Trust. The shares of common stock consist of 34,091 shares of common stock and 17,045 shares of common stock underlying warrants acquired in the May 2004 private placement.
(12) Consisting of 26,882 shares of common stock issuable upon conversion of the principal dollar amount of its debenture and 13,441 shares of common stock underlying warrants issued in connection with the March 2004 placement of convertible debentures.
(13) John Viney, as trustee, is the beneficial owner of the Viney Settlement Number 1. Shares of common stock consist of 80,645 shares of common stock issuable upon the conversion of the principal dollar amount of its debenture and 40,332 shares of common stock underlying warrants issued in connection with the March 2004 placement of convertible debentures.
(14) Peter J. Jegou is the beneficial holder of 26,882 shares issuable upon the conversion of the principal dollar amount of his convertible debenture and 13,441 shares underlying warrants issued in connection with the March 2004 placement of convertible debentures.
(15) Lee A. Pearlmutter, as trustee, is the beneficial owner of the Lee A. Pearlmutter Revocable Trust dated 10/9/92 as Amended 2/28/96.
(16) D.S. Asher, as trustee, is the beneficial owner of the Donald Asher Family Trust.
(17) Consisting of 13,441 shares issuable upon conversion of the principal dollar amount of its convertible debenture and 6,720 shares underlying warrants issued in connection with the March 2004 placement of convertible debentures.
(18) John O'Neal Johnston, as trustee, is the beneficial owner of the John O'Neal Johnston Trust U/A DTD 05/17/93.
(19) Andrew Bellow Jr. is the beneficial owner of the Landing Wholesale Group Defined Benefit Plan.
(20) Mr. Iqbal received his shares in a share purchase agreement whereby he received 50,000 shares in exchange for satisfying a tax liability of NetSol's Pakistani subsidiary. This agreement required NetSol to register the shares of common stock in this offering.
(21)  Tony De Nazareth, as managing director, is the beneficial owner of ACB
      Ltd.

Certain selling stockholders shall receive their shares upon conversion of convertible debentures which were offered to such stockholders in a private placement of Series A 10% Convertible Debentures in March 2004. This private placement resulted in the issuance of convertible debentures with a principal value of $1,200,000. The debentures bear interest at the rate of 10% per annum payable in common stock or cash, which at the option of NetSol will be paid in cash upon conversion. The debentures are convertible at the rate of $1.86 principal value per share. Each debenture holder also received a warrant to purchase fifty percent (50%) of the number of shares of common stock issuable at conversion at the exercise price of $3.30 per share. These warrants may be exercised until May 2009.

Certain of the selling stockholders received their shares in a private placement of shares of common stock and warrants to acquire common stock in May 2004 in which we sold 386,362 shares at $2.20 per share and warrants to acquire up to 193,182 shares of common stock at an exercise price of $3.30 per share. The warrants may be exercised until May 2009.

The Company offered, to each of the warrant holders who acquired their warrants in the Debenture offering and in the May 2004 private placement, the opportunity to exercise such warrants at the reduced price of $2.00 per share. Such option was available until March 17, 2005 and requires such warrant holders to provide both the exercise notice and the full exercise price to the Company prior to that date. Any warrants not exercised by that date reverted to the $3.30 per share exercise price. Only 20,162 warrants were exercised at the reduced price. The remaining warrants have reverted back to the $3.30 per share exercise price.


Pursuant to the placement agent agreements by and between NetSol and Maxim Group LLC, Maxim Partners LLC, as nominee of Maxim Group LLC, received, as part of the compensation for their services, warrants to purchase up to 74,545 shares of our common stock at an exercise price of $2.20 per share. These warrants may be exercised until May 2009.


Mr. Mohammed Iqbal received his shares pursuant to a share purchase agreement in March 2004 whereby he paid $100,000 to the Pakistani taxing authorities to satisfy the tax liability of our Pakistan subsidiary.

ACB, Ltd., formerly, Arab Commerce Bank, received its shares as part of a settlement of a complaint against NetSol. The complaint sought damages for breach of a note purchase agreement and note. The terms of the settlement agreement required NetSol to issue to ACB shares of common stock of the Company equal in value to $100,000 plus interest as of the effective date of the agreement. The complaint was dismissed by virtue of this settlement on November 3, 2003. On December 16, 2003, 34,843 shares of the Company's common stock valued at $100,000 were issued pursuant to the terms of the agreement. On February 6 2004, NetSol issued an additional 10,352 shares valued at $35,135 as interest due under the settlement agreement. The terms of the settlement agreement require NetSol to register ACB Ltd's shares herein.

Because the selling stockholders may, under this prospectus, sell all or some portion of their NetSol common stock, only an estimate can be given as to the amount of NetSol common stock that will be held by the selling stockholders upon completion of the offering. In addition, the selling stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of their NetSol common stock after the date on which they provided information regarding their shareholdings.

                              PLAN OF DISTRIBUTION

Selling stockholders may offer and sell, from time to time, the shares of our common stock covered by this prospectus. The term selling stockholders includes donees, pledgees, transferees or other successors-in-interest selling securities received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their securities by one or more of, or a combination of, the following methods:

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to this prospectus;

      o ordinary brokerage transactions and transactions in which the broker solicits purchasers;


      o block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o     an over-the-counter sale;

      o     in privately negotiated transactions; and,

      o     in options transactions.

The shares of our common stock will be listed, and may be traded, on the NASDAQ Small Cap Market under the symbol "NTWK". In addition, the selling stockholders may sell pursuant to Rule 144 under the Securities Act or pursuant to an exemption from registration. We have received confirmation from all selling stockholders that they do not have any short positions and have reviewed Regulation M.

To the extent required, we may amend or supplement this prospectus to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, broker-dealers or other financial institutions may engage in short sales of shares of our common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell shares of our common stock short and redeliver the securities to close out their short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of securities offered by this prospectus, which securities the broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect the transaction. The selling stockholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, the broker-dealer or other financial institution, may affect sales of the pledged securities pursuant to this prospectus, as supplemented or amended to reflect the transaction.

In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be treated as "underwriters" within the meaning of the Securities Act in connection with sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be treated as underwriting discounts and commissions.

The selling stockholders and any other person participating in a distribution will be subject to the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling stockholders and other participating persons. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular security being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities. We have informed the selling stockholders that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Exchange Act, may apply to their sales in the market.

Additionally, we have informed the selling stockholders involved in the private placements, through the offering documents of the following Telephone Interpretation in the SEC Manual of Publicly Available Telephone Interpretations (July 1997):

      A.65. Section 5

      An issuer filed a Form S-3 registration statement for a secondary offering of common stock, which is not yet effective. One of the selling shareholders wanted to do a short sale of common stock "against the box" and cover the short sale with registered shares after the effective date. The issuer was advised that the short sale could not be made before the registration statement becomes effective, because the shares underlying the short sale are deemed to be sold at the time such sale is made. There would, therefore, be a violation of Section 5 if the shares were effectively sold prior to the effective date.

The selling stockholder have represented and warranted that he/she/it had complied with all applicable provisions of the Act, the rules and regulations promulgated by the SEC thereunder, including Regulation M, and the applicable state securities laws.

We will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NASDAQ Small Cap Market pursuant to Rule 153 under the Securities Act. We have agreed to indemnify the selling stockholders against certain liabilities, including those arising under the Securities Act, and to contribute to payments the selling stockholders may be required to make in respect of such liabilities. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

                                LEGAL PROCEEDINGS

On July 26, 2002, NetSol was served with a Request for Entry of default by Surrey Design Partnership Ltd. ("Surrey"). Surrey's complaint for damages sought $288,743.41 plus interest at the rate of 10% above the Bank of England base rate from January 12, 2002 until payment in full is received, plus costs. The parties agreed to entry of a Consent Order whereby NetSol agreed to make payments according to a payment schedule. NetSol made payments up to May of 2002 but was unable to make payments thereafter. On September 25, 2002, the Company entered into a settlement agreement with Adrian Cowler ("Cowler"), a principal of Surrey, and Surrey. The Company agreed to pay Cowler (pound)218,000 or approximately $320,460 including interest, which the Company has recorded as a note payable in the consolidated financial statements. The agreement called for monthly payments of (pound)3,000 per month until March 2004 and then (pound)4,000 per month until paid. As of June 30, 2004, the balance was $146,516. During the six months ended December 31, 2004, we paid (pound)12,000 or $21,997. In December 2004, the Company reached an agreement to pay the balance in one lump-sum payment. Cowler agreed to accept (pound)52,000 or $103,371 as payment in full.

On July 31, 2002, Herbert Smith, a law firm in England, which represented NetSol in the Surrey matter filed claim for the sum of approximately $248,871 (which represents the original debt and interest thereon) in the High Court of Justice Queen's Bench Division. On November 28, 2002, a Consent Order was filed with the Court agreeing to a payment plan, whereby we paid $10,000 on execution, $4,000 a month for one year and $6,000 per month thereafter until the debt is paid. The balance owing at March 31, 2005 was $143,321. In April 2005, an agreement was reached with Herbert Smith whereby they accepted $135,000 as payment in full. This final installment of this compromised amount was paid in May 2005.

On March 3, 2004 Uecker and Associates, Inc. as the assignee for the benefit of the creditors of PGC Systems, Inc. formerly known as Portera Systems, Inc. filed a request for arbitration demanding payment from NetSol for the amounts due under a software agreement in the amount of $175,700. A settlement was reached by and between the Company and Portera on November 11, 2004 whereby Portera agreed to a settlement of any and all issues related to the claim in exchange for one time payment of $75,000 which was paid by December 3, 2004.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names and ages of the current directors and executive officers of NetSol, the principal offices and positions with NetSol held by each person and the date such person became a director or executive officer of NetSol. The Board of Directors elects the executive officers annually. Each year the stockholders elect the Board of Directors. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. In addition, there was no arrangement or understanding between any executive officer and any other person pursuant to which any person was selected as an executive officer.

The directors and executive officers NetSol are as follows:

Name                       Year First Elected     Age     Position Held with the Registrant      Family Relationship
                           As an Officer
                           Or Director
-------------------------- ---------------------- ------- -------------------------------------- ---------------------------
Najeeb Ghauri              1997                   51      Director and Chairman                  Brother to Naeem and
                                                                                                 Salim Ghauri
-------------------------- ---------------------- ------- -------------------------------------- ---------------------------
Salim Ghauri               1999                   49      President and Director                 Brother to Naeem and
                                                                                                 Najeeb Ghauri
-------------------------- ---------------------- ------- -------------------------------------- ---------------------------
Naeem Ghauri               1999                   47      Chief Executive Officer and Director   Brother to Najeeb and
                                                                                                 Salim Ghauri
-------------------------- ---------------------- ------- -------------------------------------- ---------------------------
Tina Gilger                2005                   43      Chief Financial Officer                None
-------------------------- ---------------------- ------- -------------------------------------- ---------------------------
Patti L. W. McGlasson      2004                   40      Secretary                              None
-------------------------- ---------------------- ------- -------------------------------------- ---------------------------
Shahid Javed Burki         2000                   65      Director                               None
-------------------------- ---------------------- ------- -------------------------------------- ---------------------------
Eugen Beckert              2001                   58      Director                               None
-------------------------- ---------------------- ------- -------------------------------------- ---------------------------
Jim Moody                  2001                   68      Director                               None
-------------------------- ---------------------- ------- -------------------------------------- ---------------------------
Derek Soper                2005                   67      Director                               None
-------------------------- ---------------------- ------- -------------------------------------- ---------------------------

Business Experience of Officers and Directors:

NAJEEB U. GHAURI has been a Director of NetSol since 1997. Mr. Ghauri served as NetSol's CEO from 1999-2001 and as Chief Financial Officer from 2001 to 2005. Currently, he is the Chairman of NetSol. During his tenure as CEO, Mr. Ghauri was responsible for managing the day-to-day operations of NetSol, as well as NetSol's overall growth and expansion plan. As the CFO of NetSol, Mr. Ghauri sought financing for NetSol as well as oversaw the day-to-day financial position of NetSol. Prior to joining NetSol, Mr. Ghauri was part of the marketing team of Atlantic Richfield Company ("ARCO"), a Fortune 500 company, from 1987-1997. Mr. Ghauri received his Bachelor of Science degree in Management/Economics from Eastern Illinois University in 1979, and his M.B.A. in Marketing Management from Claremont Graduate School in California in 1983. Mr. Ghauri serves on the boards of the US Pakistan Business Council and Pakistan Human Development Fund, a non-profit organization.

SALIM GHAURI has been with NetSol since 1999 as the President and Director of NetSol. Mr. Ghauri is also the CEO of NetSol Technologies (Pvt.) Ltd., (F/K/A/ Network Solutions (Pvt.) Ltd.), a wholly owned subsidiary of NetSol located in Lahore, Pakistan. Mr. Ghauri received his Bachelor of Science degree in Computer Science from University of Punjab in Lahore, Pakistan. Before NetSol Technologies (Pvt.) Ltd., Mr. Ghauri was employed with BHP in Sydney, Australia from 1987-1995, where he commenced his employment as a consultant. Mr. Ghauri was the original founder of Network Solutions, Pvt. Ltd in Pakistan founded in 1996. Built under Mr. Ghauri's leadership Network Solutions (Pvt) Ltd. gradually built a strong team of I/T professionals and infrastructure in Pakistan and became the first software house in Pakistan certified as ISO 9001 and CMM Level 4 assessed.

NAEEM GHAURI has been NetSol's CEO since August 2001. Mr. Ghauri has been a Director of NetSol since 1999. Mr. Ghauri serves as the Managing Director of NetSol (UK) Ltd., a wholly owned subsidiary of NetSol located in London, England. Under Mr. Ghauri's direction, Pearl Treasury System Ltd. was acquired and NetSol's entered into the banking and financial arenas. Prior to joining NetSol, Mr. Ghauri was Project Director for Mercedes-Benz Finance Ltd., a subsidiary of DaimlerChrysler, Germany from 1994-1999. Mr. Ghauri supervised over 200 project managers, developers, analysis and users in nine European Countries. Mr. Ghauri earned his degree in Computer Science from Brighton University, England.

TINA GILGER jointed NetSol as Chief Financial Officer in July 2005. Ms. Gilger has acted as a consultant to the Company of the past two years in the capacity of controller. During the last three years, Ms. Gilger has acted as an audit liaison for six reporting public companies, of which one was NetSol. From 2000 to 2002, Ms. Gilger acted as audit liaison for NewBridge Capital, a public company specializing in reverse mergers for public companies listed on the OTC:BB. Ms. Gilger received her degree in Accounting, with an emphasis in Business Management from the University of Utah in 1990. Ms. Gilger was licensed as a Certified Public Accountant by the State of California in 1992, passing all four parts of the exam on the first attempt.

PATTI L. W. MCGLASSON joined NetSol as corporate counsel in January 2004 and was elected to the position of Secretary in March 2004. Prior to joining NetSol, Ms. McGlasson practiced law at Vogt & Resnick, law corporations, where her practice focused on corporate, securities and business transactions. Ms. McGlasson was admitted to practice in California in 1991. She received her Bachelor of Arts in Political Science in 1987 from the University of California, San Diego and, her Juris Doctor and Masters in Laws in Transnational Business from the University of the Pacific, McGeorge School of Law, in 1991 and 1993 respectively.

EUGEN BECKERT was appointed to the Board of Directors in August 2001. A native of Germany, Mr. Beckert has been with Mercedes-Benz AG/Daimler Benz AG since 1973, working in technology and systems development. In 1992, he was appointed director of Global IT (CIO) for Debis Financial Services, the services division of Daimler Benz. From 1996 to 2004, he acted as director of Processes and Systems (CIO) for Financial Services of DaimlerChrysler in Asia-Pacific. Mr. Beckert is currently a Vice President for DaimlerChrysler and his office is now based in Stuttgart, Germany. Mr. Beckert is an independent director who serves as chairman of the Nominating and Corporate Governance Committee and a member of the Audit and Compensation Committee.

JIM MOODY was appointed to the Board of Directors in 2001. Mr. Moody served in the United States Congress from 1983-1993 where he was a member of the Ways & Means, Transportation and Public Works committees. Congressman Moody also served on the subcommittees of Health, Social Security, Infrastructure and Water Resources. After his tenure with the U.S. Congress, he was appointed Vice President and Chief Financial Officer of International Fund for Agriculture Development in Rome, Italy from 1995-1998 where he was responsible for formulating and administering $50 million operating budget in support of $500 million loan program as well as managing a $2.2 billion reserve fund investment portfolio. From 1998-2000, Congressman Moody served as the President and CEO of InterAction, a coalition of 165 U.S. based non-profit organizations in disaster relief, refugee assistance and economic development located in Washington, D.C. Since April 2000, Congressman Moody has served as a Financial Advisor to Morgan Stanley in Alexandria, VA where he is responsible for bringing institutional, business and high net-worth individual's assets under management. Mr. Moody also represents Morgan Stanley on the ATC Executive Board. Mr. Moody received his B.A. from Haverford College; his M.P.A. from Harvard University and his Ph.D. in Economics from U.C. Berkeley. Mr. Moody is the Chairman of the Audit Committee and a member of the Nominating and Corporate Governance committee. Based on Mr. Moody's experience, the board of directors has determined that Mr. Moody is qualified to act as NetSol's audit committee financial expert. Mr. Moody is an independent director.

SHAHID JAVED BURKI was appointed to the Board of Directors in February 2003. He had a distinguished career with World Bank at various high level positions from 1974 to 1999. He was a Director of Chief Policy Planning with World Bank from 1974-1981. He was also a Director of International Relations from 1981-1987. Mr. Burki served as Director of China Development from 1987-1994 and Vice President of Latin America with World Bank from 1994-1999. In between, he briefly served as the Finance Minister of Pakistan from 1996-1997. Mr. Burki also served as the CEO of the Washington based investment firm EMP Financial Advisors from 1992-2002. Presently, he is the Chairman of Pak Investment & Finance Corporation. He was awarded a Rhodes Scholarship in 1962 and M.A in Economics from Oxford University in 1963. He also earned a Master of Public Administration degree from Harvard University, Cambridge, MA in 1968. Most recently, he attended Harvard University and completed an Executive Development Program in 1998. During his lifetime, Mr. Burki has authored many books and articles including: China's Commerce (Published by Harvard in 1969) and Accelerated Growth in Latin America (Published by World Bank in 1998). Mr. Burki is an independent director. Mr. Burki is the Chairman of and a member of the Compensation Committee and is a member of the Audit Committee.

DEREK SOPER was appointed to the Board of Directors in April 2005 to fill a vacancy left by the departure of Mr. Shabir Randeree. Mr. Soper has both established and managed many finance and leasing companies around the world including Barclays Export and Finance Company in 1971, followed over the next ten years by a number of de novo start and acquisitions to establish Barclays subsidiaries across Europe, North America and South Africa. From 1981 to 1991 he was the Director responsible for leasing, tax based products and structured finance with Kleinwort Benson. In 1991 he was the founding member of AT&T Capital in Europe where he served as Chairman until 1995. During that time thirteen subsidiary companies were established across Europe. Following the establishment of the European business of AT&T Capital he moved to Hong Kong, as Chairman of the Asia Pacific Region, to establish the Company presence in that Region of the World. Following retirement from AT&T Capital in 1998 and after returning to the UK, he joined the Alta Group to establish their presence in Europe. Derek sits on the Business Code of Conduct Committee of the Finance and Leasing Association and is a Past Chairman of the Association. He is a Fellow of the Institute of Directors and keeps in close touch with the US and European Banking and Leasing community through membership of the Equipment Leasing Association of the USA and Leaseurope in Brussels. He is the Author of the leasing textbook "The Leasing Handbook" published by McGraw Hill. Mr. Soper attended Scarborough College in England. Mr. Soper is an independent director and is a member of the Compensation Committee.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


The following table sets forth certain information regarding the beneficial ownership of NetSol's Common Stock, our only class of outstanding voting securities as of November 10, 2005, by (i) each person who is known to NetSol to own beneficially more than 5% of the outstanding Common Stock with the address of each such person, (ii) each of NetSol's present directors and officers, and
(iii) all officers and directors as a group:


                                                         Percentage
Name and                              Number of         Beneficially
Address                              Shares(1)(2)         owned(3)

Najeeb Ghauri (4)                     1,162,650            8.19%
Naeem Ghauri (4)                      1,011,367            7.13%
Salim Ghauri (4)                      1,127,416            7.95%
Jim Moody (4)                            98,000                *
Eugen Beckert (4)                        89,000                *
Shahid Javed Burki (4)                   99,000                *
Derek Soper(4)                          100,000                *
Tina Gilger (4)                          31,731                *
Patti L. W. McGlasson (4)                80,000                *
Aqeel Karim Dhedhi(4)                 1,000,000            7.05
All officers and directors
as a group (nine persons)             3,779,664         26.66 %


*     Less than one percent

(1) Except as otherwise indicated, NetSol believes that the beneficial owners of the common stock listed in this table, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.


(2) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of common stock relating to options currently exercisable or exercisable within 60 days of November 10, 2005 are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(3) Percentage ownership is based on 14,178,711 shares issued and outstanding at November 10, 2005.


(4) Address c/o NetSol Technologies, Inc. at 23901 Calabasas Road, Suite 2072, Calabasas, CA 91302.

                            DESCRIPTION OF SECURITIES

The selling stockholders are offering for sale shares of our common stock, par value $0.001 per share. We only have one class of common stock. Our capital stock consists of 45,000,000 shares of common stock, par value $.001 per share and 5,000,000 shares of preferred stock, $.001 par value. No shares of preferred stock have been issued. The terms and rights of the preferred shares may be set by the board of directors at their discretion. Each share of common stock is entitled to one vote at annual or special stockholders meetings. There are no pre-emption rights. We have never declared or paid any dividends on our common stock or other securities and we do not intend to pay any cash dividends with respect to our common stock in the foreseeable future. For the foreseeable future, we intend to retain any earnings for use in the operation of our business and to fund future growth. The terms of the warrant agreements between the selling stockholders and NetSol contain standard anti-dilution protections.

                                     EXPERTS

The audited financial statements for our company for the fiscal years June 30, 2005 and June 30, 2004 included in this prospectus are reliant on the reports of Kabani & Company, Inc., independent certified public accountants, as stated in their reports therein, upon the authority of that firm as experts in auditing and accounting The audited financial statements for our company as of the fiscal years ended June 30, 2005 and June 30, 2004 also included in this prospectus are also reliant on the reports of Saeed Kamran Patel & Co., Chartered accountants, as stated in their reports therein, upon the authority of that firm as experts in auditing and accounting.

The audited financial statements for CQ Systems Ltd as of the year ended March 31, 2004 included in this prospectus are reliant on the reports of CMB Partnership, as stated in their reports therein, upon the authority of that firm as experts in auditing and accounting.

Malea Farsai, Esq., counsel for our Company, has passed on the validity of the securities being offered hereby.


Kabani & Company, Inc. was not hired on a contingent basis, nor will it receive a direct of indirect interest in the business of the issuer. Neither Kabani & Company, Inc. nor its principals are, or will be, a promoter, underwriter, voting trustee, director, officer or employee of NetSol. Saeed Kamran Patel & Co., was not hired on a contingent basis, nor will it receive a director or indirect interest in the business of the issuer. Neither Saeed Kamran Patel & Co, nor its principals are, or will be, a promoter, underwriter, voting trustee, director, officer of employee of NetSol. CMB Partnership was not hired on a contingent basis by CQ, nor will it receive a direct or indirect interest in the business of issuer. Neither CMB Partnership nor its principals are, or will be, a promoter, underwriter, voting trustee, director, officer or employee of NetSol. Malea Farsai, Esq. is an employee of NetSol. She has received, as part of her compensation with NetSol, options to purchase and grants of shares of common stock. As of November 15, 2005, Ms. Farsai is the holder of 55,120 shares of common stock of NetSol and options to purchase 29,000 shares of common stock at the exercise price of $.75 per share. These options expire on February 16, 2007. Ms. Farsai also holds options to purchase 10,000 shares at $2.05 per share and 10,000 shares at an exercise price of $4.00 per share, both expiring in February 2009. Ms. Farsai is not nor is it intended that she will be a promoter, underwriter, voting trustee, director or officer of NetSol.


                      DISCLOSURE OF COMMISSION POSITION OF
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We have indemnified each member of the board of directors and our executive officers to the fullest extent authorized, permitted or allowed by law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                             DESCRIPTION OF BUSINESS

GENERAL

NetSol Technologies, Inc. (f/k/a NetSol International, Inc.) ("NetSol") is an end-to-end information technology ("I/T") and business consulting services provider for the lease and finance, banking and financial services industries. Since we were founded in 1997, we have developed enterprise solutions that help clients use I/T more efficiently in order to improve their operations and profitability and to achieve business results. Our focus has remained the lease and finance, banking and financial services industries. We operate on a global basis with locations in the U.S., Europe, East Asia and Asia Pacific. By utilizing our worldwide resources, we believe we have been able to deliver high quality, cost-effective I/T services. NetSol Technologies Pvt. Ltd. ("NetSol PK") develops the majority of the software for us. NetSol PK was the first company in Pakistan to achieve the ISO 9001 accreditation. NetSol PK was the first software company in Pakistan to achieve ISO 9001 accreditation in 1998 and was again the first software company in Pakistan to obtain Carnegie Mellon's Software Engineering Institute ("SEI") Capable Maturity Model ("CMM") Level 4 assessment in 2004. .

COMPANY BUSINESS MODEL

NetSol now offers a broad spectrum of I/T products and I/T services which management believes deliver a high return on investment for its customers. NetSol has perfected its delivery capabilities by continuously investing in its software development and Quality Assurance ("QA") processes. NetSol believes its key competitive advantage is its ability to build high quality enterprise applications using its offshore development facility in Lahore, Pakistan. A major portion of NetSol's revenues are derived from exports in general and LeaseSoft in particular. The use of the facility in Pakistan as the basis for software development, configuration and professional services represents a cost-effective and economical cost arbitrage model that is based on the globally acclaimed advantages of outsourcing and offshore development. NetSol management believes that the use of this model will only further benefit the Company in its penetration of European, developed and developing country markets.

Achieving Software Maturity and Quality Assurance.

NetSol, from the outset, invested heavily in creating a state of the art, world-class software development capability. A series of QA initiatives have delivered to NetSol the ISO 9001 certification as well as the CMM level 4 assessment. Achieving this CMM level 4 required dedication at all our corporate levels.

SEI's CMM, which is organized into five maturity levels, has become a de facto standard for assessing and improving software processes. Through the CMM, SEI and the software development community have established an effective means for modeling, defining, and measuring the maturity of the processes used by software professionals. The CMM for software describes the principles and practices underlying software process maturity and is intended to help software organizations improve the maturity of their software processes in terms of an evolutionary path from ad hoc, chaotic processes to mature, disciplined software processes. Mature processes meet standardized software engineering methods and integrable into a customer's system. Mature processes ensure enhanced product quality resulting in faster project turn around and a shortened time-to-market. In short, a mature process would, ideally, have fewer bugs and integrate better into the customer's system.

We have always strived to improve quality in every aspect of our business. This quality drive, based on our vision, trickles from the top to the lowest levels in the organization. We believe that it is this quality focus that enabled our software development facility to become the first ISO 9001 certified software development facility in Pakistan in 1999. This accomplishment marked the beginning of the Company's continuing long term program towards achieving the higher challenges of SW-CMM. Thanks to the dedication of the Company's employees, it was the first to reach CMM level 4 in Pakistan

Professional Services.

We offer a broad array of professional services to clients in the global commercial markets and specialize in the application of advanced and complex I/T enterprise solutions to achieve its customers' strategic objectives. Our service offerings include bespoke software development, software analysis and design, testing services, off shore as well as onsite quality assurance services, consultancy in quality engineering and process improvement including assistance in implementation of ISO and CMM quality standards, Business Process Reengineering, Business Process Outsourcing systems reengineering, maintenance and support of existing systems, technical research and development, project management, market research and project feasibilities.

Outsourcing involves operating all or a portion of a customer's technology infrastructure, including systems analysis, system design and architecture, change management, enterprise applications development, network operations, desktop computing and data center management.

Systems integration encompasses designing, developing, implementing and integrating complete information systems.

I/T and management consulting services include advising clients on the strategic acquisition and utilization of I/T and on business strategy, operations, change management and business process reengineering.


The experience gained by us through its own software quality endeavors, has enabled us to offer consultancy services in the areas of Software Quality, Process Improvement, ISO Certification and SW-CMM Implementation. ISO certification and CMM services include, but are not limited to GAP Analysis against the standard ISO/CMM; Orientation Workshops; Guiding the Implementation of the plan developed after the GAP Analysis; Training on Standard Processes; Process implementation support off-site and on-site; assessment training; and assistance through the final assessment (Certification Audit for ISO). NetSol has been chosen by the Pakistan Software Export Board under the direction of the Ministry of Information Technology and Telecommunication to provide consultancy to local software houses. Management believes this demonstrates that NetSol has not only led the way in setting standards for the IT industry in Pakistan, but is instrumental in assisting local companies to achieve quality standards.


LEASESOFT

We also develop advanced software systems for the asset based lease and finance industries. We have developed "LeaseSoft" a complete integrated lease and finance package. LeaseSoft, a robust suite of four software applications, is an end-to-end solution for the lease and finance industry. The four applications under LeaseSoft have been designed and developed for a highly flexible setting and are capable of dealing with multinational, multi-company, multi-asset, multi-lingual, multi-distributor and multi-manufacturer environments. LeaseSoft is a result of more than six years of effort resulting in over 60 modules grouped in four comprehensive applications. These four applications are complete systems in themselves and can be used independently to exhaustively address specific sub-domains of the leasing/financing cycle. And, if used together, they fully automate the entire leasing / financing cycle.

The constituent software applications are:

      o LeaseSoft Electronic Point of Sale (LeaseSoft ePOS). LeaseSoft.ePOS is a web-based point of sale system for the use of dealers, brokers, agents and sales officers to initiate credit applications. It is a web-based system and, though it can be used with equal efficiency on an intranet, the real ability is to harness the power of the Internet to book sales. LeaseSoft.ePOS users create quotations and financing applications (Proposals) for their customers using predefined financial products. The application is submitted to the back office system [such as LeaseSoft.CAP] for approval. After analysis, the application is sent back to the LeaseSoft.ePOS system with a final decision.

      o Credit Application Processing System (CAP Formally known as Proposal Management System, PMS). LeaseSoft.CAP provides companies in the financial sector an environment to handle the incoming credit applications from dealers, agents, brokers and the direct sales force. LeaseSoft.CAP automatically gathers information from different interfaces like credit rating agencies, evaluation guides, contract management systems and scores the applications against defined scorecards. All of this is done in a mechanized workflow culminating with credit team members making their decisions more quickly and accurately. Implementation of LeaseSoft.CAP dramatically reduces application-processing time in turn resulting in greater revenue through higher number of applications finalized in a given time. LeaseSoft.CAP is also an excellent tool to reduce probability of a wrong decision thus again providing a concrete business value through minimizing the bad debt portfolio.

      o Contract Management System (CMS). LeaseSoft.CMS provides comprehensive business functionality that enables its users to effectively and smoothly manage and maintain a contract with the most comprehensive details throughout its life cycle. It also provides interfaces with company banks and accounting systems. LeaseSoft.CAM also effectively maintains details of all business partners that do business with NetSol including, but not limited to, customers, dealers, debtors, guarantors, insurance companies and banks. A number of leasing consultants have provided their business knowledge to make this product a most complete lease and finance product. NetSol's LeaseSoft.CAM provides business functionality for all areas that are required to run an effective, efficient and customer oriented lease and finance business.

      o Wholesale Finance System (WFS). LeaseSoft.WFS automates and manages the floor plan/bailment activities of dealerships through a finance company. The design of the system is based on the concept of one asset/one loan to facilitate asset tracking and costing. The system covers credit limit, payment of loan, billing and settlement, stock auditing, online dealer and auditor access and ultimately the pay-off functions.


Typically, NetSol's sales cycle for these products ranges between two to five months. We derive our income both from selling the license to use the products as well as from related software services. The related services include requirement study/gap analysis, customization on the basis of gaps development, testing, configuration, installation at the client site, data migration, training, user acceptance testing, supporting initial live operations and, finally, the long term maintenance of the system. Any changes or enhancement done is also charged to the customer. In the requirements study/gaps analysis, the NetSol LeaseSoft team goes to the client site to study the client's business and functional requirements and maps them against the existing functionality available in LeaseSoft. LeaseSoft has now reached a stage where hardly, if any gaps, are identified as a result of such a study. In the customization phase, the gaps are made part of LeaseSoft through a development cycle. This development takes place in Lahore, Pakistan. Then the new as per requirement system is thoroughly tested. This phase also takes place in Pakistan. LeaseSoft is a highly parameterized configurable application and hence it is able to be configured according to the business of the customer. This phase can take place both onsite as well as in Lahore but is usually at least partially done in Lahore. Next, follows the installation of the system at client site. If the customer was using some other system and already has data in electronic form, then NetSol's data migration team migrates this data from the old system to the LeaseSoft database. Data migration is a mix of both client site and Lahore based work. The client is also imparted training in the areas of business user training, functional business training and system administration training. Training is followed by user acceptance testing (UAT) where client nominated staff and NetSol consultants test the system against the customer business requirements. After UAT, the system is put in normal business use. LeaseSoft is a mission critical software, and the whole business operations, from the asset side of a finance/leasing company, hinge upon the performance of the system. Hence in the early days after going live, NetSol consultants remain at the client site to assist the company in smooth operations. After this phase, the regular maintenance and support services phase for the implemented software begins. In addition to the daily rate paid by the customer for each consultant, the customer also pays for all the transportation related expenses, boarding of the consultants, and a living allowance. These practices enable NetSol to increase marginal revenue in a proportion larger than the marginal cost incurred.


License fees can vary generally between $100,000 up to $1,000,000 per license depending upon the size of the customer and the complexity of the customer's business. There are various attributes which determine the level of complexity, a few of which are: number of contracts; size of the portfolio; business strategy of the company; number of business users; and, branch network of the customer. The Company recognizes revenue from license contracts without major customization when a non-cancelable, non-contingent license agreement has been signed, delivery of the software has occurred, the fee is fixed or determinable, and collectibility is probable. However, revenue from sale of licenses with major customization, modification, and development is recognized on percent of completion basis. Revenue from software services includes fixed price contracts and is recognized in accordance with the percentage of completion method using the output measure of "Unit of Work Completed." The annual maintenance fee, which usually is an agreed upon percentage of overall monetary value of the implementation, then becomes an ongoing revenue stream realized on a yearly basis.

As a marketing strategy NetSol is preparing a lighter version of LeaseSoft to target companies with simpler business models. LeaseSoft is highly modular. Hence various sets of functionalities can be used against the restricted requirements of the client. The first deployment of this lighter version is currently being carried out in Maritius for Mauritius Commercial Bank.

Acquisition of CQ Systems Ltd., UK.

In February 2005, NetSol acquired 100% of CQ Systems Ltd., an IT products and service company based in the UK. As a result of this acquisition, NetSol has access to a broad European customer base using IT solutions complementary to NetSol's LeaseSoft product. NetSol plans to leverage CQ Systems' knowledge base and strong presence in the Asset Finance market to launch LeaseSoft in the UK and continental Europe. CQ's strong sales and marketing capability would further help NetSol gain immediate recognition and positioning for the LeaseSoft suite of products.

NetSol has an active plan to gradually move some of the software production activities at CQ Systems to its offshore development center in Lahore. This transition is expected to last about twelve months, during which time most of the quality assurance, documentation and some of the CQ products core software development activities would transition to Lahore. While it is expected that a gradual reduction in costs on a like for like basis at CQ Systems will occur during the twelve month transition period, the expected growth in CQ Systems business over the next eighteen months, may result in a personnel growth at CQ Systems during that same period.

NetSol will continue to manage LeaseSoft pre-sales support and deliveries by having two specialized pools of resources for each of the four products under LeaseSoft. One group focuses on software development required for customization and enhancements. The second group comprises of LeaseSoft consultants concentrating on implementation and onsite support. Both groups are being continually trained in the domain of finance and leasing, system functionality, communication skills, organizational behavior and client management.

The Asian continent, Australia and New Zealand, from the perspective of LeaseSoft marketing, are targeted by NetSol Technologies from its Lahore subsidiary and its newly opened offices in Beijing. NetSol UK, both through its base in London and its CQ Systems Ltd. offices located in Horsham, United Kingdom, focuses on the European market. NetSol UK has also appointed a representative in Denmark to further focus on Denmark as well as the neighboring countries. The marketing for LeaseSoft in USA and Canada is carried out directly by the Company. NetSol Technologies (Pvt.) Limited services and NetSol UK market whenever and wherever required.

NetSol has established a strategy to aggressively market LeaseSoft in various regions of the world. As part of the strategy, NetSol is forming alliances with reputable IT companies and has already appointed distributors in Singapore and Japan. NetSol has entered into a mutually non-exclusive agreement with Singapore Computer Systems (SCS) that allows SCS to market LeaseSoft in the entire Asia Pacific Region. Furthermore, NetSol is looking forward to developing partner networks all across the world with reputable companies.

Launch of NetSol CQ office in Beijing, China

As part of the same strategy and focus on marketing LeaseSoft, NetSol has recently established a new sales office in Beijing, China, which will act not only as the sales and marketing front for NetSol in the People's Republic of China but also act as the liaison office for its ongoing operations and implementation services for DaimlerChrysler Services and other clients in the country. The new Asia Pacific office is jointly managed by NetSol Technologies, Inc. and its wholly owned U.K. subsidiary, CQ Systems Ltd.

Management believes that LeaseSoft has begun to be recognized as a unique, world-class product offering. This belief is based on the following instances:

      o     Breakthrough with Toyota in Thailand and China
      o Breakthrough in non-captive finance as evidenced by agreement with Mauritius Commercial Bank in Mauritius
      o It has been recognized as a Solution Blueprint by Intel Corporation. Intel has very stringent technical and market potential criteria for designating a solution as a "solution blueprint"
      o     Frame Agreement with DaimlerChrysler Services AG (DCS)

NetSol's Frame Agreement with DCS short lists LeaseSoft as a preferred software provider for managing the wholesale and retail side of leasing and finance business of DCS. DCS supports the sales of DaimlerChrysler vehicles through financial services.

The current LeaseSoft client base includes DaimlerChrysler Services (Australia, Japan, New Zealand, Singapore, South Korea, Thailand, China and Taiwan), Yamaha Motors Finance Australia, Toyota Motors Finance China, Mercedes Benz Finance Japan, Toyota Leasing Thailand and Mauritius Commercial Bank.

NetSol also maintains a LeaseSoft specific product website www.leasesoft.biz
                                                           -----------------

STATUS OF NEW PRODUCTS AND SERVICES

inBanking(TM)

With the acquisition of Pearl Treasury System, whose product offering is now referred to as InBanking(TM), the Company expands its menu of software into the banking and other financial areas. In 2003, NetSol acquired the intellectual property rights ("IPR") of Pearl Treasury System ("PTS"). PTS was developed to 70% completion in the late 1990s, led by its system designer who had 30 plus years in banking through positions as Trader and Head of Trading, Treasury, Risk, Operations and IT for banks such as Bankers' Trust and Mitsubishi Trust & Banking.

PTS was originally developed on two tier client server technologies and was designed to provide full process automation and decision support in the front, middle and back offices of treasury and capital market operations. On an internal review of PTS post-acquisition, it was decided to re-write the system with in the .NET technologies, bringing the system into the n-tier/browser based environment. The project name for this program is inBanking(TM), and the Phase One deliverables are nearing completion. InBanking(TM) has more than 70 person years of development effort and $4 million already invested.

The tremendous flexibility enabled by the comprehensive data model and multi-tier architectural design of InBanking(TM) has been fully recognized, identifying the potential to further develop InBanking(TM) beyond treasury and capital markets. Additionally, inBanking(TM) is modular and can therefore be implemented as solutions for, example, front office trading, middle office credit or market risk, or back office settlement. InBanking(TM) can also be implemented to support all these areas, plus others, as a single fully integrated solution.

InBanking(TM) provides NetSol with the significant opportunity to gain a sizable share of the treasury, capital markets and wholesale banking systems markets. Following a lull in the banking solution purchase market, caused by Y2K and disasters such as 9/11, market analysts, such as Celent and IBS Publishing, are forecasting significant system replacement activity over the next few years, particularly in the area of treasury management.

NetSol is currently and actively seeking a small number of banks and financial institutions to be pilot development partners for the final stage of the Phase One development program, implementing InBanking(TM) to support their specific requirements.

TiG-NetSol

In November 2004, the Company entered into a joint venture agreement with The Innovation Group ("TiG") whereby the TIG-NetSol (Pvt) Ltd., a Pakistani company, now called Extended Innovation, provides support services enabling TiG to scale solution delivery operations in key growth markets. TiG-NetSol operations are centered in NetSol's IT Village in Lahore, Pakistan, with a back up facility in Bangalore, India. NetSol owns 50.5 percent of the new venture, with TiG owning the remaining 49.5 percent. The entities share equally in the revenues of the joint venture. The outsourcing model between TiG and NetSol involves services pertaining to business analyses, configuration, testing, software quality assurance (SQA), as well as, technical communication for TiG software. Initiated with a 10 person outsourcing team in Lahore in February 2005, this arrangement has extended to a 35 person team in July 2005 with the additional resources catering to the increased influx of outsourcing of configuration and testing assignments from TiG. Backed up by a dedicated 4Mbps fiber optic link for communication and teleconferencing, this arrangement will allow NetSol's human resources to efficiently and effectively respond to additional outsourcing and offshore configuration work.

GROWTH THROUGH ACQUISITION AND ALLIANCES

In Mid-2004, NetSol management identified mergers and acquisitions as potential methods of capitalizing on the demand of the Company's flagship product, LeaseSoft and assisting the Company in launching its treasury banking software systems. This, together with the visible turnaround in the services and outsourcing sectors in global markets, led to a growth strategy encompassing both organic growth and mergers and acquisitions. While the calendar year 2004, focused on capitalizing on organic growth and investing in building up the Company's marketing and sales organization, the early part of 2005 saw a renewed focus on mergers and acquisitions. In February 2005, the Company closed the acquisition of CQ Systems Ltd., a UK based company. With a client network reaching across Europe, CQ Systems provides a platform for the Company's LeaseSoft products in the UK and continental Europe.

The Company continues to explore mergers and acquisition opportunities, both in the USA and Europe. Management believes that great value can be added to the Company by completing a series of acquisitions over the next five years. The model of targeting well established, profitable product companies, within NetSol's domain, management believes, has proven successful with the CQ acquisition. Management believes this model can be replicated over the next five years.

Growth through Establishing Partners Network

NetSol is well aware that market reach is essential to effectively market IT products and services around the globe. For this purpose, the Company is looking forward to establishing a network of partners worldwide. These companies will represent NetSol in their respective countries and will develop business for NetSol. Keeping these strategic objectives in view, NetSol has entered into a mutually non-exclusive agreement with Singapore Computer Systems (SCS) that allows SCS to market LeaseSoft in the entire Asia Pacific region.


STRATEGIC ALLIANCES

LeaseSoft is recognized as Solution Blueprint by Intel Corporation. Intel has very stringent technical and market potential criteria for marking a solution as solution blueprint. The document is also available online from Intel's website http://www.intel.com/business/bss/solutions/blueprints/industry/finance/ index.htm

NetSol and Intel Corporation have a strategic relationship that would potentially permit NetSol to market its core product, `LeaseSoft', through Intel websites. In a joint press release made earlier in 2004, by both NetSol and Intel, both companies would deliver a new Solution Blueprint for its core leasing solution. With the collaboration to create a world-class blueprint for the leasing and finance industry, deployment should become even faster and smoother for our customers. Intel's website defines Intel's Solution Blueprints as detailed technical documents that define pre-configured, repeatable solutions based on successful real-world implementations. Built on Intel(R) architecture and flexible building block components, these solutions help deliver increased customer satisfaction, lower operating costs, and better productivity.

DaimlerChrysler Services Asia Pacific has established "Application Support Center (ASC)" in Singapore to facilitate the regional companies in LeaseSoft related matters. This support center is powered by highly qualified technical and business personnel. ASC LeaseSoft in conjunction with NetSol Technologies (Pvt.) Ltd. Lahore are supporting DCS companies in seven different countries in Asia and this list can increase as other DCS companies from other countries may also opt for LeaseSoft. In June 2004, the Company entered into a Frame Agreement with DaimlerChrysler AG. This agreement, which serves as a base line agreement for use of the LeaseSoft products by DaimlerChrysler Services AG companies and affiliated companies, represents what management believes to be an endorsement of the LeaseSoft product line and the capabilities of NetSol to worldwide DaimlerChrysler Financial Services (DCFS) entities. This endorsement has had a tremendous impact on our perspective customers, it has helped our sales and Business Development personnel to market and sell our LeaseSoft solution to blue chip customers around the world. This relationship has resulted in new agreements with DCFS and has served as a marketing source which has resulted in agreements with companies such as Toyota

With the recent deregulation of Pakistan's telecommunications sector and the government's desire to attract investors to the country, while experiencing an unprecedented increase in exports, Pakistan is keen to build a solid technology infrastructure to support the growth expected over the next several years. The areas within Pakistan expected to receive major information technology investments by the government are education, public sector automation, railways and the country's armed forces.

As compared to the previous year, NetSol (Pvt) Ltd. was able to materialize a number of service contracts within the local Pakistani public and defense sectors. An important aspect of these contracts is that not all of them focused solely on software development and engineering. This year, NetSol has gone a step further by providing both consultancy services to organizations so as to improve their quality of operations and services and, wining strategically important assignments with the E-Governance domains for organizations of national significance in Pakistan including, but not limited to, the Prime Minister's office and the lower and upper houses of Parliament. These clients include private as well as public sector enterprises. Also, NetSol was successful in consolidating its standing as one of the preferred solutions providers for the Military sector and Defense organizations. The service offerings of NetSol has now diversified into a comprehensive supply chain of end to end services and solutions catering to private and public sectors, consultancies, applications development, systems engineering integration as well as other supporting processes for turnkey projects.


NetSol Akhter Pvt. Ltd., a subsidiary of the Company with ownership of 50.1% by the Company and 49.9% by Akhter Group, is a company capitalizing on the high growth of the telecommunications market in Pakistan. NetSol Akhter provides ISP services to clients in the three major cities of Pakistan and is looking to expand its service offerings. NetSol management took this strategic step to maintain its focus in the core business of software development and IT services.

As a direct result of a delay in the PTCL privatization, the state owned telecommunications monopoly, NetSol-Akhter has faced delays in finalizing cross network pricing and infrastructure rollout. However, the recent completion of the PTCL privatization process would provide some much needed impetus to the rollout plans. A giant UAE based telecom group (Eitesalat) has acquired 26% of PTCL for $2.6MN and will be taking over the management control of this state owned telecom giant of Pakistan.


TECHNICAL AFFILIATIONS

We currently have technical affiliations as: a MicroSoft Certified Partner; a member of the Intel Early Access Program; and, an Oracle Certified Partner.

MARKETING AND SELLING

THE MARKETING PROGRAM

NetSol management is optimistic that the Company will experience ever increasing opportunities for its products offerings in 2006. The Company is aggressively growing the marketing and sales organizations in the United Kingdom in conjunction with CQ Systems Ltd., in Pakistan and the USA. Management believes that the year 2006 will follow 2005 as a year for continued growth, the launching of footprints in new markets, while penetrating in the established markets such as Asia Pacific and Europe.

While affiliations and partnering result in potential growth for the Company, marketing and selling remain essential to building Company revenue. The objective of the Company's marketing program is to create and sustain preference and loyalty for NetSol as a leading provider of enterprise solutions, e-services consulting and software solutions. Marketing is performed at the corporate and business unit levels. The corporate marketing department has overall responsibility for communications, advertising, public relations and the website and also engineers and oversees central marketing and communications programs for use by each of the business units.

Our dedicated marketing personnel within the business units undertake a variety of marketing activities, including sponsoring focused client events to demonstrate our skills and products, sponsoring and participating in targeted conferences and holding private briefings with individual companies. We believe that the industry focus of our sales professionals and our business unit marketing personnel enhances their knowledge and expertise in these industries and will generate additional client engagements. As the US technology market gradually improves, NetSol marketing teams are concentrating on the markets overseas with cautious entry into the US market.

THE MARKETS

NetSol provides its services primarily to clients in global commercial industries. In the global commercial area, our service offerings are marketed to clients in a wide array of industries including, automotive: chemical; tiles/ceramics; Internet marketing; software; medical; banks; U.S. higher education and telecommunication associations and, financial services.

Geographically, NetSol has operations on the West Coast of the United States, Central Asia, Europe, and Asia Pacific regions.

During the last two fiscal years ended June 30, 2005, NetSol's revenue mix by major markets was as follows:

                                                                2005    2004
                                                                ----    ----

North American (NetSol USA)                                       2%     12%
Europe (CQ Systems Ltd., NetSol Technologies, UK Ltd.)           24%      6%
Other International (Abraxas, NetSol Technologies Pvt. Ltd., 74% 82% NetSol Pvt., Ltd., NetSol Connect)

Total Revenues                                                  100%    100%


FISCAL PERFORMANCE OVERVIEW

We have effectively expanded our development base and technical capabilities by training our programmers to provide customized I/T solutions in many other sectors and not limiting ourselves to the lease and finance industry.

NetSol Technologies PVT Ltd.

Our subsidiary in Pakistan continues to perform strongly and has enhanced its capabilities and expanded its sales and marketing activities. In May 2004, NetSol inaugurated its newly built Technology Campus in Lahore, Pakistan. This was followed by a formal inauguration on March 4, 2005, by the Prime Minister of Pakistan, Shaukat Aziz. This state of the art, purpose-built and fully dedicated IT and software development facility, is the first of its kind in Pakistan. NetSol also signed a strategic alliance agreement with the IT ministry of Pakistan to convert the technology campus into a technology park. By this agreement, the IT ministry has invested nearly 10 million Rupees (approximately $150,000) to install fiber optic lines and improve the bandwidth for the facility. This facility currently houses over 400 employees and thus has become the backbone of the NetSol business model providing world class IT talent and a cost arbitrage that is attractive to its western customers.

The Lahore operation supports our worldwide customer base of the LeaseSoft suite of products and all other product offerings. NetSol has continued to lend support to the Lahore subsidiary to further develop its quality initiatives and infrastructure. The major initiative in this area is the final stage of phase 1 of the development of the technology campus. The development facility in Pakistan, being the engine, which drives NetSol, continues to be the major source of revenue generation. The Pakistan operation has contributed nearly 53% of 2005, with $6.6 million in revenues for the current year. This was accomplished primarily through export of I/T Services and product licensed to the overseas markets. The total revenue of NetSol Pakistan, including the Pakistan domestic market, was $6.55 million with profit of $3.3 million.

Seeking to take further advantage of the bourgeoning Pakistani markets, including the capital markets, the Company listed NetSol Technologies Ltd. on the Karachi Stock Exchange ("KSE") in August 2005. The initial public offering of stock, of NetSol Technologies Ltd., together with the pre-initial public offering private placement, raised over $5.83 million. NetSol Technologies Ltd. is listed on the KSE under the symbol "NETSOL". Trading of `NETSOL' on the KSE commenced on August 26, 2005. The successful listing of the subsidiary in this emerging capital markets, has increased visibility in Pakistan capturing the interest of both public and private sectors for new business opportunities. Furthermore, NetSol expects to leverage its position as one of the most reputed software developer's in Pakistan with a much improved balance sheet to attract major new projects and customers.

While available to support its product and services base on a world-wide basis, NetSol Tecnologies PVT Ltd.'s selling and marketing efforts are focused on Asia. Using the distribution channels in Lahore, Beijing and many client sites, we are consolidating the Australian office and merging it with the Lahore facility. The existing senior management from Australia will now be directed by the Lahore operation which will serve the Australian-New Zealand markets. The Company expects to save nearly $250,000 by this initiative.

NetSol has signed on new customers for LeaseSoft as well as bespoke development services. For LeaseSoft the following new projects were earned by the Company:

      o DaimlerChrysler Auto Finance China- Licensing and customization of LeaseSoft CAP, CMS & WFS.
      o Toyota Leasing Thailand (TLT) - Licensing, customization and implementation of LeaseSoft CAP (formerly PMS), CMS & WFS.

      o TLT is a volume leader in captive finance companies in Thailand. NetSol considers it a big strategic break as delivering successfully in Thailand will position NetSol to target Toyota Finance companies around the world.
      o Mercedes Benz Finance Japan-Licensing and implementation of LeaseSoft WFS.
      o     Toyota Motor Finance China- Licensing and implementation of
            LeaseSoft WFS.
      o Mauritius Commercial Bank, Mauritius- Licensing and implementation of LeaseSoft CMS and LeaseSoft CAP.
      o CMM Evaluation Consultancy Services for the Pakistan Software Export Board (PSEB).

As a part of Ministry of Information Technology's efforts for the process improvements in the operations of Pakistani software houses, NetSol, under the auspices of PSEB, is actively undertaking exercises for these consultancy services for different software companies. The key aspects of these services would be CMM1 introduction, gap analyses for ISO 9001:2000 compliant procedures, CMM Level 2/3 pre-assessments, consultancies, evaluations and tracking/analyses of such improvements. The clientele for these NetSol professional services includes: DPS Islamabad, Shaukat Khanum Memorial Trust (SKMT) Lahore, ProSol Islamabad, GeoPac Islamabad, yEvolve Karachi, and Avanza Solutions, Karachi.

Management believes that NetSol has been identified as a premium IT company in Pakistan and with its matured products and services, local demand is surging. A few of the recently signed agreements in the private and public sectors are:

      o     Pakistan Administrative Staff College

      o     Government of Punjab (Motor Transport Management)

      o     Pakistan Software Export Board

      o     Ministry of Defense (multiple projects)

      o     All Pakistan Textiles Processing Mills Association (APTPMA)

      o National Assembly and Senate of Pakistan (Electronic Government Directorate)

      o Prime Minister of Pakistan's Secretariat (Electronic Government Directorate)

      o     Armed Forces Institute of Dentistry


There is a growing domestic business in Pakistan for the IT and IT enabled services, as stated above, and NetSol is strategically positioned to support a very stable and economically beneficial pipeline to win many more and major new projects in the public and private sectors. NetSol will continue to strengthen its position as a dominant IT solutions provider in this explosive growth market.

NetSol IT Matrix (NITM) for Information Security and related services.

NetSol has entered into a joint venture agreement with IT Matrix, Saudi Arabia, for the provision of information security and related consultancy services for the growing IT services market in Pakistan. Realizing the already established potential of information security strength of NetSol in Pakistan and the capability/experience of IT Matrix Saudi Arabia, the organizations agreed to form a new business entity in Pakistan (NITM) to jointly pursue the information security business. IT Matrix is among the few companies in the region which has built its Information Security solutions integrating hardware, software and services. It is currently the leading Information Security solutions provider in the Kingdom of Saudi Arabia, with corporate offices in Riyadh and one branch office in Al-Khobar (Easter Province). The company has partnerships with a number of leading information security vendors in the world and is the first company in the region to have built its IT security technologies with 100% local development in Saudi Arabia.

The business objectives of the joint venture will be to: develop intellectual capital in the form of information security technologies; information security professional consultancy services; methodologies for implementation and maintenance; information security training and educational material with delivery mechanism and sales of information security consulting services; NITM developed information security technologies; support services for information security technology (people and processes); information security training and education; and, 24x7 security surveillance centers.

NetSol Technologies UK Ltd

NetSol Technologies Limited, the Company's UK subsidiary, was formed in Fiscal 2003. Located in the heart of the City of London, one of the world's major banking and finance centers, the company is resourced with experts from the financial services industry, including its chairman, Ed Holmes, with experience such as Group Executive Europe and chairman/CEO of Citibank International Plc.. The UK subsidiary is responsible for the Company's activities in the UK, Europe and Middle East and includes the spearheading of the sales and marketing efforts for InBanking(TM), NetSol's treasury and wholesale banking solution; plus ongoing marketing and sales of the LeaseSoft portfolio of leasing solutions and NetSol's range of on and off-shore IT services.

With the acquisition of CQ Systems, Ltd., which is managed by NetSol UK, the Company has added a complimentary suite of leasing products. CQ Systems Ltd. was established in 1986 and provides robust, powerful, scalable and safe contract management and accounting solutions for the installment credit, motor finance and asset finance markets. The modules provide an end-to-end contractual solution - from underwriting, contract administration and accounting through to asset disposal and re-marketing. Today CQ has more than 55 banking, independent and captive finance house clients in the UK, Europe, Africa and Asia. The revenue generated by CQ Systems from the date of acquisition (Feb 21 to June 30, 2005) was $2.3 million, or 18% of the Company's total revenues. The net income before tax reported for the same period was about $432,000. In terms of CQ Systems stand alone revenues for year 2004-2005, the revenues exceeded $6 million.

Subsequent to the CQ Systems acquisition, it was decided to use NetSol UK as a marketing arm of the Lahore subsidiary and mergers and acquisition arm of the Company.

Depending solely upon organic growth, the UK company produced $688,000 in revenue for the current fiscal year or 5.53% of the Company's total revenues. The net income was reported approximately $159,900. The main focus of this entity is to market the array of banking and leasing solutions in the heart of the financial district in London and the rest of Europe.

Depending solely upon organic growth, the UK company produced $688,000 in revenue for the current fiscal year or 5.53% of the Company's total revenues. Net income of approximately $159,900 was reported. The main focus of this entity is to market the array of banking and leasing solutions in the heart of the financial district in London and the rest of Europe.

NETSOL TIG, JOINT VENTURE

As disclosed before, the newly formed outsourcing joint ventures of NetSol with a UK based IT solutions provider TIG, Plc. contributed approximately $448,000 in revenue in just five months or 3.6% of the Company's revenues. The total net profit was $250,000 before adjusting the minority interest; NetSol owns 51% while TIG owns 49% of the JV.

NETSOL CONNECT

In August 2003, NetSol entered into an agreement with United Kingdom based Akhter Group PLC (Akhter). Under the terms of the agreement, Akhter Group acquired 49.9% of the Company's subsidiary; Pakistan based NetSol Connect Pvt Ltd., an Internet service provider (ISP) in Pakistan. As part of this Agreement, NetSol Connect changed its name to NetSol Akhter. A change in the ownership structure in September 2003 and the consolidation and readjustment of the revenue model caused revenue reduction in fiscal year 2004 as compared to the fiscal year 2003. During the current fiscal year, NetSol Connect steadily grew its presence in three cities (Karachi, Lahore and Islamabad) by acquiring a small Internet online company called Raabta Online in early 2004. This created a national presence for wireless broadband business in key markets that have experienced explosive growth.. NetSol Akhter with its new laser and wireless technologies has a potential to become a major brand in Pakistan. The partnership with Akhter Computers is designed to rollout the services of connectivity and wireless to the Pakistani national market.

Akhter, one of the oldest established computer companies in the UK, is well recognized as a provider of managed Internet services, integrated networks, both local area networks and wide area networks, as well as metropolitan area networks within the UK. Akhter owned proprietary broadband technologies and solutions will provide NetSol Connect a technologically strong platform for strengthening its telecommunications infrastructure within Pakistan with a goal of becoming a leading provider of broadband Internet access to both residential and commercial users.

The initial stage of the agreement provides NetSol with an investment of up to $1 million in cash to launch a broadband infrastructure in Karachi, the largest business hub in Pakistan. The initial infrastructure will provide a 155MB backbone and a 5MB broadband to customer premises using a proprietary broadband technology and an infrastructure consisting of 20 hubs. After the successful launch of the initial six-month beta program to Karachi's residential and commercial customers, additional rollouts of the hubs are scheduled in Lahore and Islamabad within a 12-month period. The second investment into the program could provide up to $20 million to create the first Terabit backbone in Pakistan. This will allow NetSol to provide data, voice, video and other multi-media services to major cities within Pakistan.


NetSolConnect Pvt Ltd. will continue to aggressively seek revenues to growth. The revenue contribution for NetSolConnect was $1.14 million or about 9.2% of 2005 revenues. The total net loss was $27,422 before adjusting the minority interest.

NetSol USA


In February 2005, NetSol USA operations were merged with the parent company. NetSol USA managed the successful completion and implementation of projects for a Seattle based software company, Capital Stream. This contract was awarded at the end of 2003 and was completed in the middle of fiscal year 2005. With NetSol USA focusing on consulting services in areas not necessarily compatible with the NetSol products and services base, and the completion of the Capital Stream project the Company elected to consolidate the Maryland office into the Company's headquarters in Calabasas, California. NetSol USA was responsible for $295,000 in revenues or 2.4% of total revenues to the Company. The downsizing of NetSol USA office would contribute to over $250,000 of annual savings.


LeaseSoft Sales

LeaseSoft received a major recognition when DaimlerChrysler Services (DCS) AG, Germany signed a global frame agreement with NetSol for LeaseSoft. Under terms of the open-ended global frame contract, LeaseSoft is named as one of the strategic, asset-based, finance software solutions for DCS.

Within the DCS locations, the Global Frame Agreement was responsible for the following additional sales of LeaseSoft in the year ended June 30, 2005: licensing and implementation of LeaseSoft PMS, CMS and WFS for DaimlerChrysler Auto Finance China; and, Licensing and Implementation of LeaseSoft WFS for Mercedes Benz Finance Japan.

Other than DCS, NetSol was also successful in entering into agreements with new customers in the region. A major breakthrough was Toyota Leasing Thailand allowing NetSol to offer and provides services to another leader in the region's automotive markets. This arrangement was later extended to a second Toyota client in China (Toyota Motors Finance China (TMFCN)). New customers included: licensing and implementation of WFS, CMS and PMS for Toyota Leasing Thailand; licensing and implementation of LeaseSoft for Toyota Motors Finance China; and, licensing and implementation of LeaseSoft PMS and CMS for Mauritius Commercial Bank, Mauritius.

Technology Campus

We broke ground for our Technology Campus in January 2000 with a three-phase plan of completion. Initially, we anticipated the completion of Phase One by fall 2001, but due to the delay in financing, and other challenges we faced, the completion was delayed. The Technology Campus was completed in May 2004 and the Lahore operations relocated to the facilities in May 2004. By relocating the entire Lahore operation from its previously leased premises to the Campus, the Company saves approximately $150,000 annually. The campus is currently capable of housing over 2,500 IT professionals in approximately three acres of land. The campus site is located in Pakistan's second largest city, Lahore, with population of six million. An educational and cultural center, the city is home to most of the leading technology oriented academia of Pakistan including names like LUMS, NU-FAST & UET. These institutions are also the source of quality IT resources for the Company. Lahore is a modern city with very good communication infrastructure and road network. The Technology campus is located at about a 5-minute drive from the newly constructed advanced and high-tech Lahore International Airport. This campus is the first purpose built software building with state of the art technology and communications infrastructure in Pakistan. The Company has made this investment to attract contracts and projects from blue chip customers from all over the world.

Employees

We believe we have developed a strong corporate culture that is critical to our success. Our key values are delivering world-class quality software, client-focused timely delivery, leadership, long-term relationships, creativity, openness and transparency and professional growth. The services provided by NetSol require proficiency in many fields, such as computer sciences, programming, mathematics, physics, engineering, and communication and presentation skills. Almost every one of our software developers is proficient in the English language. English is the second most spoken language in Pakistan and is mandatory in middle and high schools.

To encourage all employees to build on our core values, we reward teamwork and promote individuals who demonstrate these values. NetSol offers all of its employees the opportunity to participate in its stock option program. Also, we have an intensive orientation program for new employees to introduce our core values and a number of internal communications and training initiatives defining and promoting these core values. We believe that our growth and success are attributable in large part to the high caliber of our employees and our commitment to maintain the values on which our success has been based. NetSol worldwide is an equal opportunity employer. NetSol attracts professionals not just from Pakistan, where it is very well known, but also I/T professionals living overseas.

Management believes it has been successful in capitalizing on the "Reverse Brain Drain" phenomenon whereby it has been able to attract and retain highly qualified and suitably experienced IT and management professionals working overseas and returning to Pakistan. These include senior management as well as software development professionals that shall directly contribute to the organization improvement of various engineering processes and procedures at NetSol.

NetSol believes it has gathered, over the course of many years, a team of very loyal, dedicated and committed employees. Their continuous support and belief in the management has been demonstrated by their further investment of cash. Most of these employees have exercised their stock options during very difficult times for us. Management believes that its employees are the most valuable asset of NetSol. The Company's survival in the most challenging times is due, in part, to their dedication towards continuous achievement of highest quality standards and customer satisfaction. With each acquisition, NetSol is able to combine both work forces. For example, NetSol and CQ Systems have effectively and swiftly integrated the culture, systems and processes creating an environment satisfactory for its employees.

Overall, NetSol as a global IT company has over 25% female employees with the biggest concentration in our development facility in Lahore. The Company is an equal opportunity employer. Being a successful company with a well respected name in the business community, NetSol encourages its employees to actively participate and contribute to charitable contributions for catastrophic tragedies such as Tsunami disaster and the Gulf Coast disaster caused by Katrina Hurricane in the US.

There is significant competition for employees with the skills required to perform the services we offer. We believe that we have been successful in our efforts to attract and retain the highest level of talent available, in part because of the emphasis on core values, training and professional growth. We intend to continue to recruit, hire and promote employees who share this vision.

As of June 30, 2005, we had 530 employees; comprised of 410 IT project personnel in Pakistan, UK and Australia and 125 non-IT personnel in Pakistan, UK, Australia and US. This includes 40 employees in sales and marketing and 85 in general and administration. There are a total of five part-time employees and the rest are full time-employees. None of our employees are subject to a collective bargaining agreement. Our telecom subsidiary NetSolConnect has over 99 full time employees based in Karachi, Pakistan

COMPETITION

Neither a single company nor a small number of companies dominate the I/T market in the space in which we compete. A substantial number of companies offer services that overlap and are competitive with those offered by NetSol. Some of these are large industrial firms, including computer manufacturers and computer consulting firms that have greater financial resources than NetSol and, in some cases, may have greater capacity to perform services similar to those provided by NetSol.

Some of our competitors are International Decisions Systems, Inc., McCue Systems, EDW, Data Scan, Inc., AIPAC, CHP, KPMG, LMK Resources, Systems Innovations (Si3), Bearing Point, Kalsoft, Systems Limited, Oratech Pakistan, Tech Access Pakistan and a few others These companies are scattered worldwide geographically. In terms of offshore development, we are in competition with some of the Indian companies such as Wipro, HCL, TCS, InfoSys, Satyam Infoway and others. Many of the competitors of NetSol have longer operating history, larger client bases, and longer relationships with clients, greater brand or name recognition and significantly greater financial, technical, and public relations resources than NetSol. Existing or future competitors may develop or offer services that are comparable or superior to ours at a lower price, which could have a material adverse effect on our business, financial condition and results of operations.

CUSTOMERS

Some of the customers of NetSol include: DaimlerChrysler Services AG; DaimlerChrysler Asia Pacific - Singapore; Mercedes Benz Finance - Japan; Yamaha Motors Finance - Australia; Debis Portfolio Systems - UK; DaimlerChrysler Services - Australia; DaimlerChrysler Leasing - Thailand; DaimlerChrysler Services - Korea; UMF Leasing Singapore; MCB Mauritius; Toyota Leasing Thailand; Toyota Motors Finance, China; and, DaimlerChrysler Services New Zealand. In addition, NetSol provides offshore development and customized I/T solutions to blue chip customers such as Citibank Pakistan, DCD Holding UK, TIG Plc in UK and, Habib Allied Bank UK. NetSol is also a strategic business partner for DaimlerChrysler Services (which consists of a group of many companies), which accounts for approximately 20% of our revenue. No other individual client represents more than 10% of the revenue for the fiscal year ended June 30, 2005.

As compared to the previous year, NetSol (Pvt.) Ltd. was able to materialize a number of services contracts within the local Pakistani public and defense sectors. An important aspect of these contracts is that not all of them were solely focusing on software development and engineering. This year, NetSol, has gone a step further by providing consultancy services to organizations so as to improve their quality of operations and services in addition to winning strategically important assignments within the E-Governance domain for organizations of national significance in Pakistan, including, Prime Minister's office and the lower and upper houses of Parliament These clients include private as well as public sector enterprises. Also, NetSol was successful in consolidating its standing as one of the preferred solutions providers for the Military sector and Defense organizations. The service offering portfolio of NetSol has now diversified into a comprehensive supply chain of end to end services and solutions catering to BPR, consultancies, applications development, engineering as well as other supporting processes

New Local Customers are as follows:

      o     Pakistan Administrative Staff College

      o     Government of Punjab (Motor Transport Management)

      o     Pakistan Software Export Board

      o     Ministry of Defense (multiple projects)

      o     All Pakistan Textiles Processing Mills Association (APTPMA)

      o Prime Minister of Pakistan's Secretariat (Electronic Government Directorate)

      o National Assembly and Senate of Pakistan (Electronic Government Directorate)

      o     Armed Forces Institute of Dentistry


The Internet

We are committed to regaining and extending the advantages of our direct model approach by moving even greater volumes of product sales, service and support to the Internet. The Internet provides greater convenience and efficiency to customers and, in turn, to us. We receive 150,000 hits per month to www.netsoltek.com. We also maintain a product specific website for LeaseSoft at www.leasesoft.biz.

NetSol's software development and SQA team as well as its clients use its web based customer relationship management solution (HelpDesk) for timely and direct communication during the support and maintenance phases of Through its Web sites, customers, potential customers and investors can access a wide range of information about the Company's product offerings, can configure and purchase systems on-line, and can access volumes of support and technical information about the Company. More details can be found on http://www.netsolhelp.com.

Operations

Our headquarters are in Calabasas, California. Nearly 80% of the production and development is conducted at NetSol PK in Lahore, Pakistan. The other 20% of development is conducted in the Proximity Development Center or "PDC" in Horsham, UK to cater to the UK and continental European customers. The majority of the marketing is conducted through NetSol Technologies, Pvt Ltd in Lahore, Pakistan, NetSol UK, CQ Systems in the UK, and NetSol CQ in Beijing, China These are the core operating companies engaged in developing and marketing IT solutions and software development and marketing.

NetSol UK, together with CQ Systems Ltd., services and supports the clients in the UK and continental Europe. NetSol PK services and supports the customers in the Asia and South Asia regions.

A significant portion of our software is developed in Pakistan. Despite global unrest, due to the Iraq war and international terrorism, as well as economic pressure due to skyrocketing oil prices, the economy of Pakistan has made a positive turn around. The economy of Pakistan has grown to over 8.6% in 2005 and it is expected to sustain the same trend for years. For the first time in the history of Pakistan, the foreign exchange reserve has exceeded $13.0 billion in comparison with just below $2.0 billion in 2000. There has been a massive surge in FDI or foreign direct investments in Pakistan by foreigners. These investments have been in many sectors, to name a few: industrial infrastructure, telecom, oil & gas, stock market and real estate. The stock market in Pakistan is the most bullish in the Asia Pacific region with market growth over 600% year to date (Karachi Stock Exchange on October 18, 2001 was at 1,103 points vs. about 7,700 in recent times). Pakistan, now a close US ally, is recognized by the western world as becoming very conducive and attractive for foreign collaboration and investments. The breakthrough `thawing' of relationships between Pakistan and its biggest democratic neighbor, India, has stabilized the South East Asia region. This environment has raised the comfort and confidence of foreign investors and major US and European corporations to enhance their businesses in Pakistan. Due to many strategic measures and decisions by the government of Pakistan, the telecom sector has been privatized. Several new foreign telecom giants have made some serious investments in Pakistan. The biggest example is an U.A.E. based Telecom giant `EITESALAAT' which acquired 26% or management control of `PTCL' a government owned telecom company. This reflects a true potential and tremendous growth opportunities in Pakistan.

The Company is in an extremely strong position to continue to use this offshore model, which includes competitive price advantage to serve its customers. Due to all major improvements economically, politically and regionally, Pakistan's perception is improving drastically in recent months. A few major names such as Microsoft, Oracle, Cisco, Tata Consulting Services (India) and many other major names have recently signed agreements for collaboration and alliances with Pakistani companies. NetSol's few major successes achieved in 2005 were:

      *     A successful acquisition of CQ systems of UK
      *     A successful JV of NetSol and TIG to use offshore development model
      *     A global frame agreement with Daimler Credit Services
      *     Adding blue chip customers such as Toyota Leasing Thailand.

Just recently Moody's International assessed Pakistan as less vulnerable than many countries in the Asia Pacific region. Also, Standard & Poors rating on Pakistan has been improved to positive. The present government has taken major bold steps to attract new foreign investment and bolster the local economy. The confidence of the local investors and foreign investors has been undoubtedly enhanced resulting in stronger demand of new listing in the stock markets. Also recently the telecom sector received a boost when the IT ministry was able to successfully auction two new mobile phones licenses for a total of $592 million to two European Telecom conglomerates. This was a landmark development and it simply underscores the confidence and growing interest of foreign companies in investing in Pakistan.

Organization

NetSol Technologies, Inc. (formerly NetSol International, Inc.) was founded in 1997 and is organized as a Nevada corporation. We amended our Articles of Incorporation on March 20, 2002 to change our name to NetSol Technologies, Inc.

Our success, in the near term, will depend, in large part, on our ability to:
(a) continue to grow revenues and improve profits, (b) raise funds for continued operations and growth; (c) make a major entry in the US market and, (d) streamline sales and marketing efforts in the Asia Pacific region, Europe, Japan and Australia. However, management's outlook for the continuing operations, which has been consolidated and has been streamlined, remains optimistic and bullish. With continued emphasis on a shift in product mix towards the higher margin consulting services, the Company anticipates to be able to continue to improve operating results at its core by reducing costs and improving gross margins. Management is very excited and positive about a seamless transition and integration of CQ Systems with NetSol front end and back end operations.


INTELLECTUAL PROPERTY

We rely upon a combination of nondisclosure and other contractual arrangements, as well as common law trade secret, copyright and trademark laws to protect our proprietary rights. We enter into confidentiality agreements with our employees, generally require our consultants and clients to enter into these agreements, and limits access to and distribution of our proprietary information. The NetSol logo and name, as well as the LeaseSoft logo and product name have been copyrighted and trademark registered in Pakistan. An application has been filed in the US Patent and Trademark Office for the trademark "inBanking".

Governmental Approval and Regulation

Our current operations do not require specific governmental approvals. Like all companies, including those with multinational subsidiaries, we are subject to the laws of the countries in which we maintain subsidiaries and conduct operations. Pakistani law allows a tax exemption on income from exports of IT services and products up to 2016. While foreign based companies may invest in Pakistan, repatriation of their investment, in the form of dividends or other methods, requires approval of the State Bank of Pakistan. The present Pakistani government has effectively reformed the policies and regulations effecting foreign investors and multinational companies thus, making Pakistan an attractive and friendly country in which to do business.

           MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS

The following discussion is intended to assist in an understanding of NetSol's financial position and results of operations for the year ended June 30, 2005.

Forward-Looking Information.

This report contains certain forward-looking statements and information relating to NetSol that is based on the beliefs of its management as well as assumptions made by and information currently available to its management. When used in this report, the words "anticipate", "believe", "estimate", "expect", "intend", "plan", and similar expressions as they relate to NetSol or its management, are intended to identify forward-looking statements. These statements reflect management's current view of NetSol with respect to future events and are subject to certain risks, uncertainties and assumptions. Should any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this report as anticipated, estimated or expected. NetSol's realization of its business aims could be materially and adversely affected by any technical or other problems in, or difficulties with, planned funding and technologies, third party technologies which render NetSol's technologies obsolete, the unavailability of required third party technology licenses on commercially reasonable terms, the loss of key research and development personnel, the inability or failure to recruit and retain qualified research and development personnel, or the adoption of technology standards which are different from technologies around which the Company's business ultimately is built. NetSol does not intend to update these forward-looking statements.

PLAN OF OPERATIONS

Management has set the following new goals for NetSol's next 12 months.

Initiatives and Investment to Grow Capabilities

      o     Achieve CMM Level 5 Accreditation in 2005.
      o Enhance Software Design, Engineering and Service Delivery Capabilities by increasing investment in training.
      o Enhance and invest in R&D or between 7-10% of yearly budgets in financial, banking and various other domains within NetSol's core competencies.
      o Aggressively expand the sales and marketing organizations in all key locations by hiring senior and successful personnel.
      o Recruiting additional senior level managers in Lahore, China and, UK offices to be able to support potential new customers from the North American, Asian Pacific and European markets.
      o Aggressively exploit the booming Chinese market by strengthening NetSol's presence in China.
      o Launch its marketing presence in the US markets through M&A activities in the domain of our core competencies.
      o Embark on a program of recruiting the best available talent in Project and Program Management
      o Increase Capex, to enhance Communications and Development Infrastructure. Roll out a second phase of construction of technology Campus in Lahore to respond to a growth of new orders and customers.
      o Launch new business development initiatives in hyper growth economies such as China and Eastern Europe.
      o Create new technology partnership with Oracle and strengthen our relationship with Intel in Asia Pacific and in the USA.
      o Aggressively market LeaseSoft especially in Asia Pacific, Europe and globally.
      o Forge a partnership with a US based telecom company for its telecom division to fully exploit the explosive market potential in Pakistan.

Top Line Growth through Investment in marketing organically and by mergers and acquisition ("M&A") activities:

      o Launch LeaseSoft into new markets by assigning new, well established companies as distributors in Europe, Asia Pacific and North America.
      o     Aggressive marketing in China for LeaseSoft and related services.
      o Expand relationships with key customers in the US, Europe and Asia Pacific.
      o     Product Positioning through alliances and partnership.

      o     Joint Ventures.
      o     Direct Marketing of Services.
      o Embark on roll up strategy by broadening M&A activities broadly in the software development domain.
      o Enhance the sales and marketing organization by hiring new key executives in the US, UK and Asia.
      o Effectively position and marketing campaign for `Inbanking' or PTS. This is a potentially big revenue generator in the banking domain for which NetSol has already invested significant time and resources towards completing the development of this application.
      o Explore new diversified opportunities in the areas of Business process Outsourcing.


Funding and Investor Relations:

      o Raise new capital from emerging markets without or limited usage of NetSol securities to further strengthen the balance sheet and capital resources.
      o Attract long term institutional investors and partners both in the US and in Asia.
      o Infuse new capital from potential exercise of outstanding investors' warrants and employees options for business development and enhancement of infrastructures.
      o Continuing to efficiently and prudently manage cash requirements and raise capital from the markets only as it deems absolutely necessary to execute the growth strategy.
      o Enhance the visibility of company's stock to US based institutional investors, funds and research analysts.

Improving the Bottom Line:

      o Continue to review costs at every level to consolidate and enhance operating efficiencies.
      o     Grow process automation.
      o     Profit Centric Management Incentives.
      o     More local empowerment and P&L Ownership in each Country Office.
      o Improve productivity at the development facility and business development activities.
      o Cost efficient management of every operation and continue further consolidation to improve bottom line.
      o Integrate and centralize the US headquarters and Australian operations and improve the costs and bottom line.

Management believes that NetSol is in a position to derive higher productivity based on current capital employed.

Management continues to be focused on building its delivery capability and has achieved key milestones in that respect. Key projects are being delivered on time and on budget, quality initiatives are succeeding, especially in maturing internal processes. Management believes that further leverage was provided by the development `engine' of NetSol, which became CMM Level 2 in early 2002. In a quest to continuously improve its quality standards, NetSol reached CMM Level 4 assessment in December 2004. According to the website of SEI of Carnegie Mellon University, USA, only a few software companies in the world have announced their assessment of level 4. Now, as a result of achieving CMM level 4, the Company is experiencing a growing demand for its products and alliances from blue chip companies worldwide. NetSol is now aiming for CMM level 5, the highest CMM level, potentially as early as 2005. NetSol plans to further enhance its capabilities by creating similar development engines in other Southeast Asian countries with CMM levels quality standards. This would make NetSol much more competitive in the industry and provide the capabilities for development in multiple locations. Increases in the number of development locations with these CMM levels of quality standards will provide customers with options and flexibility based on costs and broader access to skills and technology.

MATERIAL TRENDS AFFECTING NETSOL

NetSol has identified the following material trends affecting NetSol

Positive trends:

      o Outsourcing of services and software development is growing worldwide.
      o The Global IT budgets are estimated to exceed $1.2 trillion in 2004, according to the internal estimates of Intel Corporation. About 50% of this IT budget would be consumed in the U.S. market alone primarily on the people and processes.
      o Cost arbitrage, labor costs still very competitive and attractive when compared with India.
      o Overall economic expansion worldwide and explosive growth in the merging markets specifically.
      o Regional stability and improving political environment between Pakistan and India.
      o Economic turnaround in Pakistan including: a steady increase in gross domestic product; much stronger dollar reserves, which is at an all time high of over $13 billion; stabilizing reforms of government and financial institutions; improved credit ratings in the western markets, and elimination of corruption at the highest level.
      o Stronger ties between the US and Pakistan creating new investment and trade opportunities.
      o Robust growth in outsourcing globally and investment of major US and European corporations in the developing countries.
      o     Chinese economic boom leading to new market opportunities.

Negative trends:

      o The disturbance in Middle East and rising terrorist activities post 9/11 worldwide have resulted in issuance of travel advisory in some of the most opportunistic markets. In addition, travel restrictions and new immigration laws provide delays and limitations on business travel.
      o Negative perception and image created by extremism and terrorism in the South Asian region.
      o Skyrocketing oil prices and unfortunate affects of Hurricane Katrina on US economy.
      o     Continuous impact of Iraq war on US and global economy.

CRITICAL ACCOUNTING POLICIES

Our financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States ("GAAP"). GAAP requires the use of estimates; assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, and expense amounts reported. These estimates can also affect supplemental information contained in the external disclosures of NetSol including information regarding contingencies, risk and financial condition. Management believes our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. Valuations based on estimates are reviewed for reasonableness and conservatism on a consistent basis throughout NetSol. Primary areas where our financial information is subject to the use of estimates, assumptions and the application of judgment include our evaluation of impairments of intangible assets, and the recoverability of deferred tax assets, which must be assessed as to whether these assets are likely to be recovered by us through future operations. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

VALUATION OF LONG-LIVED AND INTANGIBLE ASSETS

The recoverability of these assets requires considerable judgment and is evaluated on an annual basis or more frequently if events or circumstances indicate that the assets may be impaired. As it relates to definite life intangible assets, we apply the impairment rules as required by SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Assets to Be Disposed Of" which requires significant judgment and assumptions related to the expected future cash flows attributable to the intangible asset. The impact of modifying any of these assumptions can have a significant impact on the estimate of fair value and, thus, the recoverability of the asset.

INCOME TAXES

We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities. Deferred income taxes are reported using the liability method. Deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for tax able temporary differences. Temporary differences are the differences between the reported amount of assets and liabilities and their tax bases. We regularly review our deferred tax assets for recoverability and establish a valuation allowance based upon historical losses, projected future taxable income and the expected timing of the reversals of existing temporary differences. We regularly review our deferred tax assets for recoverability and establish a valuation allowance based upon historical losses, projected future taxable income and the expected timing of the reversals of existing temporary differences. During the fiscal years ended June 30, 2005 and 2004, we estimated the allowance on net deferred tax assets to be one hundred percent of the net deferred tax assets.

CHANGE IN MANAGEMENT AND BOARD OF DIRECTORS


Chief Financial Officer

In July 2005, Mr. Najeeb Ghauri resigned from his position of Chief Financial Officer of the Company retaining his position as Chairman of the Board under an Executive capacity. Ms. Tina Gilger a CPA and formerly the Company's controller was appointed by the board of directors to replace Mr. Ghauri.


Board of Directors

At the 2005 Annual Shareholders Meeting a seven member board was elected. The shareholders voted in an overwhelming majority for the new slate of directors. The board now consists of Mr. Najeeb U. Ghauri, Mr. Jim Moody, Mr. Salim Ghauri, Mr. Eugen Beckert, Mr. Naeem U. Ghauri, Mr. Shahid Burki, and Mr. Irfan Mustafa. Mr. Shabir Randeree did not stand for reelection. Mr. Randeree's refusal to stand for reelection is not of the result of any disagreement with NetSol relating to our operations, policies or practices. Effective May 2, 2005, Mr. Mustafa resigned from the board of directors. Mr. Mustafa will continue to serve on the board of the Company's Pakistani subsidiary. Mr. Mustafa's decision to resign from the board was due to personal conflicts and was not the result of any disagreement with NetSol relating to our operations, policies or practices. Effective April 27, 2005, Mr. Derek Soper was appointed to fill the vacancy in the board left by Mr. Randeree's departure.

Committees

The Audit committee is made up of Mr. Jim Moody as chairman, Mr. Burki and Mr. Beckert as members. The Compensation committee currently consists of Mr. Burki as its chairman. The Nominating and Corporate Governance Committee currently consists of Mr. Beckert as chairman and Mr. Moody as members. Additional members of the Compensation committee will be appointed at the next board of directors meeting.

                              FINANCIAL STATEMENTS

                   NETSOL TECHNOLOGIES, INC. AND SUBSIDIARIES

                CONSOLIDATED BALANCE SHEET -- SEPTEMBER 30, 2005
                                   (UNAUDITED)

                                     ASSETS

CURRENT ASSETS:
     Cash and cash equivalents                                                $  1,469,154
     Certificates of deposit                                                     2,487,577
     Accounts receivable, net of allowance for doubtful accounts of $80,000      4,029,616
     Revenues in excess of billings                                              3,018,048
     Other current assets                                                        1,603,439
                                                                              ------------
        Total current assets                                                    12,607,834
PROPERTY AND EQUIPMENT, net of accumulated depreciation                          5,655,543
INTANGIBLES:
     Product licenses, renewals, enhancedments, copyrights,
        trademarks, and tradenames, net                                          4,811,643
     Customer lists, net                                                         1,397,837
     Goodwill                                                                    1,166,611
                                                                              ------------
        Total intangibles                                                        7,376,091
                                                                              ------------
        TOTAL ASSETS                                                          $ 25,639,468
                                                                              ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Accounts payable and accrued expenses                                    $  2,524,249
     Current portion of notes and obligations under capitalized leases           1,087,110
     Billings in excess of revenues                                                125,185
     Due to officers                                                                50,657
     Deferred liability                                                            313,397
     Loans payable, bank                                                           462,186
                                                                              ------------
        Total current liabilities                                                4,562,784
OBLIGATIONS UNDER CAPITALIZED LEASES, less current maturities                      142,647
CONVERTIBLE DEBENTURE                                                               94,745
                                                                              ------------
        TOTAL LIABILITIES                                                        4,800,176
MINORITY INTEREST                                                                1,067,406
COMMITMENTS AND CONTINGENCIES                                                         --

STOCKHOLDERS' EQUITY:
     Common stock, $.001 par value; 25,000,000 share authorized;
        13,953,266 issued and outstanding                                           13,953
     Additional paid-in-capital                                                 50,794,633
     Treasury stock                                                                (27,197)
     Accumulated deficit                                                       (30,115,240)
     Stock subscription receivable                                                (377,338)
     Common stock to be issued                                                     124,586
     Other comprehensive loss                                                     (641,511)
                                                                              ------------
        TOTAL STOCKHOLDERS' EQUITY                                              19,771,886
                                                                              ------------
                                                                              ------------
        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                            $ 25,639,468
                                                                              ============


   See accompanying notes to the unaudited consolidated financial statements.

                   NETSOL TECHNOLOGIES, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)


                                                              For the Three Months
                                                              Ended September 30,
                                                             2005             2004
                                                         ------------    ------------
                                                                          (restated)
NET REVENUES                                             $  4,469,985    $  2,058,305
COST OF REVENUES                                            1,667,350         762,268
                                                         ------------    ------------
GROSS PROFIT                                                2,802,635       1,296,037

OPERATING EXPENSES:
      Selling and marketing                                   318,864         119,348
      Depreciation and amortization                           552,531         295,537
      Settlement costs                                         15,953            --
      Salaries and wages                                      536,376         347,237
      Professional services, including non-cash
          compensation                                        123,158         114,334
      General and adminstrative                               583,547         277,515
                                                         ------------    ------------
          Total operating expenses                          2,130,429       1,153,971
                                                         ------------    ------------
INCOME FROM OPERATIONS                                        672,206         142,066
OTHER INCOME AND (EXPENSES)
      Gain (loss) on sale of assets                               391            (620)
      Beneficial conversion feature                            (6,569)        (37,500)
      Fair market value of options and warrants issued         (9,489)        (28,024)
      Gain on forgiveness of debt                               3,641          50,274
      Interest expense                                        (79,023)        (21,575)
      Interest income                                          84,412            --
      Other income and (expenses)                             (32,503)         21,558
      Income taxes                                            (62,108)         (1,514)
                                                         ------------    ------------
          Total other expenses                               (101,248)        (17,401)
                                                         ------------    ------------
NET INCOME BEFORE MINORITY INTEREST IN SUB SUBSIDIARY         570,958         124,665
MINORITY INTEREST IN SUBSIDIARY                              (367,213)         15,068
                                                         ------------    ------------
NET INCOME                                                    203,745         139,733
OTHER COMPREHENSIVE LOSS:
      Translation adjustment                                 (120,820)       (118,378)
                                                         ------------    ------------
COMPREHENSIVE INCOME                                     $     82,925    $     21,355
                                                         ============    ============

NET INCOME  PER SHARE:
      Basic                                              $       0.01    $       0.01
                                                         ============    ============
      Diluted                                            $       0.01    $       0.01
                                                         ============    ============

Weighted average number of shares outstanding
      Basic                                                13,897,883       9,504,789
      Diluted                                              14,246,614      12,065,735


   See accompanying notes to the unaudited consolidated financial statements.

                   NETSOL TECHNOLOGIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)


                                                                    For the Three Months
                                                                    Ended September 30,
                                                                    2005           2004
                                                                -----------    -----------
                                                                               (restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
      Net income  from continuing operations                    $   203,745    $   139,733
      Adjustments to reconcile net income  to net cash
          used in operating activities:
      Depreciation and amortization                                 644,733        374,199
      Gain on settlement of debt                                     (3,641)       (50,274)
      (Gain) loss on sale of assets                                    (391)           620
      Minority interest in subsidiary                               367,213        (15,068)
      Stock issued for services                                      60,856         25,745
      Fair market value of warrants and stock options granted         9,489         28,024
      Beneficial conversion feature                                   6,569         37,500
      CHANGES IN OPERATING ASSETS AND LIABILITIES:
      (INCREASE) DECREASE IN ASSETS:
          Accounts receivable                                      (123,256)      (214,527)
          Other current assets                                   (1,731,193)      (824,020)
      DECREASE IN LIABILITIES:
          Accounts payable and accrued expenses                    (540,968)      (564,159)
                                                                -----------    -----------
      NET CASH USED IN OPERATING ACTIVITIES                      (1,106,844)    (1,062,227)
CASH FLOWS FROM INVESTING ACTIVITIES:
      Purchases of property and equipment                          (817,676)      (213,990)
      Sales of property and equipment                                91,046         86,988
      Purchases of certificates of deposit                       (2,282,097)          --
      Proceeds from sale of certificates of deposit                    --          250,000
      Increase in intangible assets - development costs            (211,844)       (77,990)
      Capital investments in minority interest of subsidiary           --          191,606
      Proceeeds from sale of minority interest of subsidiary           --             --
                                                                -----------    -----------
      NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES        (3,220,571)       236,614
CASH FLOWS FROM FINANCING ACTIVITIES:
      Proceeds from sale of common stock                               --          220,000
      Proceeds from the exercise of stock options                   288,062           --
      Capital contributed from sale of subsidiary stock           4,031,001           --
      Purchase of treasury shares                                      --          (51,704)
      Proceeds from loans                                              --             --
      Capital lease obligations & loans 0 net                        91,236        (30,967)
                                                                -----------    -----------
      NET CASH PROVIDED BY FINANCING ACTIVITIES                   4,410,299        137,329
EFFECT OF EXCHANGE RATE CHANGES IN CASH                              14,543         21,973
                                                                -----------    -----------
NET  INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                97,427       (666,311)
Cash and cash equivalents, beginning of period                    1,371,727        871,161
                                                                -----------    -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD                        $ 1,469,154    $   204,850
                                                                ===========    ===========

   See accompanying notes to the unaudited consolidated financial statements.

                   NETSOL TECHNOLOGIES, INC. AND SUBSIDIARIES

                                   (UNAUDITED)


                                                                    For the Three Months
                                                                    Ended September 30,
                                                                      2005       2004
 SUPPLEMENTAL DISCLOSURES:
       Cash paid during the period for:
          Interest                                                  $ 57,398   $ 21,575
                                                                    ========   ========
          Taxes                                                     $   --     $  1,514
                                                                    ========   ========

NON-CASH INVESTING AND FINANCING ACTIVITIES:
      Common stock issued for services and compensation             $ 60,855   $111,920
                                                                    ========   ========
      Common stock issued for conversion of convertible debenture   $ 50,000   $150,000
                                                                    ========   ========
      Common stock issued for settlement of debt                    $   --     $ 45,965
                                                                    ========   ========


   See accompanying notes to the unaudited consolidated financial statements.

                   NETSOL TECHNOLOGIES, INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

The Company designs, develops, markets, and exports proprietary software products to customers in the automobile finance and leasing, banking and financial services industries worldwide. The Company also provides consulting services in exchange for fees from customers.

The consolidated condensed interim financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments, consisting of normal recurring adjustments, which, in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these consolidated condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's annual report on Form 10-KSB for the year ended June 30, 2005. The Company follows the same accounting policies in preparation of interim reports. Results of operations for the interim periods are not indicative of annual results.

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, NetSol (Pvt), Limited ("PK Private"), NetSol Technologies Limited ("UK"), NetSol-Abraxas Australia Pty Ltd. ("Abraxas"), NetSol Altvia, Inc. ("USA"), CQ Systems Limited ("CQ"), and its majority-owned subsidiaries, NetSol Technologies (Pvt), Ltd.("PK Tech"), NetSol Connect (Pvt), Ltd. ("Connect"), and TIG-NetSol (Pvt) Limited ("TIG"). All material inter-company accounts have been eliminated in consolidation.

For comparative purposes, prior year's consolidated financial statements have been reclassified to conform to report classifications of the current year.

NOTE 2 - USE OF ESTIMATES:

The preparation of financial statements in conformity with generally accepted accounting principles in the United States, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 3 - NEW ACCOUNTING PRONOUNCEMENTS:

In December 2004, the FASB issued FASB Statement No. 123R, "Share-Based Payment, an Amendment of FASB Statement No. 123" ("FAS No. 123R"). FAS No. 123R requires companies to recognize in the statement of operations the grant- date fair value of stock options and other equity-based compensation issued to employees. FAS No. 123R is effective beginning in the Company's first quarter of fiscal 2006. The Company is evaluating the effects adoption of SFAS 123R will have on its financial statements.

In December 2004, the FASB issued SFAS Statement No. 153, "Exchanges of Non-monetary Assets." The Statement is an amendment of APB Opinion No. 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. The Company believes that the adoption of this standard will have no material impact on its financial statements.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections." This statement applies to all voluntary changes in accounting principle and requires retrospective application to prior period's financial statements of changes in accounting principle, unless this would be impracticable. This statement also makes a distinction between "retrospective application" of an accounting principle and the "restatement" of financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company believes that the adoption of this standard will have no material impact on its financial statements.

NOTE 4 - EARNINGS PER SHARE:

"Earnings per share" is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), "Earnings per share". Basic net income per share is based upon the weighted average number of common shares outstanding. Diluted net income per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations:


---------------------------------------------------------------------------------------------
 FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005         NET INCOME      SHARES       PER SHARE
---------------------------------------------------------------------------------------------
 Basic earnings per share:                             $  203,745    13,897,883     $    0.01
       Net income available to common shareholders
 Effect of dilutive securities
       Stock options                                                    347,064
       Warrants                                                           1,667
                                                       ----------    ----------     ---------
 Diluted earnings per share                            $  203,745    14,246,614     $    0.01
                                                       ==========    ==========     =========


---------------------------------------------------------------------------------------------
 FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2004         NET INCOME        SHARES     PER SHARE
---------------------------------------------------------------------------------------------
 Basic earnings per share:                             $  139,733     9,504,789     $    0.01
       Net income available to common shareholders
 Effect of dilutive securities
       Stock options                                                  1,852,277
       Warrants                                                         708,668
                                                       ----------    -----------    ---------
 Diluted earnings per share                            $  139,733    12,065,734     $    0.01
                                                       ==========    ===========    =========

NOTE 5 - FOREIGN CURRENCY:

The accounts of NetSol Technologies UK, Ltd., and CQ Systems Ltd. use the British Pound; NetSol Technologies, (PVT), Ltd, NetSol (Pvt), Limited, NetSol Connect PVT, Ltd., and NetSol-TiG, use Pakistan Rupees; and NetSol Abraxas Australia Pty, Ltd. uses the Australian dollar as the functional currencies. NetSol Technologies, Inc., and subsidiary NetSol USA, Inc., use the U.S. dollars as the functional currencies. Assets and liabilities are translated at the exchange rate on the balance sheet date, and operating results are translated at the average exchange rate throughout the period. Accumulated translation losses of $641,511 at September 30, 2005 are classified as an item of accumulated other comprehensive loss in the stockholders' equity section of the consolidated balance sheet. During the three months ended September 30, 2005 and 2004, comprehensive loss in the consolidated statements of operation included translation loss of $120,820 and $118,378, respectively.

NOTE 6 - OTHER CURRENT ASSETS

Other current assets consist of the following at September 30, 2005:

                        Prepaid Expenses     $  929,967
                        Advance Income Tax      159,670
                        Employee Advances        41,574
                        Security Deposits        68,018
                        Other Receivables       313,707
                        Other Assets             90,503

                                             ----------
                            Total            $1,603,439
                                             ==========


In August 2004, the Company entered into a two-year consulting agreement with a non-related third party whereby the Company agreed to pay the consultant a total of 100,000 shares of its common stock valued at $111,920. This has been recorded as a prepaid expense and is being amortized over the life of the service agreement. During the quarter ended September 30, 2005 and 2004, $13,990 and $6,995 was expensed, respectively.


NOTE 7 - DEBTS

NOTES PAYABLE

Notes payable as of September 30, 2005 consist of the following:

--------------------------------------------------------------------------
                               Balance at      Current         Long-Term
                     Name       9/30/05      Maturities       Maturities
--------------------------------------------------------------------------
 A. Zaman Settlement             $ 16,300      $ 16,300       $       -
 D&O Insurance                     12,513        12,513               -
 Noon Group                       531,082       531,082               -
 Gulf Crown                       265,541       265,541               -
 Maxim Group                      102,453       102,453               -
 Subsidiary Capital Leases        159,221       159,221               -

                              ------------  ------------  --------------
                                1,087,110     1,087,110               -
                              ============  ============  ==============


In June 2002, the Company signed a settlement agreement with a former employee for payment of past services rendered. The Company agreed to pay the employee a total of $75,000. The agreement calls for monthly payments of $1,500 per month until paid. The balance owing at June 30, 2005 and September 30, 2005 was $16,300. The entire balance has been classified as a current liability in the accompanying consolidated financials statements.

In January 2005, the Company renewed its director's and officer liability insurance for which the annual premium is $138,050. In February 2005, the Company arranged financing with AFCO Credit Corporation with a down payment of $27,610 with the balance to be paid in monthly installments. The balance owing as of September 30, 2005 was $12,513 and is classified as a current liability in the accompanying consolidated financials statements.

In February 2005, the Company received a loan from Noon Group in the amount of $500,000. The note carries an interest rate of 9.75% per annum and is due in one year. The maturity date of the loan may be extended at the option of the holder for an additional year. During the quarter ended September 30, 2005, $12,288 of accrued interest was recorded for this loan. Total accrued interest added to the loan at September 30, 2005 was $31,082.

In February 2005, the Company received a loan from Gulf Crown Investments in the amount of $250,000. The note carries an interest rate of 9.75% per annum and is due in one year. The maturity date of the loan may be extended at the option of the holder for an additional year. During the quarter ended September 30, 2005, $6,144 of accrued interest was recorded for this loan. accrued interest added to the loan at September 30, 2005 was $15,541.

In May 2005, the Company received a loan from Maxim Group, LLC in the amount of $250,000. The note is due on July 25, 2005 and carries an interest rate of 12% starting on the due date and increases 1.5% per month thereafter. The note called for $150,000 to be paid with 80,214 shares the Company's common stock and the balance of $100,000 to be paid in cash. In May 2005, the shares were issued. During the quarter ended September 30, 2005, $2,453 of accrued interest was recorded for this loan. Total accrued interest added to the loan at September 30, 2005 was $2,453.

In addition, the various subsidiaries had current maturities of capital leases of $159,221 as of September 30, 2005.

BANK NOTE

The Company's Pakistan subsidiary, NetSol Technologies (Private) Ltd., has two loans with a bank, secured by the Company's assets. These notes consist of the following as of September 30, 2005:

       TYPE OF              MATURITY          INTEREST         BALANCE
         LOAN                 DATE              RATE             USD
-----------------------------------------------------------------------

Export Refinance       Every 6 months               8%        $ 238,363
Line of Credit         On Demand                   12%          223,823

                                                              ---------
Total                                                         $ 462,186
                                                              =========

DUE TO OFFICERS

The officers of the Company from time to time loan funds to the Company in addition to deferring compensation. As of June 30, 2005, the officers had a balance owing to them of $47,636. Two of the officers have deferred the increase in their wages. During the three months ended September 30, 2005, $22,500 of accrued wages was added to the balance due to officers. In addition, $19,479 was reimbursed to one officer against the amounts owing to him. The balance owing as of September 30, 2005 was $50,657.

NOTE 8 - STOCKHOLDERS' EQUITY:

EQUITY TRANSACTIONS

PRIVATE PLACEMENTS

In August 2004, the Company sold 190,476 shares of the Company's common stock for $200,000 in a private placement. Of this amount $91,500 had been received during the fiscal year ended June 30, 2005 and a total of 87,143 shares were issued to the purchaser. The remaining balance of $108,500 or 103,333 shares are shown as "Shares to Be Issued" on the accompanying financial statements.

SERVICES

During the quarter ended September 30, 2005, the Company issued 2,500 restricted Rule 144 common shares in exchange for services rendered valued at $3,822. Compensation expense was calculated based upon the fair market value of the freely trading shares as quoted on NASDAQ over the service period.

In July 2004, the Board of Directors and officers were granted the right to receive shares of the Company's common stock if certain conditions were met during their 2004 - 2005 term of office. These conditions were met and a total of 28,000 restricted Rule 144 common shares were issued in August 2005. In addition, 11,000 shares were recorded as "Shares to be Issued" and are valued at $16,088. The shares were valued at the fair market value at the date of grant of $57,034 or $1.46 per share.

ISSUANCE OF SHARES FOR CONVERSION OF DEBT

During the quarter ended September 30, 2005, one of the convertible debenture holders elected to convert their note into common stock. The total of the note converted was $50,000 and the Company issued 26,882 shares of its common stock to the note holder.

OPTIONS AND WARRANTS EXERCISED

During the quarter ended September 30, 2005, the Company issued 65,000 shares of its common stock for the exercise of options valued at $48,750.

STOCK SUBSCRIPTION RECEIVABLE

Stock subscription receivable represents stock options exercised and issued that the Company has not yet received the payment from the purchaser as they were in processing when the quarter ended.

The balance at June 30, 2005 was $616,650. During the quarter ended September 30, 2005, the Company received a total of $239,312 as payment on the receivable. The balance at September 30, 2005 was $377,338.

COMMON STOCK PURCHASE WARRANTS AND OPTIONS

From time to time, the Company issues options and warrants as incentives to employees, officers and directors, as well as to non-employees.

Common stock purchase options and warrants consisted of the following during the three months ended September 30, 2005:

                                                                   Exercise                         Exercise
                                                    Options         Price           Warrants          Price
                                                   ----------   --------------     -----------   --------------
Outstanding and exercisable, June 30, 2005         5,038,000    $0.75 to $5.00      655,280      $0.50 to $5.00
     Granted                                         320,000    $1.75 to $2.89       13,441      $         3.30
     Exercised                                       (65,000)   $     0.75             --
     Expired                                            --                             --
                                                   ----------                      -----------
Outstanding and exercisable, September 30, 2005    5,293,000                        668,721


During the quarter ended September 30, 2005, a total of 320,000 options were granted to employees of the company and are fully vested and expire ten years from the date of grant unless the employee terminates employment, in which case the options expire within 30 days of their termination. The exercise price of the options ranges from $1.75 to $2.89.

There were no options granted during the quarter ended September 30, 2004.

In compliance with FAS No. 148, the Company has elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation plan as defined by APB No. 25 and has made the applicable disclosures below.

Had the Company determined employee stock based compensation cost based on a fair value model at the grant date for its stock options under SFAS 123, the Company's net earnings per share would have been adjusted to the pro forma amounts for quarter ended September 30, 2005 as follows:

                                                             2005
                                                          -----------
         Net income (loss) - as reported                  $   203,745
         Stock-based employee compensation expense,
              included in reported net loss, net of tax          --

         Total stock-based employee compensation
              expense determined under fair-value-based
              method for all rewards, net of tax             (388,750)

                                                          -----------
         Pro forma net loss                               $  (185,005)
                                                          ===========

         Earnings per share:
              Basic, as reported                                 0.01
              Diluted, as reported                               0.01

              Basic, pro forma                                  (0.01)
              Diluted, pro forma                                (0.01)


Pro forma information regarding the effect on operations is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. Pro forma information using the Black-Scholes method at the date of grant based on the following assumptions:

                      Risk-free interest rate        3.25%
                      Expected life                  10 years
                      Expected volatility            54% - 57%
                      Dividend yield                  0%

During the quarter ended September 30, 2005, one debenture holder converted their note into common stock. As part of the conversion, warrants to purchase a total of 13,441 common shares were issued to the note holder. The warrants expire in five years and have an exercise price of $3.30 per share. The warrants were valued using the fair value method at $9,489 or $0.71 per share and recorded the expense in the accompanying consolidated financial statements. The Black-Scholes option pricing model used the following assumptions:

                         Risk-free interest rate   3.25%
                         Expected life             5 years
                         Expected volatility       56%
                         Dividend yield             0%


NOTE 9 - INTANGIBLE ASSETS:

Intangible assets consist of product licenses, renewals, enhancements, copyrights, trademarks, trade names, customer lists and goodwill. The Company evaluates intangible assets, goodwill and other long-lived assets for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability of intangible assets, other long-lived assets and, goodwill is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss. Potential impairment of goodwill after July 1, 2002 has been evaluated in accordance with SFAS No. 142.

As part of intangible assets, the Company capitalizes certain computer software development costs in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." Costs incurred internally to create a computer software product or to develop an enhancement to an existing product are charged to expense when incurred as research and development expense until technological feasibility for the respective product is established. Thereafter, all software development costs are capitalized and reported at the lower of unamortized cost or net realizable value. Capitalization ceases when the product or enhancement is available for general release to customers.

The Company makes on-going evaluations of the recoverability of its capitalized software projects by comparing the amount capitalized for each product to the estimated net realizable value of the product. If such evaluations indicate that the unamortized software development costs exceed the net realizable value, the Company writes off the amount by which the unamortized software development costs exceed net realizable value. Capitalized and purchased computer software development costs are being amortized ratably based on the projected revenue associated with the related software or on a straight-line basis over three years, whichever method results in a higher level of amortization.

Product licenses and customer lists were comprised of the following as of September 30, 2005:

                                     Product Licenses  Customer Lists      Total
Intangible asset - June 30, 2005       $  8,799,323     $  3,294,757    $ 12,094,080
Additions                                   228,597             --           228,597
Effect of translation adjustment            (14,750)         (14,750)
Accumulated amortization                 (4,201,528)      (1,896,920)     (6,098,448)
                                       ------------     ------------    ------------
    Net balance - September 30, 2005   $  4,811,642     $  1,397,837    $  6,209,479
                                       ============     ============    ============

Amortization expense:
Three months ended Sept. 30, 2005      $    345,754     $    157,155    $    502,909
Three months ended Sept. 30, 2004      $    200,907     $     78,916    $    279,823


The above amortization expense includes amounts in "Cost of Goods Sold" for capitalized software development costs of $18,875 and $10,621 for the quarters ended September 30, 2005 and 2004, respectively.

At September 30, 2005 and 2004, product licenses, renewals, enhancements, copyrights, trademarks, and tradenames, included unamortized software development and enhancement costs of $1,572,675 and $1,013,791, respectively, as the development and enhancement is yet to be completed. Software development amortization expense was $27,755 and $10,621 for the quarters ended September 30, 2005 and 2004, respectively.

Amortization expense of intangible assets over the next five years is as follows:

----------------------------------------------------------------------------------------------
                                          FISCAL PERIOD ENDING
         Asset       9/30/06      9/30/07      9/30/08     9/30/09      9/30/10        TOTAL
----------------------------------------------------------------------------------------------
Product Licences   $1,101,966   $  591,872   $  591,872   $  563,876   $  240,416   $3,090,002
Customer Lists        497,969      263,376      263,376      263,376      109,740    1,397,837

                                                                       ----------   ----------
                   $1,599,935   $  855,248   $  855,248   $  827,252   $  350,156   $4,487,839
                                                                       ==========   ==========


There were no impairments of the goodwill asset in the period ended September 30, 2005 and 2004.

NOTE 10 - SEGMENT INFORMATION

The following table presents a summary of operating information and certain year-end balance sheet information for the three months ended September 30:


                                                     2005              2004
Revenues from unaffiliated customers:
     North America                               $       --        $    170,134
     International                                  4,469,985         1,888,171
                                                 ------------      ------------
        Consolidated                             $  4,469,985      $  2,058,305
                                                 ============      ============

Operating loss:
     North America                               $   (913,708)     $   (536,290)
     International                                  1,585,914           678,356
                                                 ------------      ------------
        Consolidated                             $    672,206      $    142,066
                                                 ============      ============

Identifiable assets:
     North America                               $  5,839,916      $  3,606,534
     International                                 19,799,552         8,406,877
                                                 ------------      ------------
        Consolidated                             $ 25,639,468      $ 12,013,411
                                                 ============      ============

Depreciation and amortization:
     North America                               $    482,991      $    263,503
     International                                    161,742           110,696
                                                 ------------      ------------
        Consolidated                             $    644,733      $    374,199
                                                 ============      ============

Capital expenditures:
     North America                               $       --        $       --
     International                                    817,676           213,990
                                                 ------------      ------------
        Consolidated                             $    817,676      $    213,990
                                                 ============      ============


NOTE 11 - MINORITY INTEREST IN SUBSIDIARY

NetSol Connect:

In August 2003, the Company entered into an agreement with United Kingdom based Akhter Group PLC ("Akhter"). Under the terms of the agreement, Akhter Group acquired 49.9 percent of the Company's subsidiary; Pakistan based NetSol Connect PVT Ltd. ("Connect"), an Internet service provider ("ISP"), in Pakistan through the issuance of additional Connect shares. As part of this Agreement, Connect changed its name to NetSol Akhter. The new partnership with Akhter Computers is designed to rollout connectivity and wireless services to the Pakistani national market. On signing of this Agreement, the Shareholders agreed to make the following investment in the Company against issuance of shares of Connect.


         Akhter                     US$ 200,000

         The Company                US$   50,000

During the quarter ended September 30, 2003, the funds were received by Connect and a minority interest of $200,000 was recorded for Akhter's portion of the subsidiary. During the quarter ended December 31, 2003, Akhter paid an additional $10,000 to the Company for this purchase. Per the agreement, it was anticipated that Connect would require a maximum of $500,000 for expansion of its business from each partner. Akhter was to meet the initial financial requirements of the Connect until November 1, 2003. As of December 31, 2004, both NetSol and Akhter had injected the majority of their committed cash to meet the expansion requirement of the company. As of June 30, 2005, a total of $751,356 had been transferred to Connect, of which $410,781 was from Akhter.

For the quarters ended September 30, 2005 and 2004, the subsidiary had net income of $51,538 and net losses of $30,196, respectively, of which ($25,717) and $15,068 respectively, was recorded against the minority interest. The balance of the minority interest at September 30, 2005 was $349,655.

NetSol-TiG:

In December 2004, NetSol forged a formed a joint venture with with a UK based public company TIG Plc. A new Joint Venture agreement was signed by the two companies to create a new company, TiG NetSol Pvt Ltd. ("NetSol-TiG"), with 50.1% ownership by NetSol Technologies, Inc. and 49.9% ownership by TiG. The agreement anticipates TiG's technology business to be outsourced to NetSol's offshore development facility. Both companies, according to this agreement, would invest a total of $1 million or $500,000 each in next few months for infrastructure, dedicated personnel and systems in the NetSol IT campus in Lahore.

During the year ended June 30, 2005, the Company invested $253,635 and TiG invested $251,626 and the new subsidiary began operations.

For the quarter ended September 30, 2005, the subsidiary had net income of $240,166, of which $119,843 was recorded against the minority interest. The balance of the minority interest at September 30, 2005 was $496,098.

NetSol Technologies, Limited ("PK Tech")

In August 2005, the Company's wholly-owned subsidiary, NetSol Technologies
(Pvt), Ltd. ("PK Tech") became listed on the Karachi Stock Exchange in Pakistan. The Initial Public Offering ("IPO") sold 9,982,000 shares of the subsidiary to the public thus reducing the Company's ownership by 28.13%. Net proceeds of the IPO were $4,890,224. As a result of the IPO, the Company is required to show the minority interest of the subsidiary on the accompanying consolidated financial statements.

For the quarter ended September 30, 2005, the subsidiary had net income of $787,960, of which $221,653 was recorded against the minority interest. The balance of the minority interest at September 30, 2005 was $221,653.

NOTE 12 - CONVERTIBLE DEBENTURE

On March 24, 2004, the Company entered into an agreement with several investors to acquire Series A Convertible Debentures (the "Bridge Loan") whereby a total of $1,200,000 in debentures were procured through Maxim Group, LLC. The Company received a net of $1,049,946 after placement expenses. In addition, the beneficial conversion feature of the debenture was valued at $252,257. The Company has recorded this as a contra-account against the loan balance and is amortizing the beneficial conversion feature over the life of the loan. The net balance at September 30, 2005, is $94,745.

Under the terms of the Bridge Loan agreements, and supplements thereto, the debentures bear interest at the rate of 10% per annum, payable on a quarterly basis in common stock or cash at the election of the Company. The maturity date is 24 months from the date of signing, or March 26, 2006. Pursuant to the terms of a supplemental agreement dated May 5, 2004 between NetSol and the debenture holders, the conversion rate was set at one share for each $1.86 of principal.

During the quarter ended September 30, 2005, one of the convertible debenture holders elected to convert its note into common stock. The total of the note converted was $50,000 and the Company issued 26,882 shares of its common stock to the note holder.

In addition, each debenture holder is entitled to receive at the time of conversion warrants equal to one-half of the total number of shares issued. The total number of warrants that may be granted is 322,582. The warrants expire in five years and have an exercise price of $3.30 per share. The fair value of the warrants will be calculated and recorded using the Black-Scholes method at the time of granting, when the debenture is converted. During the three months ended September 30, 2005, one debenture holders converted its note into common stock. As part of the conversion, warrants to purchase a total of 13,441 common shares were issued to the note holders. The warrants were valued using the fair value method at $9,489 and was recorded as an expense in the accompanying consolidated financial statements.

NOTE 13 - GAIN ON SETTLEMENT OF DEBT

In September 2004, the Company transferred 24,004 of its treasury shares valued at $45,965 to Brobeck Phleger & Harrison, LLC, in exchange of debt, as part of the settlement agreement. The Company recorded a gain of $8,285 on the settlement.

During the quarter ended September 30, 2004, the Company evaluated the liabilities of its discontinued operations and determined that $41,989 was no longer payable. The Company recorded a gain of $41,989 as a result of the write-off of these liabilities from its financial statements.

NOTE 14 - ACQUISITION OF CQ SYSTEMS

On January 19, 2005, the Company entered into an agreement to acquire 100% of the issued and outstanding shares of common stock of CQ Systems Ltd., a company organized under the laws of England and Wales. The acquisition closed on February 22, 2005.

The following is the proforma financial information of the Company for the three months ended September 30, 2004 assuming the transaction had been consummated at the beginning of the fiscal year ended June 30, 2005:

                                                     For the three
                                                     months ended
                                                    Sept. 30, 2004
                                                      (Unaudited)
              STATEMENT OF OPERATIONS:
              Revenues                                 $3,188,757
              Cost of Sales                             1,503,358
                                                       ----------
              Gross Profit                              1,685,399

              Operating Expenses                        1,567,915
                                                       ----------
              Income (loss) from operations               117,484

              Other income and (expenses)                   1,991
                                                       ----------
              Income (loss) before minority interest      119,475
              Minority interest in subsidiary              15,068
                                                       ----------
              Net Income (loss)                        $  134,543
                                                       ==========


              Earnings Per Share:
                   Basic                               $     0.01
                   Diluted                             $     0.01


NOTE 15 - SUBSEQUENT EVENTS

In October 2005, the note payable and related accrued interest to Maxim was settled with $50,000 cash and 36,607 shares of the Company's common stock with a fair market value of $68,453. In addition, 27,231 shares with a fair market value of $50,923 was issued for the payment of past due invoices. There was no gain or loss recorded on this transaction.

NOTE 16 - RESTATEMENT

Subsequent to the issuance of the Company's financial statements as of and for the three months ended September 30, 2004, the Company determined that certain transactions and presentation in the financial statements had not been accounted for properly in the Company's financial statements. Specifically, the amount of impairment of goodwill was over-recorded and classified as amortization expense. In addition, the beneficial conversion feature of the convertible debenture was overstated and loans to officers hadn't been properly reflected on the financial statements and the exercise of options against these loans had been recorded as receivables as of June 30, 2004.

The Company has restated its financial statements for these adjustments as of September 30, 2004.

The effect of the correction of the error is as follows:

                                               AS
                                            PREVIOUSLY         AS
                                             REPORTED        RESTATED
                                           ------------    ------------

              BALANCE SHEET
                                             As of September 30, 2004
Assets:
      Other current assets                 $    718,134    $    708,773
      Goodwill                             $    831,594    $  1,166,612
      Total intangibles                    $  3,731,015    $  4,066,033
      Total assets                         $ 11,687,755    $ 12,013,411

Liabilities:
      Due to officers                      $       --      $     35,969
      Convertible debenture payable        $    825,000    $    872,743
      Total liabilities                    $  3,674,844    $  3,758,555

Stockholder's Equity:
      Additional paid-in capital           $ 39,621,500    $ 39,343,344
      Stock subscription receivable        $   (458,809)   $   (313,650)
      Other comprehensive loss             $   (233,899)   $   (357,250)
      Accumulated deficit                  $(31,340,872)   $(30,842,579)
      Total stockholder's equity           $  7,826,296    $  8,068,241

         STATEMENT OF OPERATIONS:
                                            For the three months ended
                                                September 30, 2004
      Cost of revenues                     $    751,647    $    762,268
      Gross profit                         $  1,306,658    $  1,296,037
      Depreciation and amortization        $    413,824    $    295,537
      Total operating expenses             $  1,272,258    $  1,153,971

      Income (loss) from operations        $     34,400    $    142,066
      Other income and (expense)           $     22,335    $     20,044
      Net income (loss)                    $     34,358    $    139,733

      Net income (loss) per share:
          Basic                            $       0.00    $       0.01
          Diluted                          $       0.00    $       0.01

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                         PRO-FORMA FINANCIAL STATEMENTS
                                  JUNE 30, 2004
                                   (UNAUDITED)

The following unaudited Pro-Forma Statement of Financial Conditions and Statement of Operations have been derived from the audited consolidated financial statements of NetSol Technologies, Inc. ("NetSol") as of June 30, 2004 and the audited financial statements of CQ Systems Limited (a UK corporation) ("CQ Systems") as of March 31, 2004. The unaudited Pro Forma Statement of Financial Conditions and Statement of Operations reflect the 100% acquisition of CQ Systems by NetSol under a stock purchase agreement. The pro-forma Statement of Financial Conditions assumes the acquisition was consummated as of June 30, 2004, and the pro-forma Statements of Operations assumes the acquisition was consummated as of July 1, 2003, the beginning of NetSol Technologies fiscal year.

The purchase price is (pound)3,576,335 or $6,730,382 of which one-half is due in cash and shares of NetSol's common stock at closing. The other half is due after the audited March 31, 2006 financial statements are prepared . The initial purchase price is based on the March 31, 2005 audited financial statements of CQ Systems. The final purchase price will be adjusted either up or down when the audited March 31, 2006 financial statements are completed.


The Pro-Forma Statement of Financial Conditions and Statement of Operations should be read in conjunction with the Consolidated Financial Statements of NetSol, related Notes to the financial statements, and the Financial Statements of CQ Systems. The Pro-Forma statements do not purport to represent what the Company's financial condition and results of operations would actually have been if the acquisition of CQ Systems had occurred on the date indicated or to project the Company's results of operations for any future period or date. The Pro-Forma adjustments, as described in the accompanying data, are based on available information and the assumptions set forth in the notes below, which management believes are reasonable.

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
            CONSOLIDATED PRO-FORMA STATEMENT OF FINANCIAL CONDITIONS
                       FOR THE PERIOD ENDED JUNE 30, 2003
                                   (UNAUDITED)

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
            CONSOLIDATED PRO-FORMA STATEMENT OF FINANCIAL CONDITIONS
                       FOR THE PERIOD ENDED JUNE 30, 2004
                                   (UNAUDITED)

                                                    NetSol        CQ Systems
                                                 as of 6/30/04   as of 3/31/04   Pro Forma          Pro Forma
                                                 (Historical)    (Historical)    Adjustment          Combined
                                                 ------------    ------------   ------------       ------------
                                                          ASSETS
 Current Assets                                  $  3,556,429    $  2,337,549      $(700,000) (1)  $  5,193,978
 Property & equipment, net                          4,203,580         260,517           --            4,464,097
 Intangible assets, net                             4,218,039            --        3,507,687  (1)     7,725,726

                                                 ------------    ------------   ------------       ------------
 TOTAL ASSETS                                    $ 11,978,048    $  2,598,066   $  2,807,687       $ 17,383,801
                                                 ============    ============   ============       ============


                        LIABILITIES & STOCKHOLDERS' EQUITY

 Current liabilities                             $  3,145,438    $  1,600,914   $       --         $  4,746,352
Obligations under capitalized leases,
     less current maturities                           27,604          70,424           --               98,028
Deferred tax                                             --             5,366           --                5,366
Notes payable                                          89,656            --             --               89,656
Deferred liability                                       --              --        2,052,254  (1)     2,052,254
Convertible debenture                                 985,243            --             --              985,243

                                                 ------------    ------------   ------------       ------------
      Total liabilities                             4,247,941       1,676,704      2,052,254          7,976,899
Minority interest                                     410,728            --             --              410,728

 Stockholders' equity;
      Common stock                                      9,483         159,210       (158,528)            10,165
      Additional paid in capital                   38,885,878            --        1,676,113  (1)    40,561,991
      Stock subscription receivable                  (333,650)           --             --             (333,650)
      Treasury stock                                  (21,457)           --             --              (21,457)
      Other comprehensive income (loss)              (238,562)        138,784       (138,784) (1)      (238,562)
      Accumulated earnings (deficit)              (30,982,313)        623,368       (623,368) (1)   (30,982,313)

                                                 ------------    ------------   ------------       ------------
      Total stockholders' equity                    7,319,379         921,362        755,433          8,996,174

                                                 ------------    ------------   ------------       ------------
 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $ 11,978,048    $  2,598,066   $  2,807,687       $ 17,383,801
                                                 ============    ============   ============       ============

NOTES:

(1) Elimination of Common stock and accumulated earnings of CQ Systems before the acquisition and to record the purchase of CQ Systems by NetSol.

The initial purchase price is $6,730,382, of which one-half is due at closing in cash and stock and the remaining half to be paid after the audited March 31, 2006 financials have been prepared.

The initial purchase price and 1st installment allocation is as follows:


        Purchase Price allocation:         Initial   1st Installment

Common Stock, 681,965 shares             $       682   $       682
Additional paid in capital                 1,676,113     1,676,113
Cash                                         700,000       700,000
Cash, provided by short-term notes         1,000,000     1,000,000
Additional consideration payable           3,353,587     1,052,254
                                         -----------   -----------
   Total purchase price                  $ 6,730,382   $ 4,429,049
                                         ===========   ===========

CQ equity (net assets and liabilities)   $   921,362   $   921,362
Intangible assets:
   Customer Lists            1,316,880                   1,316,880
   Licenses                  2,190,807                   2,190,807
   Goodwill                  2,704,722
                             ---------                 -----------
                             6,212,409     5,809,020     3,507,687

                                         -----------   -----------
                                         $ 6,730,382   $ 4,429,049
                                         ===========   ===========

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                 CONSOLIDATED PRO-FORMA STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 2003
                                   (UNAUDITED)

                                              NetSol      CQ Systems
                                          as of 6/30/04  as of 3/31/04   Pro Forma       Pro Forma
                                           (Historical)  (Historical)    Adjustment      Combined
                                           -----------    -----------    -----------    -----------
Net Revenue                                $ 5,749,062    $ 4,640,653    $      --      $10,389,715

Cost of revenue                              2,699,675      1,833,994           --        4,533,669

                                           -----------    -----------    -----------    -----------
Gross profit                                 3,049,387      2,806,659           --        5,856,046

Operating expenses                           5,757,405      1,895,988        701,537 (3)  8,354,927

                                           -----------    -----------    -----------    -----------
Income (loss) from operations               (2,708,018)       910,671       (701,537)    (2,498,881)

Other income and (expenses)                   (142,199)      (214,819)          --         (357,018)

                                           -----------    -----------    -----------    -----------
Income (loss) from continuing operations    (2,850,217)       695,852       (701,537)    (2,855,899)

Minority interest in subsidiary                273,159           --             --          273,159

                                           -----------    -----------    -----------    -----------
Net income (loss)                           (2,577,058)       695,852       (701,537)    (2,582,740)

Other comprehensive income (loss):
     Translation adjustment                   (387,859)       110,837           --         (277,022)

                                           -----------    -----------    -----------    -----------
Comprehensive income (loss)                $(2,964,917)   $   806,689    $  (701,537)   $(2,859,762)
                                           ===========    ===========    ===========    ===========



EARNINGS PER SHARE

Weighted -average number of
     shares outstanding                      8,563,518        100,000                     8,663,518
                                           ===========    ===========                   ===========

Income (loss) per share                    $     (0.30)   $      6.96                   $     (0.30)
                                           ===========    ===========                   ===========


NOTES:
(1) Loss per share data shown above are applicable for both primary and fully diluted.
(2) Weighted-average number of shares outstanding for the combined entity includes all shares issued for the acquisition of 681,964 shares as if outstanding as of July 1, 2003.
(3)   Amortization of intangible assets acquired in acquisition

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                         PRO-FORMA FINANCIAL STATEMENTS
                                DECEMBER 31, 2004
                                   (UNAUDITED)

The following unaudited Pro-Forma Statement of Financial Conditions and Statement of Operations have been derived from the unaudited consolidated financial statements of NetSol Technologies, Inc. ("NetSol") for the six months ending December, 2004 and the unaudited financial statements of CQ Systems Limited (a UK corporation) ("CQ Systems") for the six months ending December 31, 2004. The unaudited Pro Forma Statement of Financial Conditions and Statement of Operations reflect the 100% acquisition of CQ Systems by NetSol under a stock purchase agreement. The Company has accounted for the acquisition under the purchase method of accounting for business combinations. The pro-forma Statement of Financial Conditions assumes the acquisition was consummated as of December 31, 2004, and the pro-forma Statements of Operations assumes the acquisition was consummated as of July 1, 2003, the beginning of NetSol Technologies fiscal year.

The purchase price is (pound)3,576,335 or $6,730,382 of which one-half is due in cash and shares of NetSol's common stock at closing. The other half is due after the audited March 31, 2006 financial statements have been prepared. The initial purchase price is based on the March 31, 2005 audited financial statements of CQ Systems. The final purchase price will be adjusted either up or down when the audited March 31, 2006 financial statements are completed.


The Pro-Forma Statement of Financial Conditions and Statement of Operations should be read in conjunction with the Consolidated Financial Statements of NetSol, related Notes to the financial statements, and the Financial Statements of CQ Systems. The Pro-Forma statements do not purport to represent what the Company's financial condition and results of operations would actually have been if the acquisition of CQ Systems had occurred on the date indicated or to project the Company's results of operations for any future period or date. The Pro-Forma adjustments, as described in the accompanying data, are based on available information and the assumptions set forth in the notes below, which management believes are reasonable.

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
            CONSOLIDATED PRO-FORMA STATEMENT OF FINANCIAL CONDITIONS
                       FOR THE PERIOD ENDED JUNE 30, 2003
                                   (UNAUDITED)

                                                NetSol        CQ Systems
                                             as of 6/30/03   as of 3/31/03     Pro Forma          Pro Forma
                                              (Historical)    (Historical)     Adjustment          Combined
                                              ------------    ------------    ------------       ------------
                                                        ASSETS
 Current Assets                               $  1,774,553    $  1,470,485    $   (700,000)      $  2,545,038
 Property & equipment, net                       2,037,507         197,481            --            2,234,988
 Intangible assets, net                          4,930,191            --         3,507,687                 (1)      8,437,877
                                              ------------    ------------    ------------       ------------
 TOTAL ASSETS                                 $  8,742,251    $  1,667,966    $  2,807,687       $ 13,217,903
                                              ============    ============    ============       ============


                                        LIABILITIES & STOCKHOLDERS' EQUITY
 Current liabilities                          $  3,533,614    $  1,139,770    $       --         $  4,673,384
Obligations under capitalized leases,
     less current maturities                         7,111           8,330          15,441
Deferred tax                                          --             1,892           1,892
Notes payable                                      126,674            --         1,648,865 (1)      1,775,538
                                              ------------    ------------    ------------       ------------
      Total liabilities                          3,667,399       1,149,992       1,648,865          6,466,255

 Stockholders' equity;
      Common stock                                   5,757         159,210        (158,528)(1)          6,439
      Additional paid in capital                33,409,953            --         1,676,113 (1)     35,086,066
      Stock subscription receivable                (84,900)        (84,900)
      Other comprehensive income (loss)            149,297          27,947         (27,947)(1)        149,297
      Accumulated earnings (deficit)           (28,405,255)        330,816        (330,816)(1)    (28,405,255)
                                              ------------    ------------    ------------       ------------
      Total stockholders' equity                 5,074,852         517,973 (2)   1,158,822          6,751,647

                                              ------------    ------------    ------------       ------------
 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $  8,742,251    $  1,667,965    $  2,807,687       $ 13,217,902
                                              ============    ============    ============       ============

NOTES:

(1) Elimination of Common stock and accumulated earnings of CQ Systems before the acquisition and to record the purchase of CQ Systems by NetSol.

The initial purchase price is $6,730,382, of which one-half is due at closing in cash and stock and the remaining half to be paid after the audited March 31, 2006 financials have been prepared.

The initial purchase price and 1st installment allocation is as follows:


        Purchase Price allocation:         Initial   1st Installment

Common Stock, 681,965 shares             $       682   $       682
Additional paid in capital                 1,676,113     1,676,113
Cash                                         700,000       700,000
Cash, provided by short-term notes         1,000,000     1,000,000
Additional consideration payable           3,353,587       648,865
                                         -----------   -----------
   Total purchase price                  $ 6,730,382   $ 4,025,660
                                         ===========   ===========

CQ equity (net assets and liabilities)   $   517,973   $   517,973
Intangible assets:
   Customer Lists            1,316,880                   1,316,880
   Licenses                  2,190,807                   2,190,807
   Goodwill                  2,704,722
                             -----------               -----------
                             6,212,409     6,212,409     3,507,687

                                         -----------   -----------
                                         $ 6,730,382   $ 4,025,660
                                         ===========   ===========

                                                       $        (0)

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                 CONSOLIDATED PRO-FORMA STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 2003
                                   (UNAUDITED)

                                               NetSol      CQ Systems
                                           as of 6/30/03  as of 3/31/03    Pro Forma         Pro Forma
                                           (Historical)   (Historical)     Adjustment        Combined
                                            -----------    -----------    -----------       -----------
Net Revenue                                 $ 3,745,386    $ 3,821,892    $      --         $ 7,567,278

Cost of revenue                               1,778,993      1,654,608           --           3,433,601

                                            -----------    -----------    -----------       -----------
Gross profit                                  1,966,393      2,167,284           --           4,133,677

Operating expenses                            4,434,643      2,013,685        701,537(3)      7,149,862

                                            -----------    -----------    -----------       -----------
Income (loss) from operations                (2,468,250)       153,599       (701,537)       (3,016,185)

Other income and (expenses)                    (147,331)       (34,560)          --            (181,891)

                                            -----------    -----------    -----------       -----------
Income (loss) from continuing operations     (2,615,581)       119,039       (701,537)       (3,198,076)

Gain from discontinuation of a subsidiary       478,075           --             --             478,075

                                            -----------    -----------    -----------       -----------
Net income (loss)                            (2,137,506)       119,039       (701,537)       (2,720,001)

Other comprehensive income (loss):
     Translation adjustment                    (380,978)        70,997           --            (309,981)

                                            -----------    -----------    -----------       -----------
Comprehensive income (loss)                 $(2,518,484)   $   190,036    $  (701,537)      $(3,029,982)
                                            ===========    ===========    ===========       ===========


EARNINGS PER SHARE

Weighted -average number of
     shares outstanding                       5,194,167        100,000                        5,294,167
                                            ===========    ===========                      ===========

Income (loss) per share                     $     (0.41)   $      1.19                      $     (0.51)
                                            ===========    ===========                      ===========


NOTES:

(1) Loss per share data shown above are applicable for both primary and fully diluted.
(2) Weighted-average number of shares outstanding for the combined entity includes all shares issued for the acquisition of 681,964 as if outstanding as of July 1, 2002.
(3)   Amortization of intangible assets acquired in acquisition

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                         PRO-FORMA FINANCIAL STATEMENTS
                                DECEMBER 31, 2004
                                   (UNAUDITED)

The following unaudited Pro-Forma Statement of Financial Conditions and Statement of Operations have been derived from the unaudited consolidated financial statements of NetSol Technologies, Inc. ("NetSol") for the six months ending December, 2004 and the unaudited financial statements of CQ Systems Limited (a UK corporation) ("CQ Systems") for the six months ending December 31, 2004. The unaudited Pro Forma Statement of Financial Conditions and Statement of Operations reflect the 100% acquisition of CQ Systems by NetSol under a stock purchase agreement. The Company has accounted for the acquisition under the purchase method of accounting for business combinations. The pro-forma Statement of Financial Conditions assumes the acquisition was consummated as of December 31, 2004, and the pro-forma Statements of Operations assumes the acquisition was consummated as of July 1, 2003, the beginning of NetSol Technologies fiscal year.

The purchase price is (pound)3,576,335 or $6,730,382 of which one-half is due in cash and shares of NetSol's common stock at closing. The other half is due after the audited March 31, 2006 financial statements have been prepared. The initial purchase price is based on the March 31, 2005 audited financial statements of CQ Systems. The final purchase price will be adjusted either up or down when the audited March 31, 2006 financial statements are completed.


The Pro-Forma Statement of Financial Conditions and Statement of Operations should be read in conjunction with the Consolidated Financial Statements of NetSol, related Notes to the financial statements, and the Financial Statements of CQ Systems. The Pro-Forma statements do not purport to represent what the Company's financial condition and results of operations would actually have been if the acquisition of CQ Systems had occurred on the date indicated or to project the Company's results of operations for any future period or date. The Pro-Forma adjustments, as described in the accompanying data, are based on available information and the assumptions set forth in the notes below, which management believes are reasonable.

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
            CONSOLIDATED PRO-FORMA STATEMENT OF FINANCIAL CONDITIONS
                     FOR THE PERIOD ENDED DECEMBER 31, 2004
                                   (UNAUDITED)

                                                  NetSol         CQ Systems
                                              as of 12/31/04    as of 12/31/04     Pro Forma          Pro Forma
                                               (Historical)      (Historical)      Adjustment         Combined
                                              --------------    --------------   --------------     --------------
                                                        ASSETS

 Current Assets                               $    5,541,780    $    2,013,642   $     (700,000)(1) $    6,855,422
 Property & equipment, net                         4,276,307           339,527             --            4,615,834
 Intangible assets, net                            4,003,151              --          3,507,687 (1)      7,510,838

                                              --------------    --------------   --------------     --------------
 TOTAL ASSETS                                 $   13,821,238    $    2,353,169   $    2,807,687     $   18,982,094
                                              ==============    ==============   ==============     ==============


                                LIABILITIES & STOCKHOLDERS' EQUITY

 Current liabilities                          $    2,567,863    $    1,467,228   $         --       $    4,035,092
Obligations under capitalized leases,
     less current maturities                          56,910           124,803             --              181,713
Deferred tax                                            --               5,442             --                5,442
Deferred liability                                      --                --          1,886,588 (1)      1,886,587
Convertible debenture                                130,292              --               --              130,292

                                              --------------    --------------   --------------     --------------
      Total liabilities                            2,755,065         1,597,473        1,886,588          6,239,126
Minority Interest                                     99,752              --               --               99,752

 Stockholders' equity;
      Common stock                                    12,254           159,210         (158,528)(1)         12,936
      Additional paid in capital                  43,072,118              --          1,676,113 (1)     44,748,231
      Common stock to be issued                      254,800              --               --              254,800
      Stock subscription receivable               (1,234,650)             --               --           (1,234,650)
      Treasury stock                                 (27,197)             --               --              (27,197)
      Other comprehensive income (loss)             (446,970)           43,149          (43,149)(1)       (446,970)
      Accumulated earnings (deficit)             (30,663,934)          553,337         (553,337)(1)    (30,663,934)

                                              --------------    --------------   --------------     --------------
      Total stockholders' equity                  10,966,421           755,696          921,099         12,643,216

                                              --------------    --------------   --------------     --------------
 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $   13,821,238    $    2,353,169   $    2,807,687     $   18,982,094
                                              ==============    ==============   ==============     ==============

NOTES:

(1) Elimination of Common stock and accumulated earnings of CQ Systems before the acquisition and to record the purchase of CQ Systems by NetSol.

The initial purchase price is $6,730,382, of which one-half is due at closing in cash and stock and the remaining half to be paid after the audited March 31, 2006 financials have been prepared.

The initial purchase price and 1st installment allocation is as follows:

Purchase Price allocation:                 Initial  1st Installment

Common Stock, 681,965 shares             $      682   $      682
Additional paid in capital                1,676,113    1,676,113
Cash                                        700,000      700,000
Cash, provided by short-term notes        1,000,000    1,000,000
Additional consideration payable          3,353,587      886,588
                                         ----------   ----------
   Total purchase price                  $6,730,382   $4,263,383
                                         ==========   ==========

CQ equity (net assets and liabilities)   $  755,696   $  755,696
Intangible assets:
   Customer Lists            1,316,880                 1,316,880
   Licenses                  2,190,807                 2,190,807
   Goodwill                  2,466,999
                             ----------               ----------
                             5,974,686    5,974,686    3,507,687

                                         ----------   ----------
                                         $6,730,382   $4,263,383
                                         ==========   ==========

                    NETSOL TECHNOLOGIES INC AND SUBSIDIARIES
                 CONSOLIDATED PRO-FORMA STATEMENT OF OPERATIONS
                     FOR THE PERIOD ENDED DECEMBER 31, 2004
                                   (UNAUDITED)

                                               NetSol        CQ Systems
                                           as of 12/31/04  as of 12/31/04    Pro Forma        Pro Forma
                                            (Historical)    (Historical)     Adjustment       Combined
                                           --------------  --------------  --------------  --------------
Net Revenue                                $    4,781,532  $    2,485,266  $         --    $    7,266,798

Cost of revenue                                 1,601,655       1,550,006            --         3,151,661

                                           --------------  --------------  --------------  --------------
Gross profit                                    3,179,877         935,260            --         4,115,137

Operating expenses                              2,520,798         833,863         350,769(3)    3,705,427

                                           --------------  --------------  --------------  --------------
Income (loss) from operations                     659,079         101,397        (350,769)        409,710

Other income and (expenses)                      (354,958)          6,782            --          (348,176)

                                           --------------  --------------  --------------  --------------
Income (loss) from continuing operations          304,121         108,179        (350,769)         61,534

Minority interest in subsidiary                    14,259            --              --            14,259

                                           --------------  --------------  --------------  --------------
Net income (loss)                                 318,380         108,179        (350,769)         75,793

Other comprehensive income (loss):
     Translation adjustment                      (173,409)        (95,635)           --          (269,044)

                                           --------------  --------------  --------------  --------------
Comprehensive income (loss)                $      144,971  $       12,544  $     (350,769) $     (193,251)
                                           ==============  ==============  ==============  ==============


EARNINGS PER SHARE

Weighted -average number of
     shares outstanding                        10,755,918         100,000                      10,855,918
                                           ==============  ==============                  ==============

Income (loss) per share                    $         0.03  $         1.08                  $         0.01
                                           ==============  ==============                  ==============


NOTES:
(1)   Loss per share data shown above are applicable for primary
(2) Weighted-average number of shares outstanding for the combined entity includes all shares issued for the acquisition of 681,964 shares as if outstanding as of July 1, 2003.
(3)   Amortization of intangible assets acquired in acquisition

RESULTS OF OPERATIONS

THE YEAR ENDED JUNE 30, 2005 COMPARED TO THE YEAR ENDED JUNE 30, 2004

Net revenues for the year ended June 30, 2005 were $12,437,653 as compared to $5,749,062 for the year ended June 30, 2004. Net revenues are broken out among the subsidiaries as follows:


                                2005            %        2004         %
                            -----------   ----------  -----------   --------
Netsol USA                  $   295,725        2.38%  $   676,857     11.77%
Netsol Tech (1)               6,557,031       52.73%    3,190,049     55.49%
Netsol Private (2)              776,572        6.24%      483,788      8.42%
Netsol Connect                1,143,616        9.19%      778,598     13.54%
Netsol UK                       687,620        5.53%      356,215      6.20%
Netsol-Abraxas Australia        217,470        1.75%      263,555      4.58%
CQ Systems                    2,311,345       18.58%         --        0.00%
Netsol-TiG                      448,274        3.60%         --        0.00%
                            -----------   ----------  -----------   --------
    Total Net Revenues      $12,437,653      100.00%  $ 5,749,062    100.00%
                            ===========   ==========  ===========   ========


     (1) Refers to NetSol Technologies (Pvt.) Limited
     (2) Refers to NetSol (Private) Limited

The total consolidated net revenue for fiscal year 2005 was $12,437,653 compared to $5,749,062 in fiscal year 2004. This is a nearly 116% increase in revenue. The increase is attributable to increased sales, the acquisition of CQ Systems and the forming of the joint-venture with TiG.

The fiscal year ended June 30, 2005 was a very busy and exciting period for NetSol worldwide. The Company added a few major new customers such as DaimlerChrysler in China, Japan, and New Zealand and Toyota Leasing Thailand and China. In addition, many new customers were added in Pakistan in both the public and private sectors. NetSol signed many new alliances and partnerships in fiscal year 2005. The most significant of all was the joint venture with a UK based company, The Innovation Group ("TiG"). NetSol owns 51% of this new entity while TIG owns 49%. The partnership is designed to outsource the global IT projects of TiG to NetSol in Pakistan.

NetSol made a significant move by acquiring 100% of a UK based software company CQ Systems Ltd. in February 2005. The acquisition of CQ Systems has provided NetSol a very strong and seasoned management team with a mature, profitable, business.

NetSol's global frame agreement with DaimlerChrysler Services ("DCS") qualifies NetSol as a preferred vendor to DCS in 40 plus countries where DCS operates. As a direct result of the successful implementations of some of our current systems with DaimlerChrysler and the signing of the global frame agreement, we are noticing a significant increase in demand for LeaseSoft. Although the sales cycle for LeaseSoft is rather long, we are experiencing a 100% increase in product demonstration, evaluation and assessment by blue chip companies in the UK, Australia, Japan, Europe, North America and Pakistan. In fiscal year 2005, NetSol raised the pricing of its LeaseSoft licenses significantly due primarily to a surge in demand. In spring of 2005, one complete system was sold to Toyota Leasing Thailand ("TLT") for nearly $2.3 million that includes over $1.2 million for license fees.

A number of large leasing companies will be looking to renew legacy applications. This places NetSol in a very strong position to capitalize on any upturn in IT spending by these companies. NetSol is well positioned to sell several new licenses in fiscal year 2006 that could potentially increase the sales and bottom line. As the Company sells more of these licenses, management believes it is possible that the margins could increase to upward of 70%. The license prices of these products vary from $100,000 to an excess of $1,000,000 with additional charges for customization and maintenance of between 20%-30% each year.

The gross profit was $7,682,904 for year ended June 30, 2005 as compared with $3,049,387 for the same period of the previous year. This is a 152% increase. The gross profit percentage was 62% for the current fiscal year and 53% in the prior year. While the cost of sales and the cost of delivery of projects have both been reduced in the current year, the Company maintained all its delivery commitments and has won new business from existing and new customers. While management is striving to negotiate better pricing on new agreements, the Company has been required to react to overall general economic factors in determining its present pricing structure. The gross profit margin was also improved due to improved quality standards such as achieving the assessment of CMM Level 4 in 2004.

Operating expenses were $6,618,199 for the year ended June 30, 2005 as compared to $5,757,405 for the year ended June 30, 2004. During the years ended June 30, 2005 and 2004, the Company issued 188,972 and 48,613 restricted common shares in exchange for services rendered, respectively. The Company recorded this non-cash compensation expense of $246,650 and $48,240 for the years ended June 30, 2005 and 2004, respectively. Total professional service expense, including non-cash compensation, was $604,192 and $464,332 for the years ended June 30, 2005 and 2004, respectively. During the years ended June 30, 2005 and 2004, the Company recorded depreciation and amortization expense of $1,564,562 and $1,240,792, included in this increase is the addition of the completion of the Lahore facility. Salaries and wages expenses were $2,022,183 and $1,493,252 for the years ended June 30, 2005 and 2004, respectively, or an increase of $528,931 or 35%. The addition of the new subsidiary, CQ Systems and the forming of the joint-venture with TiG, as well as an increase in development, sales and administration employees resulted in the increase. Approximately 250 new employees were added throughout the Company during the current fiscal year. General and administrative expenses were $1,588,456 and $1,759,607 for the years ended June 30, 2005 and 2004, respectively, a decrease of $171,151. This decrease is due to consolidation of US offices, streamlining of corporate overheads and reduction of operating expenses in the Lahore facility due to elimination of building rent. In the prior year, the general and administrative expense included non-recurring expenses for moving both the headquarters office and the Pakistan companies into the new facility, $105,608 in costs for placing the convertible debenture and $122,500 for settlement of legal disputes. Also, the Company had to incur extra costs for the annual shareholders meeting including proxies mailing and other administrative related costs and travel expenses.

Selling and marketing expenses increased to $782,488 for the year ended June 30, 2005 as compared to $253,701 for the year ended June 30, 2004, reflecting the growing sales activity of the Company and the addition of the new subsidiary, CQ Systems and the joint-venture, NetSol-TIG. The Company wrote-off, as uncollectible, bad debts of $13,118 and $219,909, during the years ended June 30, 2005 and 2004, respectively.

The income from operations in fiscal year 2005 was $1,064,705 compared to a net loss from operations of $2,708,018 in fiscal year 2004. Included in these amounts are non-cash charges of depreciation and amortization of $1,564,562 and $1,240,792, settlement expenses of $43,200 and $122,500 and bad debt expense of $13,118 and $219,909, respectively. Net income in fiscal year 2005 was $663,325 compared to a net loss of $2,577,058 in fiscal year 2004 or 125.74% decrease. The current fiscal year amount includes a net reduction of $111,073 compared to an add-back of $273,159 in the prior year for the 49.9% minority interest in NetSol Connect and NetSol-TiG owned by another party. The Company also recognized non-recurring expenses including $209,848 and $137,230 expense for the beneficial conversion feature on notes payable and convertible debenture, a gain of $0 and $104,088, from writing off a note payable in one of the subsidiaries that had been paid through the issuance of stock by the parent in the prior year and, a gain of $404,136 and $216,230 from the settlement of a debt, respectively. In addition, during the current fiscal year, the Company recorded an expense of $255,130 for the fair market value of options and warrants granted. The net income per share was $0.06 in 2005 compared to a loss of $0.33 in 2004. The total weighted average of shares outstanding basic was
11.6 million and diluted was 14.8 million against basic and diluted 7.9 million in 2004.

The net EBITDA income for fiscal 2005 was $2,454,164 compared to loss for fiscal 2004 of $1,029,751 after amortization and depreciation charges of $1,564,562 and $1,240,792, income taxes of $10,416 and $76,638, and interest expense of $215,861 and 229,877, respectively. Although the net EBITDA income is a non-GAAP measure of performance we are providing it for the benefit of our investors and shareholders to assist them in their decision-making process.

LIQUIDITY AND CAPITAL RESOURCES

The Company's cash position was $1,371,727 at June 30, 2005 compared to $871,161 at June 30, 2004. In addition the Company had $205,480 compared to $391,403 in certificates of deposit. The total cash position, including the certificates of deposits, was $1,577,207 as of June 30, 2005 compared to $1,262,564 as of June 30, 2004. Net cash provided by operating activities amounted to $243,872 for the year ended June 30, 2005, as compared to used for $1,770,591 for the comparable period last fiscal year. The decrease is mainly due to an increase in accounts receivable and other assets offset by an increase in accounts payable.

Net cash used by investing activities amounted to $4,697,488 for the year ended June 30, 2005, as compared to providing $3,406,964 for the comparable period last fiscal year. The difference lies primarily in the purchase of CQ Systems and the related increase in intangible assets acquired. During the prior fiscal year, the Company had proceeds of $210,000 from the sale of a minority interest in the Company's subsidiary NetSol Connect, whereas in the current fiscal year the Company received $178,521 of additional capital from the minority interests. In addition, the Company had net purchases of property and equipment of $1,468,499 compared to $2,861,754 for the comparable period last fiscal year. The majority of this reflects the capitalized costs of the Lahore facility of approximately $1.37 million and $2.32 million, respectively.

Net cash provided by financing activities amounted to $4,826,927 and $5,774,256 for years ended June 30, 2005, and 2004, respectively. The current fiscal year included the cash inflow of $1,512,000 from the sale of common stock and $1,260,057 from the exercising of stock options and warrants, compared to $1,848,750 and $1,445,392 in the prior year, respectively. In the current fiscal year, the Company had net proceeds from loans of $1,247,351 as compared to $1,301,571 in the comparable period last year. The Company also obtained a $1,200,000 convertible debenture during the prior fiscal year. The short term notes acquired during the current fiscal year were utilized to execute the acquisition of CQ Systems.

As of June 30, 2005 the Company's working capital (current assets less current liabilities) totaled $3,458,302 compared to $410,991 as of June 30, 2004, a increase of $3,047,311. In the current fiscal year, the Company sold a total of $1,512,000 of its common stock in private placements. In fiscal 2004, the Company raised capital from financing with Maxim Group of $1.85 million, net of expenses. In addition, $1.2 million in convertible debentures were issued during the prior fiscal year and approximately $487,000 from the exercising of warrants. The Company has over $3.9 million in accounts receivable and $1.96 million in revenues in excess of billings. The Company plans on pursuing various and feasible means of raising new funding to expand its infrastructure, enhance product offerings and beef up marketing and sales activities in strategic markets. The strong growth in earnings and the signing of larger contracts with Fortune 500 customers, largely depends on the financial strength of NetSol. Generally, the bigger name clients and new prospects diligently analyze and take into consideration a stronger balance sheet before awarding big projects to vendors. Therefore, NetSol would continue its effort to further enhance its financial resources in order to continue to attract large name customers and big value contracts.

Management expects to continue to improve its cash position in the current and future quarters due to the new business signed up in the last quarter. In addition, the Company anticipates additional exercises of investor warrants and employee stock options in the current and subsequent quarters. The Company has consistently improved its cash position in last four quarters through investors' exercise of warrants, employee options exercised, private placements and the signing of new business. We anticipate this trend to continue in the current and future quarters, further improving the cash resources and liquidity position. Management is committed to implementing the growth business strategy that was ratified by the board of directors in July 2005. The company would continue to inject new capital towards expansion, grow sales and marketing and further enhancement of delivery capabilities.


NetSol's Technology Campus in Lahore was completed in May 2004 and the staff was relocated into this new building. The Phase One will easily hold up to 500 programmers, engineers and other related staff. NetSol has already experienced a very positive response to this move from the business community, our existing customers and prospective new customers worldwide. The completion of technology campus is a major milestone for NetSol, employees, customers and the shareholders. Due to its recent growth, management has already started the planning of constructing a new phase by erecting another structure behind the current building.

QUARTER ENDED SEPTEMBER 30, 2005 AS COMPARED TO THE QUARTER ENDED SEPTEMBER 30, 2004:

Net revenues for the quarter ended September 30, 2005 were $4,469,985 as compared to $2,058,305 for the quarter ended September 30, 2004. Net revenues are broken out among the subsidiaries as follows:


                                             2005            2004
                                         -------------   --------------
 Netsol USA                                       $ -        $ 170,134
 Netsol Tech                                1,662,351        1,113,859
 Netsol Private                               477,186          302,809
 Netsol Connect                               252,337          268,334
 Netsol-TiG                                   345,705                -
 Netsol UK                                    238,672          172,261
 CQ Systems                                 1,406,011                -
 Netsol-Abraxas Australia                      87,723           30,908
                                         -------------   --------------
     Total Net Revenues                   $ 4,469,985      $ 2,058,305
                                         =============   ==============

This reflects an increase of $2,411,680 or 117% in the current quarter as compared to the quarter ended September 30, 2004. The increase is attributable mostly to growth in services business, a full quarter of revenues attributed by the newly acquired CQ Systems in UK, growing outsourcing business of NetSol-TIG
(JV) and additional maintenance work. The Company's biggest revenue growth was achieved in all three of its Pakistan based subsidiaries, which generated sales both domestically and internationally. The Company has experienced solid and consistent demand for IT services in the domestic sectors of Pakistan.

NetSol made a significant move by acquiring 100% of a UK based software company CQ Systems Ltd. in February 2005. The acquisition of CQ Systems has provided NetSol a very strong and seasoned management team with a mature, profitable, business.

The Company added a few major new customers such as DaimlerChrysler in China, Japan, and New Zealand and Toyota Leasing Thailand and China. In addition, many new customers were added in Pakistan in both the public and private sectors. NetSol signed many new alliances and partnerships in fiscal year 2005. The most significant of all was the joint venture with a UK based company, The Innovation Group ("TiG"). NetSol owns 51% of this new entity while TIG owns 49%. The partnership is designed to outsource the global IT projects of TiG to NetSol in Pakistan.

NetSol's global frame agreement with DaimlerChrysler Services ("DCS") qualifies NetSol as a preferred vendor to DCS in 40 plus countries where DCS operates. As a direct result of the successful implementations of some of our current systems with DaimlerChrysler and the signing of the global frame agreement, we are noticing a significant increase in demand for LeaseSoft. Although the sales cycle for LeaseSoft is rather long, we are experiencing a 100% increase in product demonstration, evaluation and assessment by blue chip companies in the UK, Australia, Japan, Europe, North America and Pakistan. In fiscal year 2005, NetSol raised the pricing of its LeaseSoft licenses significantly due primarily to a surge in demand. In spring of 2005, one complete system was sold to Toyota Leasing Thailand ("TLT") for nearly $2.3 million that includes over $1.2 million for license fees.

A number of large leasing companies will be looking to renew legacy applications. This places NetSol in a very strong position to capitalize on any upturn in IT spending by these companies. NetSol is well positioned to sell several new licenses in fiscal year 2006 that could potentially increase the sales and bottom line. As the Company sells more of these licenses, management believes it is possible that the margins could increase to upward of 70%. The license prices of these products vary from $300,000 to an excess of $1,000,000 with additional charges for customization and maintenance of between 20%-30% each year.

The gross profit was $2,802,635 in the quarter ending September 30, 2005 as compared with $1,296,037 for the same quarter of the previous year for an increase of $905,082. The gross profit percentage remains at approximately 63% in the quarter ended September 30, 2005. In comparison to the prior quarter ended June 30, 2005, the cost of sales decreased approximately $143,528 and revenues increased $4,782 or an overall increase of 3% in gross profit.

Operating expenses were $2,130,429 for the quarter ending September 30, 2005 as compared to $1,153,971, for the corresponding period last year. The increase is mainly attributable to increased selling and marketing activities, additional employees and an increase in overall activities due to our increased marketing efforts. Depreciation and amortization expense amounted to $552,531 and $295,537 for the quarter ended September 30, 2005 and 2004, respectively, reflecting the intangible assets purchased from the CQ Systems acquisition in February 2005. Combined salaries and wage costs were $536,376 and $347,237 for the comparable periods, respectively, or an increase of $189,139 from the corresponding period last year. The addition of the new subsidiary, CQ Systems and the forming of the joint-venture with TiG, as well as an increase in development, sales and administration employees resulted in the increase. Approximately 250 new employees were added throughout the Company during the last fiscal year.

Selling and marketing expenses were $318,864 and $119,348, in the quarter ended September 30, 2005 and 2004, respectively, reflecting the growing sales activity of the Company. Professional services expense increased slightly to $123,158 in the quarter ended September 30, 2005, from $114,334 in the corresponding period last year.

Income from operations was $672,206 compared to $142,066 for the quarters ended September 30, 2005 and 2004, respectively. This represents an increase of $530,140 or 373% for the quarter compared with the comparable period in the prior year. This is directly due to improved sales activity.

Net income was $203,745 compared to $139,733 for the quarters ended September 30, 2005 and 2004, respectively. This is an increase of $151,786 or 45.81% compared to the prior year. The current fiscal quarter amount includes a net reduction of $367,213 compared to an add-back of $15,068 in the prior period for the 49.9% minority interest in NetSol Connect and NetSol-TiG owned by another party, and the 28.13% minority interest in NetSol PK. During the current quarter, the Company also recognized an expense of $6,569 compared to $37,500 for the beneficial conversion feature on convertible debentures, an expense of $9,489 compared to $28,024 for the fair market value of warrants issued and a gain of $3,641 compared to $50,274 from the settlement of a debt. Net income per share, basic and diluted, was $0.01 for the quarters ended September 30, 2005 and 2004.

The net EBITDA income was $897,407 compared to $458,359 after amortization and depreciation charges of $552,531 and $295,537, income taxes of $62,108 and $1,514, and interest expense of $79,023 and $21,575, respectively. Although the net EBITDA income is a non-GAAP measure of performance we are providing it for the benefit of our investors and shareholders to assist them in their decision-making process. The increase in amortization and depreciation is mostly attributed to the amortization of the intangible assets acquired in the purchase of CQ Systems

LIQUIDITY AND CAPITAL RESOURCES

The Company's cash position was $1,469,154 at September 30, 2005 compared to $204,850 at September 30, 2004. In addition the Company had $2,487,577 in certificates of deposit in the form of short-term investment accounts. The total cash position, including the certificates of deposits, was $3,956,731 as of September 30, 2005.

Net cash used for operating activities amounted to $1,106,844 for the quarter ended September 30, 2005, as compared to $1,062,227 for the comparable period last fiscal year. The increase is mainly due to an increase in prepaid expenses and other assets.

Net cash used by investing activities amounted to $3,220,571 for the quarter ended September 30, 2005, as compared to provided by $236,614 for the comparable period last fiscal year. The difference lies primarily in the increase in net purchases of certificates of deposits in the current fiscal year of $2,282,097 compared to net proceeds of $250,000 in the prior year. In addition, the Company had net purchases of property and equipment of $726,630 compared to $127,002 for the comparable period last fiscal year.

Net cash provided by financing activities amounted to $4,410,299 and $137,329 for the quarters ended September 30, 2005, and 2004, respectively. The quarter ended September 30, 2005 included the cash inflow of $0 compared to $220,000 from issuance of equity and $288,062 compared to $0 from the exercising of stock options and warrants. In the current fiscal period, the Company had net proceeds on loans and capital leases of $91,236 as compared to net payments of $30,967 in the comparable period last year. In addition, the Company received net proceeds of $4,031,001 from the sale of a subsidiary's common stock in an IPO on the Karachi Stock Exchange.

The Company plans on pursuing various and feasible means of raising new funding to expand its infrastructure, enhance product offerings and beef up marketing and sales activities in strategic markets. The strong growth in earnings and the signing of larger contracts with Fortune 500 customers largely depends on the financial strength of NetSol. Generally, the bigger name clients and new prospects diligently analyze and take into consideration a stronger balance sheet before awarding big projects to vendors. Therefore, NetSol would continue its effort to further enhance its financial resources in order to continue to attract large name customers and big value contracts. Management feels that a major requirement of institutional investors is a much stronger balance sheet and a healthy cash position.

Management expects to continue to improve its cash position in the current and future quarters due to the new business signed up in the last quarter. In addition, the Company anticipates additional exercises of employee stock options in the current and subsequent quarters. The Company has consistently improved its cash position in last four quarters through employees' exercise of options, the IPO of the Pakistani subsidiary, private placements, and the signing of new business. We anticipate this trend to continue in the current and future quarters, further improving the cash resources and liquidity position. Management is committed to implementing the growth business strategy that was ratified by the board of directors in July 2005. The company would continue to inject new capital towards expansion, grow sales and marketing and further enhancement of delivery capabilities.

As a growing company, we have on-going capital expenditure needs based on our short term and long term business plans. Although our requirements for capital expenses vary from time to time, for the next 12 months, we have the following capital needs:

      o In next 6 months the final payment of CQ Systems would be due based on the formula of `earn out'. This could be in the range of $1.0MN to $3.7MN
      o     Notes payable for approximately $800,000
      o Working capital of $1.0 million for UK business expansion, new business development activities and infrastructure enhancements.

While there is no guarantee that any of these methods will result in raising sufficient funds to meet our capital needs or that even if available will be on terms acceptable to the Company, we will consider raising capital through the following methods: equity based financing; warrant and option exercises. We would, however, use some of our internal cash flow to meet certain obligations as mentioned above.

The methods of raising funds for capital needs may differ based on the following:

      o Stock volatility due to market conditions in general and NetSol stock performance in particular. This may cause a shift in our approach to raise new capital through other sources such as secured long term debt.

      o Analysis of the cost of raising capital in the U.S., Europe or emerging markets. By way of example only, if the cost of raising capital is high in one market and it may negatively affect the company's stock performance, we may explore options available in other markets.

Should global or other general macro economic factors cause an adverse climate, we would defer new financing and use internal cash flow for capital expenditures.



DIVIDENDS AND REDEMPTION

It has been the Company's policy to invest earnings in the growth of the Company rather than distribute earnings as dividends. This policy, under which dividends have not been paid since the Company's inception and is expected to continue, but is subject to regular review by the Board of Directors.

                             DESCRIPTION OF PROPERTY

COMPANY FACILITIES

As of December 2003, we moved from our corporate headquarters in California to one with approximately 1,919 rentable square feet and a monthly rent of $3,934. The lease is a two-year and one-half month lease expiring in December 2005. Our current facilities are located at 23901 Calabasas Road, Suite 2072, Calabasas, California, 91302.

Other leased properties as of the date of this report are as follows:

Location/Approximate Square Feet           Purpose/Use                  Monthly Rental Expense
Australia.....................   1,140     Computer and General Office  $1,380

Beijing.......................     188     General Office               $1,900

London........................     378     General Office               $5,500

Horsham (CQ Systems)..........    6,570    Computer and General Office  $10,989

The Australian lease is a three-year lease that expires in September 2007. It is rented at the rate of $1,380 per month. It is rented at the rate of $1,380 per month. The Beijing lease is a one year lease that expires in June 2006. The monthly rent is $2,280 per month with the first two months free bringing the average monthly rent to $1,900 per month. The London operations of NetSol UK are currently conducted in leased premises operating on a month-to-month basis with current rental costs of approximately $5,500 per month. The CQ Systems facilities, located in Horsham, United Kingdom are leased until June 23, 2011 for an annual rent of (pound)75,000 (approximately $131,871.15) with an early termination option in June 2006.

Upon expiration of its leases, NetSol does not anticipate any difficulty in obtaining renewals or alternative space.

LAHORE TECHNOLOGY CAMPUS

The newly built Technology Campus was inaugurated in Lahore, Pakistan in May 2004. This facility consists of 40,000 square feet of computer and general office space. This facility is state of the art, purpose-built and fully dedicated for IT and software development; the first of its kind in Pakistan. Title to this facility is held by NetSol Technologies Pvt. Ltd. and is not subject to any mortgages. The Company also signed a strategic alliance agreement with the IT ministry of Pakistan to convert the technology campus into a technology park. By this agreement, the IT ministry has invested early 10 million Rupees (approximately $150,000) to install fiber optic lines and improve the bandwidth for the facility. NetSol has currently over 400 employees in this new facility.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


In 2002, Najeeb, Naeem and Salim Ghauri loaned $141,893 to the Company's Pakistani subsidiary for business operations at the Pakistani subsidiary, including but not limited to payroll and other office related expenses. At the time of this loan, the Company was unable to borrow funds from any third party. The loan accrues interest at 18% per annum and was understood to be due at such time as the Company was able to repay it. The principal and accrued interest of $57,776 was paid in full by offsetting funds due from the lenders as a result of option exercises in the amount of $200,973 in November 2003.

Since 2002, Najeeb, Naeem and Salim Ghauri have deferred portions of their salaries, receiving lower cash pay-outs. These deferred amounts have been used by the officers to offset funds due for option exercises.

In January 2004, we entered into employment agreements with Najeeb Ghauri, Naeem Ghauri, and Salim Ghauri. These agreements were amended effective April 1 2005. Despite this amendment, which resulted in salary increases to all three named employees, the employees have elected to defer the portion of the salary due for option exercises. These agreements are discussed in the section entitled "Executive Compensation" beginning on page 59.

In March 2004, Najeeb and Naeem Ghauri exercised options to acquire shares of common stock of the Company. At the time of the exercise, they mistakenly believed that sufficient funds were due to them from the Company and compensation deferral to pay for these options. Upon the exercise, Mr. Najeeb Ghauri owed $30,851.54 and Mr. Naeem Ghauri owed $7,249.30 to the Company. The funds due were repaid through the normal salary deferral to the Company by the end of May, in the case of Mr. Naeem Ghauri and, the end of August 2004, in the case of Mr. Najeeb Ghauri

In December 2004, Najeeb, Naeem and Salim Ghauri exercised options to acquire shares of the Company's common stock. At the time of the exercise, they mistakenly believed that sufficient funds were due to them from compensation deferral to pay for these options. Upon discovering that sufficient liabilities were not available to offset the monies due for the exercise, these shares were immediately cancelled by the Company.

In March 2005, Najeeb Ghauri executed notes dated November 28, 2003 for $80,417 and March 31, 2004 for $25,000 for the benefit of the Company to memorialize funds due to the Company for option exercises made on November 28, 2003 and March 31, 2004. In March 2005, Mr. Naeem Ghauri executed a note dated November 28, 2003 in the amount of $48,335 to memorialize funds due to the Company for option exercises made on that date. In March 2005, Mr. Salim Ghauri executed a note dated November 28, 2003 in the amount of $72,221 to memorialize funds due to the Company for option exercises made on November 28, 2003. Messrs. Ghauri executed these notes on the mistaken belief that these funds were due to the Company for these option exercises. A subsequent review of funds loaned by the officers to the Company and due to the officers for deferred compensation and bonuses demonstrated that the amounts represented by these notes were not due by these officers. Accordingly, as the notes do not reflect the amount owed, if any, and are based on a mistaken belief of both the officers and the Company, these notes have been voided effective July 2005.

In July 2005, the Company's Board of Directors approved compensation for service on the Board. This compensation is discussed in the sections entitled "Executive Compensation" and "Compensation of Directors" beginning on pages 53 and 56 respectively.

In July 2005, the Board also approved compensation for service on the Audit, Compensation and Nominating and Corporate Governance Committees. This compensation is discussed in sections entitled "Compensation of Directors" beginning on page 56.

In July 2005, the independent members of the Board of directors awarded a performance bonus of $50,000 each to Messrs. Najeeb, Naeem and Salim Ghauri in connection with the Company's performance for the fiscal year ended June 30, 2005.

The Company's management believes that the terms of these transactions were no less favorable to us than would have been obtained from an unaffiliated third party in similar transactions. Certain of the transactions, such as the exercise of options by Company employees against salary and other funds due are unavailable to unaffiliated third parties. However, the Company believes that such transactions are favorable to the Company in that the Company, which has traditionally been in a cash poor position, has not been required to use cash resources to pay salaries, expense reimbursements or loans. All future transactions with affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties, and will be approved by a majority of the disinterested directors. Nevertheless, the errors related to the March 2004 and December 2004 transactions may constitute violations of Section 13(k)(1) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") by the Company and/or the named officers. A possible violation of Section 13(k)(1) of the Exchange Act may result in an investigation by the SEC. Violations of
Section 13(k) (1) of the Exchange Act may expose the Company and the named officers to possible civil and criminal penalties.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION - Common stock of NetSol Technologies, Inc. is listed and traded on the NASDAQ SmallCap Market under the ticker symbol "NTWK."

The table shows the high and low intra-day prices of our common stock as reported on the composite tape of the NASDAQ for each quarter during the last two fiscal years. Per share stock prices have been adjusted to reflect the 1 for 5 reverse stock split which occurred in August 2003.


                             2003-04         2004-05         2005-06
--------------------     --------------    ------------    ------------
                         High      Low     High    Low     High    Low
--------------------     ----      ----    ----    ----    ----    ----

1st (ended               5.50      1.94    1.99    1.09    2.36    1.65
September 30)
--------------------     ----      ----    ----    ----    ----    ----
2nd  (ended              3.16      2.05    2.71    1.14
December 31)
--------------------     ----      ----    ----    ----    ----    ----
3rd (ended March         3.15      2.07    2.67    1.82
31)
--------------------     ----      ----    ----    ----    ----    ----
4th (ended June 30)      3.09      2.01    2.15    1.84
--------------------     ----      ----    ----    ----    ----    ----


RECORD HOLDERS - As of November 10, 2005, the number of holders of record of our common stock was 171. As of November 10, 2005, there were 14,178,711 shares of common stock issued and outstanding.


DIVIDENDS - We have not paid dividends on its Common Stock in the past and do not anticipate doing so in the foreseeable future. We currently intend to retain future earnings, if any, to fund the development and growth of its business.

                             EXECUTIVE COMPENSATION

The Summary Compensation Table shows certain compensation information for services rendered in all capacities during each of the last three fiscal years by the executive officers of NetSol who received compensation of, or in excess of, $100,000 during the fiscal year ended June 30, 2005. The following information for the officers includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.

                           SUMMARY COMPENSATION TABLE


                                                             Annual Compensation(1)         Long Term Compensation
------------------------------------------- --------------- -------------------- --------- -------------- -----------------
                                                                                             Long Term     Securities
       Name and Principal Position          Fiscal Year      Salary             Bonus      Compensation    Underlying
                                              Ended                                         Awards (2)      Options/
                                                                                            Restricted      SARs (4)
                                                                                              Stock
                                                                                             Awards(3)
------------------------------------------- --------------- -------------------- --------- -------------- -----------------
Najeeb U. Ghauri, Chairman, Director        2005            $250,000             -0-       -0-            500,000(10)
                                                                                                          500,000(11)




                                            2004            $200,000             -0-       -0-            50,000(5)
                                                                                                          50,000(6)
                                                                                                          25,000(7)
                                                                                                          20,000(8)
                                                                                                          30,000(9)

                                            2003            $120,000             -0-       -0-             -0-
------------------------------------------- --------------- -------------------- --------- -------------- -----------------
Naeem Ghauri, CEO, Director                 2005            $280,000(12)         -0-       -0-            500,000(10)
                                                                                                          500,000(11)

                                            2004            $207,900             -0-       -0-            50,000(5)
                                                                                                          50,000(6)
                                                                                                          25,000(7)
                                                                                                          20,000(8)
                                                                                                          30,000(9)

                                            2003            $125,000             -0-       -0-            -0-

------------------------------------------- --------------- ------------ ------------ ------------------- -----------------
Salim Ghauri, President, Director           2005            $150,000             -0-       -0-            500,000(10)
                                                                                                          500,000(11)

                                            2004            $110,000             -0-       -0-            50,000(5)
                                                                                                          50,000(6)
                                                                                                          25,000(7)-
                                                                                                          20,000(8)
                                                                                                          30,000(9)

                                            2003            $100,000             -0-       -0-            -0-
------------------------------------------- --------------- ------------ ------------ ------------------- -----------------
Patti L. W. McGlasson, Secretary,           2005            $100,000          $10,000
Corporate Counsel
                                            2004            $82,000                     5,000(13)         5,000(14)
                                                                                                          5,000(15)
                                                                                                          20,000(8)
                                                                                                          30,000(9)
------------------------------------------- --------------- ------------ ------------ ------------------- -----------------

(1) Other than as stated, no officers received any bonus or other annual compensation other than salaries during fiscal 2005 or any benefits other than those available to all other employees that are required to be disclosed. These amounts are not inclusive of automobile allowances, where applicable.

(2) No officers received any long-term incentive plan (LTIP) payouts or other payouts during fiscal years 2004, 2003 or 2002.

(3) All stock awards are shares of our Common Stock.

(4) All securities underlying options are shares of our Common Stock. We have not granted any stock appreciation rights. No options were granted to the named executive officers in fiscal year 2003. Options are reflected in post-reverse split numbers. All options are currently exercisable or may be exercised within sixty (60) days of the date of this prospectus and are fully vested.

(5) Includes options to purchase 50,000 shares of our common stock granted on January 1, 2004 at the exercise price of $2.21 per share. These options must be exercised within five years after the grant date.

(6) Includes options to purchase 50,000 shares of our common stock granted on January 1, 2004 at the exercise price of $3.75 per share. These options must be exercised within five years after the grant date.

(7) Includes options to purchase 12,500 shares of our common stock at $5.00 per share. These options must be exercised within five years after the grant date.

(8) Includes options to purchase 20,000 shares of our common stock at $2.65 per share. These options must be exercised within five years after the grant date.

(9) Includes options to purchase 30,000 shares of our common stock at $5.00 per share. These options must be exercised within five years after the grant date.

(10) Includes options to purchase 500,000 shares of our common stock granted on April 1, 2005 at the exercise price of $1.94 per share. 25% of these options vest each quarter beginning on the quarter ended June 30, 2005. Options must be exercised within five years after the grant date.

(11) Includes options to purchase 500,000 shares of our common stock granted on April 1, 2005 at the exercise price of $2.91 per share. 25% of these options vest each quarter beginning on the quarter ended June 30, 2005.

(12) Mr. Ghauri salary is 160,000 British Pounds Sterling. The total in this table reflects a conversion rate of 1.75 dollars per pound.

(13) In May 2004, Ms. McGlasson received 5,000 shares of common stock as a performance bonus arising out of her services as counsel for the Company. (14) Includes options to purchase 5,000 shares of common stock at the exercise price of the lesser of the $2.30 or the market price of the shares on the date of exercise less $2.00.

(15) Includes options to purchase 5,000 shares of common stock at the exercise price of $3.00 per share.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

---------------------------- ------------------- -------------------------- ---------------------- ------------------------
Name                         Shares Acquired on  Value Realized (1) ($)     Number of Unexercised  Value of unexercised
                             Exercise (#)                                   Options/SARs at fiscal in-the-money at fiscal
                                                                            year end (##)          year end ($)Exercisable
                                                                            Exercisable (2) /      (2) / Unexercisable
                                                                            Unexercisable
---------------------------- ------------------- -------------------------- ---------------------- ------------------------
Najeeb Ghauri, CFO ,         120,000             $0.00                      550,000/750,000        $0.00/$0.00
Director , Chairman

---------------------------- ------------------- -------------------------- ---------------------- ------------------------
Salim Ghauri, President,     107,500             $0.00                      550,000/750,000        $0.00/$0.00
Director

---------------------------- ------------------- -------------------------- ---------------------- ------------------------
Naeem Ghauri, CEO, Director  102,770             $0.00                      510,000/750,000        $0.00/$0.00

---------------------------- ------------------- -------------------------- ---------------------- ------------------------
Patti L. W. McGlasson,       10,000              $0.00                      60,000/0.00            $0.00/$0.00
Secretary
Corporate Counsel
---------------------------- ------------------- -------------------------- ---------------------- ------------------------

(1) The closing price of the stock at the June 30, 2005, Fiscal Year End was $1.879.
(2)   All options are currently exercisable.

EMPLOYMENT AGREEMENTS

Effective January 1, 2004, we entered into an employment agreement with Naeem Ghauri as our Chief Executive Officer. The agreement is for a base term of three years, and continues thereafter on an at will basis until terminated by either NetSol or Mr. Ghauri. The agreement provides for a yearly salary of 110,000 pounds sterling. The agreement also provides for such additional compensation as the Board of Directors determines is proper in recognition of Mr. Ghauri's contributions and services to us. In addition, the agreement provides Mr. Ghauri with options to purchase up to 100,000 shares of common stock at an exercise price of $2.21, 100,000 shares at an exercise price of $3.75 and 50,000 shares at an exercise price of $5.00. These options vest at the rate of 25% per quarter and are fully vested on December 31, 2004. These options expire on December 31, 2008. Mr. Ghauri also received options to purchase up to 20,000 shares at the exercise price of $2.65 per share and options to purchase 30,000 shares at the exercise price of $5.00 per share. These options vest immediately and are exercisable until March 25, 2009. Effective April 1, 2005, Mr. Ghauri's employment agreement was amended to increase his salary to (pound)160,000 per annum (approximately $280,000 per annum based on a exchange rate of 1.75) and, to grant him options to purchase up to 500,000 shares at the exercise price of $1.94 per share and options to purchase 500,000 shares at the exercise price of $2.91 per share. These options vest 25% per quarter commencing with the quarter ending June 30, 2005.

Effective January 1, 2004, we entered into an employment agreement with Najeeb Ghauri as Chief Financial Officer. The agreement is for a base term of three years, and continues thereafter on an at will basis until terminated by either NetSol or Mr. Ghauri. The agreement provides for a yearly salary of $200,000. The agreement also provides for such additional compensation as the Board of Directors determines is proper in recognition of Mr. Ghauri's contributions and services to us. In addition, the agreement provides Mr. Ghauri with options to purchase up to 100,000 shares of common stock at an exercise price of $2.21, 100,000 shares at an exercise price of $3.75 and 50,000 shares at an exercise price of $5.00. These options vest at the rate of 25% per quarter and are fully vested on December 31, 2004. These options expire on December 31, 2008. Mr. Ghauri also received options to purchase up to 20,000 shares at the exercise price of $2.65 per share and options to purchase 30,000 shares at the exercise price of $5.00 per share. These options vest immediately and are exercisable until March 25, 2009. Effective April 1, 2005, Mr. Ghauri's employment agreement was amended to increase his salary to $250,000 per annum and to grant him options to purchase up to 500,000 shares at the exercise price of $1.94 per share and options to purchase 500,000 shares at the exercise price of $2.91 per share. These options vest 25% per quarter commencing with the quarter ending June 30, 2005.

Effective January 1, 2004, we entered into an employment agreement with Salim Ghauri as the President and Chief Executive Officer our Pakistan subsidiary. The agreement is for a base term of three years, and continues thereafter on an at will basis until terminated by either us or Mr. Ghauri. The agreement provides for a yearly salary of $110,000. The agreement also provides for such additional compensation as the Board of Directors determines is proper in recognition of Mr. Ghauri's contributions and services to us. In addition, the agreement provides Mr. Ghauri with options to purchase up to 100,000 shares of common stock at an exercise price of $2.21, 100,000 shares at an exercise price of $3.75 and 50,000 shares at an exercise price of $5.00. These options vest at the rate of 25% per quarter and are fully vested on December 31, 2004. These options expire on December 31, 2008. Mr. Ghauri also received options to purchase up to 20,000 shares at the exercise price of $2.65 per share and options to purchase 30,000 shares at the exercise price of $5.00 per share. These options vest immediately and are exercisable until March 25, 2009. Effective April 1, 2005, Mr. Ghauri's employment agreement was amended to increase his salary to $150,000 per annum and to grant him options to purchase up to 500,000 shares at the exercise price of $1.94 per share and options to purchase 500,000 shares at the exercise price of $2.91 per share. These options vest 25% per quarter commencing with the quarter ending June 30, 2005

Effective January 1, 2004, we entered into an employment agreement with Patti L.
W. McGlasson as legal counsel. Her agreement was amended effective May 1, 2005 to provide a yearly salary of $100,000. Ms. McGlasson also received options to purchase up to 10,000 shares of common stock at an exercise price equal to the lesser of $2.30 or the market price of the shares on the date of exercise less $2.00. These options vest at the rate of 25% per quarter and are exercisable until December 31, 2008. Effective March 26, 2004, Ms. McGlasson was elected to the position of Secretary. In connection with her role as Secretary, Ms. McGlasson received options to purchase up to 10,000 shares of common stock at $3.00 per share. These options vest at the rate of 25% per quarter and are exercisable until December 31, 2008. Ms. McGlasson also received options to purchase up to 20,000 shares at the exercise price of $2.65 per share and options to purchase 30,000 shares at the exercise price of $5.00 per share. These options vest immediately and are exercisable until March 25, 2009.

All of the above agreements provide for certain paid benefits such as employee benefit plans and medical care plans at such times as we may adopt them. The agreements also provide for reimbursement of reasonable business-related expenses and for two weeks of paid vacation. The agreements also provide for certain covenants concerning non-competition, non-disclosure, indemnity and assignment of intellectual property rights. NetSol currently has two incentive and nonstatutory stock option plans in force for 2001, 2002 and 2003 and two other plans from 1997 and 1999. No options have been issued under the 1997 and 1999 plans in the past two fiscal years.

The 2001 plan authorizes the issuance of up to 2,000,000 options to purchase common stock of which 1,985,000 have been granted. The grant prices range between $.75 and $2.50.

The 2002 plan authorizes the issuance of up to 2,000,000 options to purchase common stock of which 1,418,000 options have been granted. The grant prices range between $2.21 and $5.00.

In March 2004, our shareholders approved the 2003 stock option plan. This plan authorizes up to 2,000,000 options to purchase common stock of which 876,500 have been granted. The grant prices range between $2.64 and $5.00.

In March 2005, our shareholders approved the 2004 stock option plan. This plan authorizes up to 5,000,000 options to purchase common stock of which 3,109,833 have been granted. The grant prices range between $1.50 and $2.91.

COMPENSATION OF DIRECTORS

For the 2004 term, Non-Management members of the Board of Directors of the Company receive cash compensation of $2,000 for each face to face meeting and $1,000 for each board teleconference meeting with a minimum duration of two hours. Each board member is to receive 2,000 shares of restricted common stock upon completion of the 2004 term and options to purchase up to 20,000 shares at the exercise price of $2.64 and options to acquire up to 30,000 shares at the exercise price of $5.00 per share. The options vest and are exercisable immediately.

For the 2004 term, Management members of the Board of Directors of the Company receive no cash compensation for meeting attendance but are granted options to a purchase up to 20,000 shares at the exercise price of $2.64 and options to acquire up to 30,000 shares at the exercise price of $5.00 per share. The options vest and are exercisable immediately.

For the 2005 term, Management members of the Board of Directors of the Company, which includes Mr. Najeeb Ghauri, receive no compensation for meeting attendance. However, non-management members of the Board receive cash compensation of $5,000 and options to purchase 25,000 shares of common stock at the exercise price of $1.93 and options to acquire up to 25,000 shares at the exercise price of $2.89. The options vest and are exercisable immediately.

All directors are entitled to reimbursement of approved business expenses.

The Audit Committee Chairman receives $5,000 per quarter as earned, and 5,000 shares of restricted common stock issuable upon completion of the 2005 term. The Compensation Committee Chairman receives $4,000 per quarter as earned, and 5,000 shares of restricted common stock issuable upon completion of the 2005 term. The Nominating and Corporate Governance Chairman receives $3,000 per quarter as earned, and 5,000 shares of restricted common stock issuable upon completion of the 2005 term. Each member of the Audit, Nominating and Corporate Governance and Compensation Committee shall also receive $1,250 per meeting.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

Kabani & Company's report on NetSol's financial statements for the fiscal years ended June 30, 2004 and June 30, 2005, did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles, except for a going concern uncertainty in June 30, 2004.

In connection with the audit of NetSol's financial statements for the fiscal years ended June 30, 2004 and June 30, 2005 there were no disagreements, disputes, or differences of opinion with Kabani & Company on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures, which, if not resolved to the satisfaction of Kabani & Company would have caused Kabani & Company to make reference to the matter in its report.

Saeed Kamran Patel & Co.'s report on NetSol's financial statements for the fiscal years ended June 30, 2004 and June 30, 2005, did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

In connection with the audit of NetSol's financial statements for the fiscal years ended June 30, 2004 and June 30, 2005 there were no disagreements, disputes, or differences of opinion with Saeed Kamran Patel & Co. on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures, which, if not resolved to the satisfaction of Saeed Kamran Patel & Co. would have caused it to make reference to the matter in its report.

                       WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits thereto. Statements contained in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the registration statement are not necessarily complete and each such statement is qualified in all respects by reference to the full text of such contract or document. For further information with respect to us and the common stock, reference is hereby made to the registration statement and the exhibits thereto, which may be inspected and copied at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained at prescribed rates from the Commission's Public Reference Section at such addresses. Also, the Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

We are in compliance with the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports, proxy and information statements and other information with the Commission. Such periodic reports, proxy and information statements and other information will be available for inspection and copying at the principal office, public reference facilities and Web site of the Commission referred to above.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

      We are required by our Bylaws and Certificate of Incorporation to indemnify, to the fullest extent permitted by law, each person that we are permitted to indemnify. Our Bylaws it to indemnify such parties to the fullest extent permitted by Nevada law.

      Nevada corporation law permits us to indemnify our directors, officers, employees, or agents against expenses, including attorneys fees, judgments, fines and amounts paid in settlements actually and reasonably incurred in relation to any action, suit, or proceeding brought by third parties because they are or were directors, officers, employees, or agents of the corporation. In order to be eligible for such indemnification, however, our directors, officers, employees, or agents must have acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests. In addition, with respect to any criminal action or proceeding, the officer, director, employee, or agent must have had no reason to believe that the conduct in question was unlawful.

      In derivative actions, we may only indemnify our officers, directors, employees, and agents against expenses actually and reasonably incurred in connection with the defense or settlement of a suit, and only if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests. Indemnification is not permitted in the event that the director, officer, employee, or agent is actually adjudged liable to the corporation unless, and only to the extent that, the court in which the action was brought so determines.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our controlling directors, officers, or persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is an estimate of the expenses that we expect to incur in connection with this registration. We will pay all of these expenses, and the selling stockholders will not pay any of them.

                  SEC Registration fee              $     478.85
                  Printing and engraving expenses   $     300.00*
                  Legal fees and expenses           $   1,500.00*
                  Accounting fees and expenses      $       0.00*
                  Miscellaneous                     $       0.00*
                                                    ------------

                           Total                    $   2,278.85*
                                                    ============

         * Estimate, and subject to future contingencies.

RECENT SALE OF UNREGISTERED SECURITIES

On December 16, 2003, we issued 34,843 shares, valued at $100,000, to ACB, Ltd., formerly Arab Commerce Bank, as part of a settlement of an action instituted by ACB Ltd. against NetSol. The shares were issued in reliance on an exemption available from registration under Regulation S of the Securities Act of 1933, as amended.

On December 17, 2003, NetSol entered into a loan agreement with an accredited non-U.S. investor, Noon Group. Under the terms of the loan, NetSol borrowed $100,000 from the investor. The note has an interest rate of 6% per annum. The note is due on a date that is six months from the issuance date. In the event of default by NetSol only, the note is convertible into shares of common stock at $1.95 per share, and 51,282 warrants at the exercise price of $3.25 per share which expire one year from the conversion date. The note was issued in reliance on an exemption available from registration under Regulation S of the Securities Act of 1933, as amended. While the note was not automatically convertible except in the case of a default, the company elected, prior to default and, with the agreement of the note holder, to compromise the debt with stock rather than a cash payment. On March 24, 2004, the loan was converted into 51,282 shares of NetSol's common stock.

On December 24, 2003, NetSol entered into a loan agreement with an accredited non-U.S. investor, Akhtar Group. Under the terms of the loan, NetSol borrowed $250,000 from the investor. The note has an interest rate of 6% per annum. The note is due on a date that is one hundred and twenty (120) days from the issuance date. In the event of default by NetSol only, the note is convertible into shares of common stock at $1.85 per share, and 135,135 warrants at the exercise price of $3.00 per share which expire six months from the conversion date. The note was issued in reliance on an exemption available from registration under Regulation S of the Securities Act of 1933, as amended. While the note was not automatically convertible except in the case of a default, the company elected, prior to default and, with the agreement of the note holder, to compromise the debt with stock rather than a cash payment. In addition, the detachable warrants were cancelled at this time. Effective March 8, 2004, the loan was converted into 135,135 shares of NetSol's common stock.

On February 6, 2004, NetSol issued an additional 10,352 shares valued at $35,135 for interest to ACB (formerly Arab Commerce Bank) pursuant to the terms of the legal settlement dated November 3, 2003. These shares were issued as part of the settlement agreement with Arab Commerce Bank and NetSol and were issued in reliance on an exemption available from registration under Regulation S of the Securities Act of 1933, as amended.

On March 26, 2004, NetSol issued debentures to 23 accredited investors in a principal amount of one million two hundred thousand dollars ($1,200,000). The debentures mature two years from the date of the debenture, or March 26, 2006 and bear interest at the rate of 10% per annum payable in common stock or cash at NetSol's option, on a quarterly basis. Pursuant to the terms of a supplement between NetSol and the debenture holders, the conversion rate was set at one share for each $1.86 of principal. As part of that amendment, each debenture holder is entitled to receive, only at conversion, warrants to purchase up to 50% of the shares issuable to the debenture holders at conversion at the exercise price of $3.30 per share. These warrants expire in June 2009. These debentures and warrants were issued in reliance on an exemption from registration available under Regulation D of the Securities Act of 1933, as amended.

On May 20, 2004, NetSol issued 386,362 shares of common stock and warrants to acquire up to 193,182 shares of common stock at the exercise price of $3.30 per share to 9 accredited investors. These shares and warrants were issued in reliance on an exemption from registration available under Regulation D of the Securities Act of 1933, as amended.

In June 2004, NetSol issued a total of 45,000 shares of common stock, valued at $39,240, to its directors as compensation for board service completed in January 2004. These shares were issued in reliance on an exemption from registration available under Regulation D and S of the Securities Act of 1933, as amended.

During the fiscal year ended June 30, 2004 and 2003, employees exercised options to acquire 1,067,309 and 954,983 shares of common stock in exchange for a total exercise price of $1,370,551 and $850,816, respectively.

Certain sales milestones were achieved for the NetSol Altvia subsidiary during the current year. NetSol issued 100,000 shares to Altvia as agreed in the acquisition agreement. These shares were issued in reliance on an exemption available under Regulation D of the Securities Act of 1933, as amended.

During the year, a total of 123,350 shares of NetSol's common stock, valued at $209,200, were issued to three investors as reimbursement for debts of NetSol paid by the investors. These shares were issued in reliance on an exemption available under Regulation S of the Securities Act of 1933, as amended.

In August 2004, the Company issued 50,000 shares valued at $55,960 to Westrock Advisors for consulting services. These shares were issued in reliance on an exemption from registration available under Regulation D of the Securities Act of 1933, as amended.

In August and September 2004, three holders of $150,000 in convertible debentures converted their notes into 80,645 shares of the Company's common stock.

In December 2004, 16 holders of $900,000 in convertible debentures converted their notes into 483,873 shares of the Company's common stock.

In the quarter ended December 31, 2004, the Company sold 1,250,000 shares of common stock to 4 accredited non-U.S. investors. These shares were issued in reliance on an exemption from registration available under Regulation S of the Securities Act of 1933, as amended.

In the quarter ended March 31, 2005, 681,965 shares of the Company's common stock valued at $1,676,795 was issued to ten individual United Kingdom based shareholders to acquire CQ Systems, a UK company. The shares were issued to the former CQ shareholders in reliance on an exemption from registration pursuant to Regulation S of the Securities Act of 1933, as amended.

During the quarter ended March 31, 2005, the Company issued 20,162 shares of its common stock for the exercise of warrants valued at $40,324. Such warrants were acquired as part of a private placement conducted in May 2004. During the fiscal years ended June 30, 2005 and 2004, employees exercised options to acquire 890,110 and 1,067,309 shares of common stock in exchange for a total exercise price of $1,114,733and $957,892, respectively.

In August 2005, we issued 26,882 shares as conversion of a convertible debenture originally issued to this investor in March 2004. The original issuance of the convertible debenture and the issuance of these shares were made in reliance on an exemption from registration available under Rule 506 of Regulation D of the Securities Act of 1933, as amended (the "Act").

In August, 2005, we issued a total of 28,000 shares to 3 directors of the Company as compensation for board service during the July 2004 to June 2005 period. Two of these directors are accredited U.S. residents and the issuance to them was made in reliance on an exemption from registration under Section 4(2) of the Act. One of the directors is an accredited non-U.S. resident and the issuance to him was made in reliance on an exemption from registration available under Regulation S of the Act.

In August 2005, we issued 2,500 shares to an employee and officer of the Company as compensation for service rendered. The issuance to this employee was made in reliance on an exemption from registration under Section 4(2) of the Act.



EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)   Exhibits

3.1 Articles of Incorporation of Mirage Holdings, Inc., a Nevada corporation, dated March 18, 1997, incorporated by reference as Exhibit 3.1 to NetSol's Registration Statement No. 333-28861 filed on Form SB-2 filed June 10. 1997

3.2 Amendment to Articles of Incorporation dated May 21, 1999, incorporated by reference as Exhibit 3.2 to NetSol's Annual Report for the fiscal year ended June 30, 1999 on Form 10K-SB filed September 28, 1999.

3.3 Amendment to the Articles of Incorporation of NetSol International, Inc. dated March 20, 2002 incorporated by reference as Exhibit 3.3 to NetSol's Annual Report on Form 10-KSB/A filed on February 2, 2001.

3.4 Amendment to the Articles of Incorporation of NetSol Technologies, Inc. dated August 20, 2003 incorporated by reference as Exhibit A to NetSol's Definitive Proxy Statement filed June 27, 2003.

3.5 Amendment to the Articles of Incorporation of NetSol Technologies, Inc. dated March 14, 2005 incorporated by reference as Exhibit 3 to NetSol's Interim Report on Form 10-QSB filed on May 10, 2005.

3.6 Bylaws of Mirage Holdings, Inc., as amended and restated as of November 28, 2000 incorporated by reference as Exhibit 3.3 to NetSol's Annual Report for the fiscal year ending in June 30, 2000 on Form 10K-SB/A filed on February 2, 2001.

3.7 Amendment to the Bylaws of NetSol Technologies, Inc. dated February 16, 2002 incorporated by reference as Exhibit 3.5 to NetSol's Registration Statement filed on Form S-8 filed on March 27, 2002.

4.1   Form of Common Stock Certificate.(1)

4.2   Form of Warrant.(1)

5.1 Opinion of Malea Farsai, counsel to NetSol, as to the legality of the securities being registered.(*)

10.1 Lease Agreement for Calabasas executive offices dated December 3, 2003 incorporated by reference as Exhibit 99.1 to NetSol's Current Report filed on Form 8-K filed on December 24, 2003.

10.2 Company Stock Option Plan dated May 18, 1999 incorporated by reference as Exhibit

10.2 to the Company's Annual Report for the Fiscal Year Ended June 30, 1999 on Form 10K-SB filed September 28, 1999.

10.3  Company Stock Option Plan dated April 1, 1997 incorporated by reference as
      Exhibit 10.5 to NetSol's Registration Statement No. 333-28861 on Form SB-2 filed June 10, 1997.

10.4  Company 2003 Incentive and Nonstatutory incorporated by reference as
      Exhibit 99.1 to NetSol's Definitive Proxy Statement filed February 6,
      2004.

10.5 Employment Agreement, dated January 1, 2004, by and between NetSol Technologies, Inc. and Naeem Ghauri incorporated by reference as Exhibit
      10.1 to NetSol's Quarterly Report for the Quarter ended March 31, 2004 on Form 10Q-SB filed on May 12, 2004.

10.6 Employment Agreement, dated January 1, 2004, by and between NetSol Technologies, Inc. and Najeeb Ghauri incorporated by reference as Exhibit
      10.2 to NetSol's Quarterly Report for the Quarter ended March 31, 2004 on Form 10Q-SB filed on May 12, 2004.

10.7 Employment Agreement, dated January 1, 2004, by and between NetSol Technologies, Inc. and Salim Ghauri incorporated by reference as Exhibit
      10.3 to NetSol's Quarterly Report for the Quarter ended March 31, 2004 on Form 10Q-SB filed on May 12, 2004.

10.8 Company 2001 Stock Options Plan dated March 27, 2002 incorporated by reference as Exhibit 5.1 to NetSol's Registration Statement on Form S-8 filed on March 27, 2002.

10.9 Consulting Contract, dated September 1, 1999 by and between Irfan Mustafa and NetSol International, Inc. incorporated by reference as Exhibit 10.10 to NetSol's Annual Report for the Fiscal Year Ended June 30, 2000 on Form 10K-SB filed on October 15, 2000.

10.10 Sublease Agreement between RPMC, Inc. and NetSol Technologies, Inc. dated September 20, 2002 incorporated by reference as Exhibit 10.11 to NetSol's Annual Report for the Fiscal Year Ended June 30, 2002 on Form 10K-SB filed on October 15, 2002.

10.11 Lease Agreement between Century National Insurance Company and NetSol Technologies, Inc. dated December 15, 2003 incorporated by reference as
      Exhibit 99.1 to Form 8-K filed on December 24, 2003.

10.12 Lease Agreement between Butera properties V, LLC and NetSol USA, Inc. dated June 2004

10.13 Frame Agreement by and between DaimlerChrysler Services AG and NetSol Technologies dated June 4, 2004

10.14 Promissory Note by and between NetSol Technologies, Inc. and Maxim Partners, LLC.(*)

10.15 Amendment to Employment Agreement, dated April 1 ,2005, by and between NetSol Technologies, Inc. and Naeem Ghauri. Incorporated by reference as
      Exhibit 10.8 to form 10-KSB filed on September 15, 2005.

10.16 Amendment to Employment Agreement, dated April 1, 2005, by and between NetSol Technologies, Inc. and Najeeb Ghauri. Incorporated by reference as
      Exhibit 10.9 to form 10-KSB filed on September 15, 2005.

10.17 Amendment to Employment Agreement, dated April 1, 2005, by and between NetSol Technologies, Inc. and Salim Ghauri and incorporated by reference as Exhibit 10.10 to form 10-KSB filed on September 15, 2005.

10.18 Lease Agreement with Regus Business Services (Shanghai) Ltd.(1) incorporated by reference as Exhibit 10.18 to form 10-KSB on September 15, 2005.

21.1  A list of all subsidiaries of NetSol (1)

23.1  Consent of Kabani & Company (*)

23.2  Consent of CMB Partnership (*)

23.3  Consent of Saeed Kamran Patel (*)

*Filed Herewith
(1)   Previously filed

UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

      (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any additional or changed material information on the plan of distribution.

(2) For purposes of determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) To file a post-effective amendment to remove from registration any of the securities that remains unsold at the end of the offering.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Calabasas, State of California on November 15, 2005.

                                     NETSOL TECHNOLOGIES, INC.

                                     By: /s/ Naeem Ghauri
                                        ----------------------------------------
                                        Naeem Ghauri, Chief Executive Officer




POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Naeem Ghauri, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and on his behalf to sign, execute and file this registration statement and any or all amendments (including, without limitation, post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and any and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:



         NAME AND SIGNATURE                            TITLE                            DATE
/s/ Naeem Ghauri                            Director and Chief Executive Officer     November 15, 2005
------------------------------------

/s/ Najeeb U. Ghauri                        Director and Chairman
------------------------------------
November 15, 2005

/s/Tina Gilger                              Chief Financial Officer
------------------------------------
November 15, 2005

/s/ Derek Soper                             Director
------------------------------------
November  15, 2005

/s/ Salim Ghauri                            Director and President
------------------------------------
November 15,  2005

/s/ James Moody                             Director                                 November 15, 2005
------------------------------------

/s/ Eugen Beckert                           Director                                 November 15, 2005
------------------------------------

/s/ Shahid Javed Burki                               Director
November 15, 2005